                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  X
Filed by a Party other than the Registrant ____

Check the appropriate box:
 X   Preliminary Proxy Statement        Confidential, for Use of the Commission
- ---                                 --- Only (as permitted by Rule 14a-6(e)(2))

___ Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Scanforms, Inc.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- -------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
  ___  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
  ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   X   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
  ---  and 0-11.
(1) Title of each class of securities to which transaction applies:
    Common Stock
- -------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
    3,546,648
- -------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon (a) 2,267,538 issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Scanforms, Inc. as of April 8, 1995, excluding 1,279,110 Shares which will be owned by SCFM Corp. upon consummation of the transaction for which no consideration will be paid; and (b) the merger consideration of $3.60 per Share (the "Merger Consideration") plus $509,700 payable to holders of the Options to purchase Shares in exchange for cancellation of such options. The amount of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals 1/50 of one percent of the value of the Shares (and options to purchase Shares) for which the Merger Consideration will be paid.

(4) Proposed maximum aggregate value of transaction:
$8,672,836.80
- -------------------------------------------------------------------------------
(5) Total fee paid:
$1,734.57
- -------------------------------------------------------------------------------
___ Fee paid previously with preliminary materials.
- -------------------------------------------------------------------------------
___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
- -------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
- -------------------------------------------------------------------------------
(3) Filing Party:
- -------------------------------------------------------------------------------
(4) Date Filed:
- -------------------------------------------------------------------------------

                                PRELIMINARY COPY

                                 SCANFORMS, INC.

                              --------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 1996

                              --------------------

                  A Special Meeting of Stockholders (the "Special Meeting") of Scanforms, Inc. (the "Company") will be held at 9:00 a.m., local time, on Friday, May 31, 1996 at the offices of the Company, 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602, for the following purposes:

                 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 15, 1996, as amended as of April 4, 1996 (the "Merger Agreement"), between the Company and SCFM Corp. ("SCFM"), a Delaware corporation which is wholly owned by Robert A. Samans ("Mr. Samans"), the President and Chairman of the Board of Directors of the Company, and Sebastian A. Carcioppolo ("Mr. Carcioppolo"), a director of the Company. Pursuant to the Merger Agreement, SCFM will merge with and into the Company (the "Merger"), with the Company being the Surviving Corporation. Each outstanding share of the common stock, par value $.01 per share, of the Company (the "Shares"), including approximately 138,889 Shares held by each of Messrs. Samans and Carcioppolo, and excluding those Shares held by the Company as treasury stock, Shares held by SCFM and Shares held by stockholders who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $3.60 in cash, without interest.

                 2. To transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

                  Information regarding the matters to be acted upon at the Special Meeting is contained in the accompanying Proxy Statement. The Merger Agreement sets forth in full the terms and conditions of the Merger and is attached to the Proxy Statement as Annex A.

                  The Board of Directors, upon the recommendation of a special committee of the Board of Directors ("Special Committee") consisting of one independent director who is not otherwise affiliated with the Company, has determined that the Merger is fair to the stockholders of the Company and, accordingly, has approved the Merger. In arriving at this recommendation, the Special Committee gave careful consideration to a number of factors including, as described in the accompanying Proxy Statement, the opinion of Janney Montgomery Scott, the Special Committee's financial advisor, that the consideration to be received in the Merger by holders of Shares (other than Messrs. Samans and Carcioppolo) is fair to such holders from a financial point of view. Such opinion is set forth in full and attached as Annex B to the Proxy Statement and should be read in its entirety.

                  The Board of Directors recommends a vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

                                PRELIMINARY COPY

                  The Board of Directors has fixed the close of business on ___________, 1996 as the record date for the Special Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

                                     By Order of the Board of Directors;

                                              Emma Marie Cocci
                                                 Secretary

Bristol, Pennsylvania
____________, 1996

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                PRELIMINARY COPY

PROXY

                                 SCANFORMS, INC.

                             181 Rittenhouse Circle
                        Bristol, Pennsylvania 19007-0602

           This Proxy is Solicited on Behalf of the Board of Directors

                  The undersigned stockholder of SCANFORMS, INC. hereby constitutes and appoints [ ] and [ ], and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Special Meeting of Stockholders to be held at Scanforms, Inc., 181 Rittenhouse Circle, Bristol, Pennsylvania, on May 31, 1996, at 9:00 a.m., and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock of SCANFORMS, INC. held by the undersigned which the undersigned would be entitled to vote if personally present with respect to the following matters:

   1. Approval and adoption of the Agreement and Plan of Merger, dated as of February 15, 1996, as amended as of April 4, 1996, between SCFM Corp. and Scanforms, Inc.

               [ ]  FOR       [ ]  AGAINST     [ ] ABSTAIN

   2. Upon such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

                  (Continued, and to be signed, on other side)
- -------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(s) THEREOF.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.

                                          Dated: ___________________, 1996

                                          --------------------------------
                                          Signature of Stockholder

                                          --------------------------------
                                          Signature of Stockholder

                                          Please sign your name exactly as it
                                          appears hereon. When signing as
                                          attorney-in-fact, executor,
                                          administrator, trustee or guardian,
                                          please add your title as such. When
                                          signing as joint tenants, all parties
                                          in the joint tenancy must sign. If
                                          signer is a corporation, please sign
                                          in full corporate name by duly
                                          authorized officer or officers and
                                          affix the corporate seal.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                PRELIMINARY COPY

                                 SCANFORMS, INC.
                             181 RITTENHOUSE CIRCLE
                                  KEYSTONE PARK
                        BRISTOL, PENNSYLVANIA 19007-0602
                                 (800) 523-3936

                              --------------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 1996

                              --------------------

                                  INTRODUCTION

                  This Proxy Statement is being furnished to the holders of common stock, par value $.01 per share (the "Shares" or the "Common Stock"), of Scanforms, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a special meeting of the stockholders of the Company to be held at 9:00 a.m., local time, on Friday, May 31, 1996, at the offices of the Company, 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania and at any adjournment or postponement thereof (the "Special Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement, the foregoing Notice of Special Meeting of Stockholders and the enclosed proxy card are first being mailed to stockholders on or about ______________, 1996.

                  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Proposal to be Considered at the Special Meeting

                  At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 15, 1996, as amended as of April 4, 1996 (the "Merger Agreement"), between the Company and SCFM Corp. ("SCFM"). All of the outstanding shares of the capital stock of SCFM are owned by Robert A. Samans ("Mr. Samans"), the President and Chairman of the Board of the Company, and Sebastian A. Carcioppolo ("Mr. Carcioppolo"), a director of the Company. Messrs. Samans and Carcioppolo are hereinafter referred to together as the "Management Group". A copy of the Merger Agreement is attached as Annex A to this Proxy

                                PRELIMINARY COPY

Statement. It is anticipated that, prior to consummation of the transactions contemplated by the Merger Agreement, the Management Group will transfer an aggregate of approximately 1,279,110 Shares to SCFM.

                  The Merger Agreement provides, subject to the approval of stockholders at the Special Meeting, for the merger of SCFM with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of SCFM will cease. The Merger will be effective when a properly executed Certificate of Merger is delivered to and filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The time on the date when the Certificate of Merger is filed with the Secretary of State is hereinafter referred to as the "Effective Time." At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, (i) any Shares which are held in the treasury of the Company (or by any subsidiary of the Company) or which are owned by SCFM immediately prior to the Effective Time will be canceled and cease to exist, without consideration, (ii) all remaining Shares (including approximately 138,889 Shares held by each of Messrs. Samans and Carcioppolo), other than Shares held by stockholders who properly exercise their appraisal rights under the Delaware General Corporate Law (the "DGCL") will be canceled and cease to exist and will represent only the right to receive an amount in cash equal to $3.60 per Share (the "Merger Consideration") from the Surviving Corporation, without interest, and (iii) each of the shares of common stock of SCFM outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

                  SCFM was organized by the Management Group for the purpose of enabling the Management Group, through SCFM, to acquire, pursuant to the Merger Agreement, the entire equity interest in the Company. For a description of a stock purchase warrant to be granted to Mellon Bank, N.A. ("Mellon") in connection with the financing for the Merger, see "FINANCING OF THE MERGER -- Warrant to Purchase Surviving Corporation's Common Stock." The outstanding shares of capital stock of SCFM are owned by Mr. Samans, who owns a 67.8% interest, and Mr. Carcioppolo, who owns a 32.2% interest. As a result of the Merger, stockholders of the Company who are not members of the Management Group will no longer have any equity interest in the Company. Pursuant to the Merger Agreement, SCFM is obligated to vote, or cause to be voted, all Shares that it is then entitled to vote, if any, in favor of the Merger. Each of Messrs. Samans and Carcioppolo has informed the Board of his intention to vote, or cause to be voted, all Shares that he is then entitled to vote in favor of the Merger. See "INTRODUCTION -- Voting Rights; Votes Required for Approval" and "SPECIAL FACTORS -- Purpose and Structure of the Merger," "-- Plans for the Company
After the Merger" and "--Certain Effects of the Merger."]

                                PRELIMINARY COPY

Voting Rights; Votes Required for Approval

                  At the close of business on _____________, 1996, the record date fixed for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the "Record Date") there were outstanding 3,546,648 Shares, each of which entitles the holder thereof to one vote. The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a proxy but does not have authority to vote a customer's shares) will be considered present for purposes of establishing a quorum.

                  Under the DGCL, the Merger Agreement must be approved and adopted by the holders of at least a majority of the outstanding Shares. Neither the DGCL nor the terms of the Merger Agreement requires the affirmative vote of a majority of the outstanding Shares held by stockholders not affiliated with SCFM or the Management Group. Pursuant to the Merger Agreement, SCFM is obligated to vote, or cause to be voted, all Shares that it is then entitled to vote, if any, in favor of the Merger. Each of Messrs. Samans and Carcioppolo has informed the Board of his intention to vote, or cause to be voted, all Shares that he is then entitled to vote in favor of the Merger. As of the Record Date, an aggregate of 1,556,888 Shares or approximately 43.9% of the outstanding Shares entitled to vote at the Special Meeting were beneficially owned by the Management Group. Accordingly, the affirmative vote of the holders of 216,436 Shares or approximately 11% of the outstanding Shares (excluding Shares beneficially owned by the Management Group) is required to approve and adopt the Merger Agreement.

                  Holders of Shares who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of
Section 262 of the DGCL will have the right to receive cash payment for the "fair value" of their Shares. Any stockholder contemplating the exercise of such appraisal rights should carefully review Section 262 of the DGCL, particularly the procedural steps required to perfect appraisal rights, a description of which is provided herein under "DISSENTERS' RIGHTS". A stockholder who fails to comply with such procedural requirements will lose such holder's appraisal rights and will be entitled to receive the Merger Consideration for the Shares held by such stockholder. See "DISSENTERS' RIGHTS" and "Section 262 of the Delaware General Corporation Law," attached to this Proxy Statement as Annex C.

Proxies

                  All Shares represented by executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve and adopt the Merger Agreement and, in the discretion of the persons named in the proxy, on such other matters

                                PRELIMINARY COPY

as may properly be presented at the Special Meeting. Abstentions and broker non-votes will have the effect of a vote against the Merger Agreement.

                  A stockholder may revoke his or her proxy at any time prior to its use by (i) delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or (ii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

                  The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. The Company will reimburse brokers and certain other persons for their charges and expenses in forwarding proxy materials to the beneficial owners of Shares held of record by such persons.

                              SOURCE OF INFORMATION

                  Except as otherwise indicated herein, the information appearing in this Proxy Statement concerning the Company, SCFM and the Management Group has been supplied by the Company, SCFM and the Management Group, respectively, or is based upon publicly available documents on file with the Securities and Exchange Commission (the "Commission") and other public records. The Company assumes no responsibility for the accuracy or completeness of the information furnished by SCFM or the Management Group or contained in such documents and records other than those documents filed or recorded by the Company or for any failure of SCFM or the Management Group to disclose events that may have occurred and may affect the significance or accuracy of such information and that are unknown to the Company. All other information in this Proxy Statement has been supplied by the Company. Neither SCFM nor the Management Group assumes any responsibility for the accuracy or completeness of the information furnished by the Company or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of such information and that are unknown to either SCFM or the Management Group.

                  The date of this Proxy Statement is _____________, 1996.

                              AVAILABLE INFORMATION

                  The Company, SCFM and the members of the Management Group have filed with the Commission a Rule 13e-3 transaction statement (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all the information contained in the Schedule 13E-3,

                                PRELIMINARY COPY

including the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                  The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act relating to its business, financial statements and other matters.

                  The Schedule 13E-3, including the exhibits thereto, as well as such reports, proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Shares are included in the Nasdaq Small Cap Market of the Nasdaq National Market ( the "Nasdaq Small Cap Market"). Reports, proxy materials and other information should be available for inspection at the offices of The Nasdaq, 1735 K Street, Washington, D.C. 20006.

                  No person has been authorized to give any information or make any representation on behalf of the Company, SCFM or the Management Group not contained herein and, if given or made, such information must not be relied on as having been authorized.

                                PRELIMINARY COPY

                                TABLE OF CONTENTS

INTRODUCTION......................................................................................................i
                  Proposal to be Considered at the Special Meeting................................................i
                  Voting Rights; Votes Required for Approval....................................................iii
                  Proxies  .....................................................................................iii

SOURCE OF INFORMATION............................................................................................iv

AVAILABLE INFORMATION............................................................................................iv

SUMMARY...........................................................................................................1

SPECIAL FACTORS .................................................................................................13
                  Background of the Merger.......................................................................13
                  Recommendations of the Special Committee, the Board and the Management
                           Group; Fairness of the Merger.........................................................22
                  Opinion of the Special Committee's Financial Advisor...........................................28
                  Purpose and Structure of the Merger............................................................33
                  Plans for the Company After the Merger.........................................................36
                  Certain Effects of the Merger..................................................................38
                  Interests of Certain Persons in the Merger; Conflicts of Interest .............................38
                  Certain Federal Income Tax Consequences of the Merger..........................................39
                  Accounting Treatment of the Merger.............................................................41
                  Risk of Fraudulent Conveyance .................................................................42
                  Regulatory Approvals...........................................................................43

THE MERGER AGREEMENT.............................................................................................43
                  General  ......................................................................................43
                  Effective Time of the Merger...................................................................43
                  Surviving Corporation..........................................................................44
                  Consideration to be Received By Stockholders of the Company....................................44
                  Representations and Warranties.................................................................45
                  Agreements and Covenants.......................................................................47
                  Conditions to the Merger.......................................................................48
                  Termination, Amendment and Waiver .............................................................49
                  Fees and Expenses..............................................................................50

TREATMENT OF EMPLOYEE STOCK OPTIONS..............................................................................51

REGULATORY APPROVALS.............................................................................................52


DISSENTERS' RIGHTS...............................................................................................52

FINANCING OF THE MERGER..........................................................................................55

OWNERSHIP OF SHARES..............................................................................................58
                  General  ......................................................................................58
                  Stock Purchases by the Company, SCFM, the Management Group and Their
                           Affiliates............................................................................59
                  Beneficial Ownership of Shares and Transactions in Shares By Certain Persons ..................59

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY..................................................................60

DIRECTORS AND OFFICERS OF SCFM...................................................................................62

INFORMATION CONCERNING THE MANAGEMENT GROUP AND SCFM.............................................................62

BUSINESS OF THE COMPANY..........................................................................................63
                  Properties.....................................................................................64
                  Legal Proceedings..............................................................................64

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY.........................................................65

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION............................66
                  Results of Operations..........................................................................66
                  Liquidity and Capital Resources................................................................68

MARKET PRICE FOR THE SHARES......................................................................................70

DIVIDENDS         ...............................................................................................71

INDEPENDENT AUDITORS.............................................................................................71

TRANSACTION OF OTHER BUSINESS....................................................................................71

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................72

                                PRELIMINARY COPY

                                     SUMMARY

                  The following Summary is furnished in order to assist the holders of Shares in their review of this Proxy Statement. The summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to, and qualified in its entirety by reference to, the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto and the documents incorporated by reference herein. Stockholders are urged to read carefully this Proxy Statement, including the documents incorporated by reference herein and the Annexes hereto in their entirety.

GENERAL

Time, Place, Date of Special
Meeting....................... The Special Meeting of Stockholders of the
                               Company will be held at the Company's offices at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007 on Friday, May 31, 1996, at 9:00 a.m., local time.

Record Date................... Only holders of record of Shares at the close of business on _________, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 3,546,648 Shares, each of which entitles the holder thereof to cast one vote with respect to the Merger at the Special Meeting. See INTRODUCTION -- Voting Rights; Votes Required for Approval.

Purpose of the Special Meeting;
Quorum; Vote Required......... At the Special Meeting, the stockholders of the
                               Company will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. See "INTRODUCTION -- Proposal to Be Considered at the Special Meeting." The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast is necessary to constitute a quorum at the Special Meeting. Under the DGCL, the Merger Agreement must be approved by the holders of at least a majority of the outstanding Shares.

                                PRELIMINARY COPY

                               Neither the DGCL nor the terms of the Merger
                               Agreement requires the affirmative vote of a majority of the outstanding Shares held by stockholders not affiliated with SCFM or the Management Group. Pursuant to the Merger Agreement, SCFM is obligated to vote all shares that it is then entitled to vote, if any, in favor of the Merger. The members of the Management Group have informed the Board of their respective intentions to vote all of the Shares each is then entitled to vote in favor of the Merger. As of the Record Date, an aggregate of approximately 43.9% of the outstanding Shares entitled to vote at the Special Meeting were beneficially owned by the Management Group. Accordingly, the affirmative vote of the holders of approximately 11% of the outstanding Shares (excluding Shares held by the Management Group) is required to approve and adopt the Merger Agreement. See "INTRODUCTION -- Voting Rights; Votes Required for Approval."

Structure of the Merger....... Pursuant to the Merger Agreement, SCFM will merge with and into the Company, with the Company being the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, (i) any Shares which are held in the treasury of the Company (or by any subsidiary of the Company) and any Shares owned by SCFM immediately prior to the Effective Time will be canceled and cease to exist, without consideration, (ii) all remaining Shares (including approximately 138,889 Shares held by each of Messrs. Samans and Carcioppolo at such time), other than Shares held by stockholders who properly exercise their appraisal rights under the DGCL, will be canceled and cease to exist and will represent only the right to receive an amount in cash equal to $3.60 per Share from the Surviving Corporation, without interest, and
                               (iii) each of the outstanding shares of common

                                PRELIMINARY COPY

                               stock of SCFM immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. See "INTRODUCTION -- Proposal to be Considered at the Special Meeting," "SPECIAL FACTORS -- Purpose and Structure of the Merger," "-- Interests of Certain Persons in the Merger; Conflicts of Interest," "TREATMENT OF EMPLOYEE STOCK OPTIONS" and "THE MERGER AGREEMENT -- Consideration to be Received by Stockholders of the Company."

SPECIAL FACTORS

Background of the Merger.....  On February 15, 1996, the Company and SCFM
                               entered into the Merger Agreement providing for the merger of SCFM into the Company, as a result of which the entire equity interest in the Company will be beneficially owned by the Management Group. For a description of the events leading up to the execution of the Merger Agreement, see "SPECIAL FACTORS -- Background of the Merger."

Recommendations of the Special
Committee, the Board and the
Management Group.............  Each of the Special Committee, the Board and the
                               Management Group has determined that the Merger is fair to the Company's stockholders, other than the Management Group, from a financial point of view. The Board recommends a vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "SPECIAL FACTORS -- Recommendations of the Special Committee, the Board and the Management Group."

Opinion of Financial Advisor.. Janney Montgomery Scott ("Janney"), a nationally recognized investment banking firm, has rendered its written opinion to the Special Committee of the Board to the effect that the Merger is fair, from a financial point of view, to holders of

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                               Shares who are unaffiliated with the Management
                               Group and SCFM. In connection with its opinion, Janney performed certain analyses including, but not limited to, the following: (1) analysis of operating results and financial condition; (2) analysis of comparable publicly traded companies;
                               (3) discounted cash flow analysis; and (4) comparison of the Merger Consideration to historical stock price. The full text of Janney's written opinion, dated as of the date of the mailing of this Proxy Statement, confirming its prior written opinion to the Board dated February 15, 1996, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached to this Proxy Statement as Annex B. HOLDERS OF SHARES ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. For additional information relating to the opinion of Janney, see "SPECIAL FACTORS -- Opinion of the Special Committee's Financial Advisor."

Plans for the Company after
the Merger.................    Upon consummation of the Merger, the Company will
                               be highly leveraged and, accordingly, it is not contemplated that the Company will seek to make material acquisitions of other businesses pending the substantial reduction of its indebtedness unless it obtains additional equity and/or debt financing for such purpose. The Company has not formulated any specific plans in the event the Merger is not consummated. See "SPECIAL FACTORS
                               -- Plans for the Company after the Merger."

Certain Effects of the Merger. As a result of the Merger, the Management Group will own the entire equity interest in the Company and will thereby be entitled to 100% of the Company's net assets and earnings. For a description of a stock purchase warrant to be granted to Mellon in connection with the financing for the Merger, see "FINANCING OF

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                               THE MERGER--Warrant to Purchase Surviving
                               Corporation's Common Stock." Therefore, following
                               the Merger, the present holders of the Shares
                               (other than the members of the Management Group)
                               will no longer have an equity interest in the
                               Company and will no longer share in future
                               earnings and growth of the Company, the risks
                               associated with achieving such earnings and
                               growth, or the potential to realize greater value
                               for their Shares through corporate opportunities
                               that may be pursued by the Company in the future.
                               Instead, each such holder of Shares will have
                               only the right to receive the Merger
                               Consideration for each Share held or to seek
                               appraisal rights as described under the caption
                               "DISSENTERS' RIGHTS." If the Merger is
                               consummated, the Management Group intends to
                               cause the Company to terminate the registration
                               of the Shares under the Exchange Act and the
                               Company's obligation to file reports, proxy
                               statements and other information with the
                               Commission. See "SPECIAL FACTORS -- Certain
                               Effects of the Merger."
Interests of Certain Persons
in the Merger; Conflicts of    It is anticipated that, as of the Effective Time,
Interests......                SCFM and the Management Group will own
                               beneficially an aggregate of approximately 43.9% of the outstanding Shares and may be deemed to control the Company. The outstanding shares of capital stock of SCFM are owned by the members of the Management Group: Mr. Samans owns a 67.8%
                               interest, and Mr. Carcioppolo owns a 32.2% interest. Mr. Samans is the President and Chairman of the Board of the Company and Mr.
                               Carcioppolo is a director of the Company. Because the Board of Directors of the Company is composed of 3 directors and the DGCL requires a merger agreement to be approved by a majority of a Delaware corporation's Board, Messrs. Samans and
                               Carcioppolo participated in the vote of the Board concerning the Merger and the Merger Agreement.


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                               It is anticipated that each of Messrs. Samans and
                               Carcioppolo will receive approximately $500,000 in Merger Consideration for Shares held beneficially by each of them at the Effective Time.

                               Certain executive officers of the Company are the holders of options to purchase Shares under the Scanforms, Inc. 1992 Stock Option Plan (the "Stock Option Plan"). Each such executive officer will receive, along with all other holders of options under the Stock Option Plan, in exchange for their options a cash payment from the Company equal to the excess, if any, of the Merger Consideration over the per Share exercise price of each option held by such executive officer. It is anticipated that, as of the Effective Time, such executive officers will be entitled to receive an aggregate of approximately $315,200 in the Merger upon cancellation of options to purchase an aggregate of 125,000 Shares held by such executive officers (based on the Merger Consideration of $3.60 per Share). See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger; Conflicts of Interest", "OWNERSHIP OF SHARES -- General," "OWNERSHIP OF SHARES -- Beneficial Ownership of Shares and Transactions in Shares by Certain Persons," "TREATMENT OF EMPLOYEE STOCK OPTIONS."

                               SCFM and the Company have agreed in the Merger Agreement that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and the Company's subsidiaries as provided in their respective Certificates of Incorporation or bylaws or otherwise in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect after the Effective Time for the benefit of the officers and directors of the Company. See "SPECIAL

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                               FACTORS -- Interests of Certain Persons in the
                               Merger; Conflicts of Interest", and "MERGER
                               AGREEMENT-- Agreements and Covenants."

Certain Federal Income Tax
Consequences...............    The receipt of cash for Shares pursuant to the
                               Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue
                               Code of 1986, as amended (the "Code"), and also may be a taxable transaction under applicable state, local, foreign and other tax laws. See
                               "SPECIAL FACTORS -- Certain Federal Income Tax
                               Consequences of the Merger."

THE MERGER AGREEMENT

Effective Time of the Merger.. The Merger will become effective upon the delivery to and filing with the Secretary of
                               State of the State of Delaware of a properly
                               executed Certificate of Merger, which delivery
                               and filing will be made as soon as practicable
                               after the Special Meeting and the obtaining of
                               all consents and approvals and the expiration of
                               all waiting periods contained in the Merger
                               Agreement as conditions to the Merger have been
                               met or waived. The Company, SCFM and the
                               Management Group anticipate that the Merger will
                               be consummated as promptly as practicable
                               following the Special Meeting and the
                               finalization of financing for the Merger. See
                               "THE MERGER AGREEMENT -- General" and "--
  Conditions to                Effective Time of the Merger."
  Consummation of
  the Merger.................. The respective obligations of the Company, on the one hand, and SCFM, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (as permitted under the terms of the Merger Agreement) of the following conditions, among others: (a) the absence of an order in effect which restrains or prohibits the consummation of the Merger; (b) the approval of


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                               the Merger by the holders of a majority of the
                               outstanding Shares at the Special Meeting; (c) the availability to the Company (or SCFM) of satisfactory financing commitment(s) from (i) Mellon pursuant to its offer and Outline of Terms, each dated February 5, 1996 (such offer and Outline of Terms are hereinafter referred to the "Mellon Offer" and the "Mellon Outline of Terms", respectively), (ii) any other reputable banking institution satisfactory to the Special Committee on terms not materially different from those set forth in the Mellon Offer and Mellon Outline of Terms, or (iii) any other source which is satisfactory to the Special Committee and the terms of which are satisfactory to the Special Committee; (d) the perfection of dissenting stockholders' appraisal rights pursuant to
                               Section 262 of the DGCL by stockholders owning no more than 300,000 Shares; (e) the absence of any injunction or other order preventing the consummation of the Merger or any pending government proceeding seeking any of the foregoing; (f) the truth and correctness, in all material respects, as of the date made and as of the closing date of the representations and warranties of each of the parties to the Merger Agreement; and (g) the performance and compliance in all material respects of each of the parties with the covenants and agreements required by the Merger Agreement to be performed by such parties prior to or on the closing date. The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver (as permitted by the terms of the Merger Agreement), among other conditions, of the condition that the opinion of the Company's Financial Advisor shall not have been withdrawn prior to the mailing of this Proxy Statement to the Company's stockholders. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger."

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Termination of the Merger
Agreement..................    The Merger Agreement may be terminated at any
                               time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company: (a) by mutual consent of the Board of Directors of SCFM and the Board of Directors of the Company (acting upon the recommendation of the Special Committee in its sole discretion); (b) by either SCFM or the Company (acting upon the recommendation of the Special Committee in its sole discretion) if the Merger has not been consummated on or before August 31, 1996 (other than as a result of a breach of the Merger Agreement by the party seeking termination); or (c) by either SCFM or the Company (acting upon the recommendation of the Special Committee) in the event of any final and nonappealable order, decree or ruling restraining, enjoining or otherwise prohibiting the Merger; (d) by either SCFM or the Company
                               (acting upon the recommendation of the Special
                               Committee in its sole discretion) if any persons shall have acquired beneficial ownership of, or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder but not including SCFM or its stockholders), shall have been formed which beneficially owns, 50% or more of the Shares; (e) by either SCFM or the Company if the Board
                               (acting upon the recommendation of the Special
                               Committee in its sole discretion) determines that it is unable, consistent with its fiduciary duties, to recommend that the stockholders of the Company approve the Merger in accordance with the provisions of the Merger Agreement; (f) by SCFM or the Company (acting upon the recommendation of the Special Committee in its sole discretion) if either of them reasonably determines that an Acquisition Proposal (as defined in the Merger
                               Agreement and described herein) constitutes a Superior Proposal (as defined in the Merger


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                               Agreement and described herein); provided,
                               however, that the Company may not terminate the Merger Agreement pursuant to this provision unless (i) ten business days have elapsed after delivery to SCFM of a written notice of such determination and, during such ten business day period, the Company shall have fully cooperated with SCFM, including, without limitation, informing SCFM of the terms, conditions and proponent(s) of such Acquisition Proposal, (ii) at the end of such ten business day period the Special Committee shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, and (iii) promptly thereafter the Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal. See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

Amendment to and Waiver of
Terms and Provisions
of the Merger Agreement....    Any term or provision of the Merger Agreement
                               (other than the requirement for stockholder approval, if required by applicable law, or a term or provision that expressly provides otherwise) may be waived by the party that is entitled to the benefits thereof. The Merger
                               Agreement may be amended by the parties by action of their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee) at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment may be made that reduces the amount of cash into which Shares are to be converted as provided in the Merger
                               Agreement without further approval of
                               stockholders. See "THE MERGER AGREEMENT --
                               Termination, Amendment and Waiver."

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Fees and Expenses...........   The Company has agreed to pay all costs and
                               expenses reasonably incurred by or on behalf of the Management Group or SCFM in connection with the Merger Agreement and the transactions contemplated therein, up to $250,000, whether or not the Merger is consummated. See "THE MERGER AGREEMENT -- Fees and Expenses."

TREATMENT OF EMPLOYEE STOCK
OPTIONS ....................   Holders of options to purchase Shares under the
                               Stock Option Plan will receive a cash payment from the Company equal to the excess, if any, of the Merger Consideration over the per Share exercise price of each option, subject to applicable federal, state and local tax withholdings, multiplied by the number of Shares covered by the option. As of March 31, 1996 options to purchase an aggregate of 205,000
                               Shares at exercise prices between $.30 and $1.69 were outstanding under the Stock Option Plan. See
                               "TREATMENT OF EMPLOYEE STOCK OPTIONS."

DISSENTERS' RIGHTS..........   Holders of Shares who follow the procedures set
                               forth in Section 262 of the DGCL will be entitled to have their Shares appraised by the Delaware
                               Court of Chancery and to receive payment in cash of the "fair value" of such Shares. A holder of Shares wishing to exercise such holder's appraisal rights must strictly comply with the provisions of Section 262 of the DGCL, including, but not limited to, (i) not voting in favor of the Merger and (ii) delivering to the Company, prior to the vote on the Merger at the Special
                               Meeting, a written demand for appraisal of such holder's Shares. Any stockholder contemplating the exercise of appraisal rights should carefully review Section 262 of the DGCL, particularly the procedural steps required to perfect appraisal rights. See "DISSENTERS' RIGHTS" and Annex B
                               "Section 262 of the Delaware General Corporation
                               Law."

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FINANCING OF THE MERGER....    The total amount of funds required to pay the
                               Merger Consideration to holders of all
                               outstanding Shares (including approximately
                               138,889 Shares held by each of Messrs. Samans and Carcioppolo, and excluding any Shares held by the Company as treasury stock, and Shares held by SCFM and to pay related expenses in connection with the Merger is expected to be approximately $8.5 million. It is anticipated that these funds will be provided from bank financing to be obtained pursuant to a loan agreement between the Company and Mellon to provide to the Company a term loan in the amount of $4.5 million and a reducing revolving line of credit with an initial maximum availability of $4.0 million. See "FINANCING OF THE MERGER."



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                                 SPECIAL FACTORS

Background of the Merger

                  During the latter part of January 1995, the Company's Chairman, Robert A. Samans, had informal conversations with the president of a publicly held company engaged in the printing industry ("Company A") concerning their respective businesses. Mr. Samans and the Board were concerned, at that time, that the Company seemed to be too small, and its market capitalization and market following seemed to be too modest, for its stock to command the type of attention and multiples in the market that they felt were warranted for a quality competitor in the direct mail advertising business. The representative bid price of the Shares on the Nasdaq Small Cap Market during the last five trading days of January 1995 ranged from $1.69 (on 2,300 shares traded) to $2.00 per share (on 300 shares traded); moreover, at that time the stock had a 52 week high/low of $2.38 and $1.50, respectively, and fewer than 50,000 Shares had traded in all but three of the previous 52 weeks. The Company's net sales had risen from $19.3 million for fiscal year 1992 to $22.5 million for fiscal 1993 and settled at $22.2 million in 1994; however, profitability had risen almost fourfold (from $.10 to $.39 per share) over that period of time. The first quarter of fiscal 1995 reflected a significant increase in net sales, from approximately $6.5 million for the 1994 first quarter to approximately $7 million in the 1995 period, with earnings up almost 50%.

                  The president of Company A advised Mr. Samans during the January 1995 meeting that Company A might be interested in making a merger proposal to the Company. On February 2, 1995, a letter of intent was submitted by Company A contemplating a merger of the Company into Company A, with all stockholders of the Company receiving the equivalent of $3.00 value per Share in the form of Company A stock valued on the date of the proposed merger. The proposal sought an option on all Shares owned by Mr. Samans and all of the Company's directors and officers and required exclusive transactional rights through June 30, 1995. It was also a condition of Company A's proposal that satisfactory agreements be reached for the continued employment of Mr. Samans, as well as other unnamed employees. The public stockholders of the Company would not have received any cash under the terms of this proposal.

                  On February 16, 1995 the Company received an unsolicited preliminary discussion point memorandum from a privately held company engaged in the printing industry ("Company B") suggesting a merger with the Company which, in effect, would cause the stockholders of the Company to be continuing stockholders in the merged entity along with the few existing stockholders of Company B; thus, the public stockholders of the Company would not have received any cash under the terms of this proposal. The proposal also envisioned a significantly disproportionate (i.e., higher) multiple of earnings for valuation of the stock of Company B than for the Company's Shares and contained special provisions relating to Mr. Samans, including an option to sell his Shares in the resulting entity back to that entity. This preliminary discussion memorandum,

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though considered by the Board, did not result in any subsequent proposal or offer.

                  A special meeting of the Board was held on February 20, 1995 to discuss the above developments. The Board's consensus was that the Company's prospects for the future were favorable and that, while the Board was willing to explore a sale or change of control transaction, the Board would approve such a transaction only if it resulted in a price or value to the Company's stockholders which was fair from a financial point of view and sufficiently attractive to justify the Company in changing from its current course of operating and growing on an independent basis. Mr. Samans advised the Board that Company A appeared to be willing to increase its per share valuation of Company stock to $3.25 in value of Company A stock, but insisted on a $500,000 fee in the event the transaction did not occur ("break up fee") and an agreement by the Company not to solicit other offers ("no solicitation agreement"). At that meeting, in light of Company A's interest in acquiring an option on Mr. Samans' Shares and the condition to Company A's proposal that a satisfactory employment and non-competition agreement be negotiated with Mr. Samans, the Board was advised that it was appropriate for it to create a committee of independent Board members and that a qualified financial advisor should be retained to assist in evaluating the Company and other companies which may express an interest in acquiring the Company, to advise the independent directors and the Board, and to render a fairness opinion, if a transaction eventuated. Joel R. Jacks ("Mr. Jacks") and Mr. Carcioppolo were appointed to serve as the members of a committee of independent directors ("Special Committee"), with Mr. Jacks serving as Chairman. The Special Committee was asked to recommend to the Board from time to time whether the Company should pursue any currently proposed or other sale or change of control transactions or, alternatively, whether the Company should maintain its independent status. In addition, the Special Committee was authorized to recommend the retention of financial advisors. It was the expressed sense of the Board at that meeting that the Company not commit to a change in its independent status, but merely entertain proposals that may be forthcoming and attempt to avoid the necessity of entering into any peremptory lock-up or option agreements.

                  On March 1, 1995, Company A revised its proposed letter of intent, and reduced the amount of the proposed break-up fee to $100,000 or $350,000, depending on the circumstances of the termination. On March 2, 1995, the Company issued a press release to the effect that the Board had received and was evaluating two merger proposals (i.e., the two proposals referred to above) and that each contemplated that the Company's stockholders would own stock in a merged entity having a market value representing a premium over the closing price on the date of the press release of $2.25 per share. The release stated that the Board was continuing to evaluate the proposals, and any others that may be presented, but had not determined whether the most desirable course of action would be to engage in such a transaction or to remain independent. The release also advised that the Board had appointed a Special Committee and that the Special Committee expected to retain a financial advisory firm.

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                  The Special Committee, as directed at the February 20, 1995
Board meeting, conducted a search for a financial advisor, which eventually resulted in interviews with three finalists. The Special Committee selected Janney primarily on the basis of Janney's presentation, experience, and knowledge of the industry in which the Company competes, the quality of the team of personnel that Janney committed to the assignment and its fee structure. On March 2, 1995, the Special Committee executed an Agreement, pursuant to authority of the Board, retaining Janney as financial advisor to the Board. The agreement with Janney provided for a $90,000 fee for financial advice and for rendering a fairness opinion in connection with a proposed transaction, payable $20,000 upon acceptance, $20,000 on the date Janney renders an opinion to the Board in connection with a merger or other acquisition transaction (a "merger"), $35,000 on the date the Company files a registration statement or proxy statement with the Commission and $15,000 on the effective date of a merger. In addition, a formula-based fee would be payable on the effective date of a merger, but only if the total consideration received by the Company's stockholders in connection with a merger exceeds $13,200,000, as follows: 5% of any consideration between $13.2 million and $14.2 million; plus 4% of any consideration between $14.2 million and $15.2 million; plus 3% of any consideration between $15.2 million and $16.2 million; plus 2% of any consideration between $16.2 million and $17.2 million, plus 1% of any consideration in excess of $17.2 million. Total consideration, for such purposes, would consist of the sum of all cash, notes, stock, other securities and assets received by the stockholders of the Company in connection with the merger, valued at their cash or fair market value on the effective date of the Merger and would include the total in-the-money value of all outstanding stock options assumed, purchased or exchanged. In addition, the Company agreed to reimburse Janney for all reasonable out-of-pocket expenses incurred by it in connection with its activities, including reasonable fees and costs of counsel up to $7,000, payable only if the Company has filed a preliminary proxy statement referring to an opinion given by Janney. The agreement was to terminate on August 31, 1995 in the event a merger was not consummated by that time, unless extended. There will be no formula-based fee due Janney on the basis of the terms of the proposed Merger described herein.

                  The Company issued a press release on March 6, 1995, stating that Janney had been retained to provide assistance to the Company in connection with consideration of any proposals. At a March 14, 1995 meeting of the Special Committee, a representative of Janney advised that, based on a preliminary review, the $3.25 per Share revised proposal from Company A would appear to be at the bottom end of the range of fairness.

                  Janney, on March 20, 1995, met with and made a presentation to Company A in response to Company A's March 1, 1995 revision of its proposed letter of intent. This resulted in a further revision of Company A's letter of intent on March 28, 1995, which increased to $3.50 the proposed value of each Company A share which would be issued to Company stockholders, with certain provisions which would adjust that value if the price of Company A stock varied within a 30% price range. The proposed break-up fee was again increased to $500,000.

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                  At a combined meeting of the Board and the Special Committee on April 5, 1995, it was reported that discussions with Company A had been proceeding on two levels; first, on the proposal to merge and, secondly, on a proposal by Company A to Mr. Samans which would provide various benefits to Mr. Samans, such as a continuing equity interest and an employment agreement, as an inducement for him to remain with Company A after the merger, since it was a condition to Company A's proposal that Mr. Samans stay on with Company A after the merger and operate the acquired assets as well as certain assets of Company
A. Mr. Samans advised the Special Committee members at that meeting, and at a subsequent meeting on April 7, 1995, that Company A had reduced the proposals concerning his personal involvement from those originally suggested by Company A and that, while he would consider some reduction in the terms originally proposed, he would not be interested if he concluded that the proposal to him were to be materially reduced.

                  The Board and the Special Committee met again on May 1, 1995, at which time Mr. Samans advised that he was unable to reach agreement with Company A with respect to his personal situation. The Special Committee determined that, in light of the fact that satisfactory arrangements with Mr. Samans were a predicate to Company A's proposal, an impasse had developed and the Company should proceed to test the market to determine whether other proposals for a transaction were forthcoming, again without committing the Company to a path whereby it would lose its independence.

                  It was also agreed at the May 1, 1995 meeting to amend the agreement with Janney to provide for Janney to perform additional services in the nature of soliciting proposals from other parties for the merger or sale of the Company. An amendment to the Janney agreement was executed on May 8, 1995, authorizing and directing Janney to identify companies potentially interested in acquiring the Company, to prepare a selling memorandum to distribute to potential acquirors, and to contact and meet with potential acquirors and assist in structuring any transaction that may eventuate. On May 8, 1995, the Company and Janney executed an amendment to the March 2, 1995 agreement between them, pursuant to which Janney agreed to perform certain additional investment banking services for the Company in return for additional compensation. The additional services included the identification of companies potentially interested in acquiring the Company, preparation of a memorandum to distribute to potential acquirors, contacting and meeting with potential acquirors, assisting and structuring a merger or sale of the Company, and otherwise assisting the Company's officers and directors in considering a sale of the Company. In consideration for the additional services, the Company agreed to amend the financial advisory fee to consist of a fee of $130,000 for the previously agreed-upon services and for the additional services, of which $20,000 had already been paid, $40,000 was to be payable on the date Janney rendered an opinion to the Board in connection with a merger, $45,000 was to be payable on the date the Company filed a preliminary proxy statement in connection with a merger, and the remaining $25,000 was to be payable on the effective date of a merger. The contingency fee compensation provision was to remain in effect in accordance with the March 2, 1995 engagement letter.

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                  The Company, on May 3, 1995, issued its second quarter press release, which included disclosure that the Company was considering two proposals, one of which had reached an impasse and one for which no offer had yet been received. Similar language was contained in the Form 10-Q for the second quarter filed with the Commission in early May 1995.

                  On August 31, 1995 and October 23, 1995, two additional indications of interest were received by the Board, which the Special Committee considered at meetings held on September 18, 1995 and November 7, 1995, respectively. The Special Committee determined that neither of these proposals was in the best interests of the Company or its stockholders in light of its determination that (i) one proposal indicated an interest in engaging in a merger transaction which would be accompanied by a proposed private placement of equity securities which would provide cash and stock in the merged entity to the "inside" stockholders of the Company and the owner of the other merging company, but which would neither provide cash to the Company's public stockholders nor likely result in the enhancement of the liquidity of the Shares in the marketplace and (ii) the second proposal constituted a proposal to acquire only two blocks of Shares: (a) those held by a significant investor for $2.25 per Share, which Shares, apparently without the knowledge of the proposing party, were no longer owned by the investor, and (b) the Shares of Mr. Samans and other employees for $3.25 per Share; however, the proposal did not contemplate the acquisition of the Shares held by the Company's public stockholders.

                  At the September 28, 1995 meeting, the Board and Special Committee discussed Janney's progress to date. Mr. Jacks reported that Janney had contacted all of the parties identified in the market test, which consisted of twenty potential merger or acquisition partners.

                  At the Board meeting held on November 7, 1995, it was reported that, on October 24, 1995, Mr. Samans received a proposed term sheet from a subsidiary of a large financial institution ("Company C"), which had been contacted by Janney. This party indicated an interest in joining with Mr. Samans and other members of existing management to acquire the Company in a leveraged buy out, whereby (a) Company C would obtain a 57.5% ownership position in the Company's equity in exchange for an investment of $4.8 million in convertible preferred stock and subordinated debt with stock purchase warrants, and (b) management (principally Mr. Samans, whose continued employment and agreement not to compete were required) would receive a 42.5% interest, after receiving an aggregate of $3.25 per share for 50% of their Shares. The proposal contemplated a cash price to be paid to the Company's public stockholders (and management, to the extent noted above) of $3.25 per Share. It was the sense of the Special Committee members at that meeting that the Special Committee would be interested in further pursuing Company C's proposal provided Mr. Samans reached agreement on terms with Company C as to his personal involvement with both Company C, as a financial partner, and the Company in the event Company C's proposal were implemented.

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                  Janney made a presentation to the Special Committee on
November 27, 1995, summarizing its activities to date with respect to all of the twenty potential merger or acquisition partners which had been approved by the Company, most of whom were strategic buyers. Janney stated that five companies had expressed an interest in receiving additional information. Janney reported that, in the process, it had been advised of several reasons for the lack of interest by various of the parties that had been approached, such as that the Company was not a good business fit; that the Company had experienced limited growth over the last five years; that there were concerns about the value and productivity of the Company's press equipment; that significant capital investment would be required to grow the Company beyond $30 million of sales; that there was limited growth potential in the Company's present facility; that there was an expectation of limited internal growth and too much reliance on acquisitions to expand more rapidly; that there were limited cost savings resulting from a merger or acquisition; that there were concerns about the stability of revenues and profit margins; and that there was a concern that the acquisition price was too high based on preliminary discussions.

                  On December 1, 1995, Mr. Jacks, as Chairman of the Special Committee, and Mr. Samans met with two representatives of Company C (Mr. Carcioppolo was unavailable for health reasons). Mr. Samans advised that the transaction proposed by Company C, which would involve a joint transaction with Mr. Samans and members of management, was progressing well and that he believed he could reach an understanding with Company C on his personal arrangement. Mr. Samans was then excused from the meeting and Mr. Jacks sought to encourage the representatives of Company C to attempt to increase the price to stockholders above the $3.25 per Share price which had been previously communicated to him. During that meeting, Company C's representatives first increased their proposal to support a cash payment by the Company of $3.50 cash per Share to the public stockholders and, after further negotiations, to $3.60 cash per Share. Mr. Jacks advised that he would be satisfied to recommend the $3.60 per Share price to the Special Committee for approval if it were also satisfactory, in terms of fairness from a financial point of view, to Janney, and further, if Mr. Samans (and other members of management) could reach satisfactory terms concerning compensation and agreement not to compete.

                  Shortly after the meeting, Mr. Samans advised members of the Special Committee, counsel to the Special Committee and Janney that one of the Company's largest customers had inquired about the possibility of substantially increasing its purchase orders for 1996, and perhaps into the first six months of 1997. Mr. Samans also stated that Mellon, which had been providing the Company's current bank financing needs, had advised him that it was preparing a proposal pursuant to which it would lend to the Company all of the funds needed to permit the Company to acquire all of the Shares owned by its stockholders, other than the members of the Management Group, at $3.60 cash per Share, in a management buyout, and that Mellon would require only a 7.5% equity interest in the Company in the form of a nominally priced stock purchase warrant. Mr. Jacks, in turn, asked Janney to study the financial impact of the new information concerning the possibility of increased orders, the range of value of the

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Company's Shares would be likely to change and what the relative relationship of the $3.60 proposal from Company C, and possibly from Mellon, would be to that range.

                  A meeting of the Board was held on December 21, 1995, at which an outline of terms supplied by Mellon was reviewed. Mellon's outline stated an interest in providing up to $9.5 million to the Company, in the form of term, reducing revolver and existing revolver financing, which would permit the purchase, through the term loan and reducing revolver loan portion, of approximately 2.4 million Shares at $3.60 per Share to facilitate a management buyout pursuant to which Messrs. Samans and Carcioppolo would own all of the equity of the Company, with the revolver to be available to finance working capital needs. All of these loans were to be on a five year basis, with different amortization provisions. The Mellon proposal provided for a stock purchase warrant to be issued to Mellon for 7.5% of the Company's equity, priced on a nominal basis, for a ten year term, with a put option after year five at a value to be determined by the fair market value as determined by an independent third party valuation. The proposal provided that all public stockholders of the Company would receive $3.60 cash per Share, and that Messrs. Samans and Carcioppolo would each be able to include in the transaction a value of $500,000 of his Shares (approximately 138,888 Shares each at the $3.60 price). Mr. Jacks stated that a ten month search for potential acquirors or merger partners conducted by the Company, its Special Committee and Janney had resulted in only two current viable proposals at $3.60 cash per Share, the highest price yet offered, which, by their nature, constituted management buyout proposals funded with cash by third parties; as such, he noted, the two proposals were addressed to Mr. Samans (and management and/or Mr. Carcioppolo). Mr. Jacks stated that either such proposal would, by definition, require those persons who are to participate in a leveraged buyout to determine which proposal they wished to embrace and to develop that proposal to the point where it is appropriate to bring to the Special Committee. Since the Mellon proposal involved Mr. Carcioppolo as a continuing owner of the Company, Mr. Carcioppolo would no longer be independent. Accordingly, Mr. Carcioppolo resigned as a member of the Special Committee and from that point forward, Mr. Jacks has served as the sole member of the Special Committee.

                  At a January 21, 1996 Board meeting, the Board discussed the status of the business opportunity concerning the possible order increase from a major customer. Mr. Jacks instructed that both Company C and Mellon be given equal access to information concerning the possible increase in orders from the major customer and current financial information about the Company's first quarter results.

                  On January 29, 1996, the Company announced by press release a 14.9% increase in net sales and a 42% increase in net income (from $.19 to $.27 per share) for the first quarter ended December 31, 1995. The results were attributed in part to increased customer demand, more efficient productivity and declining paper prices.

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                  The Special Committee was advised during the last week of
January 1996 that the Management Group (Messrs. Samans and Carcioppolo) intended to present a proposal, financed by Mellon, which would result in the Company being privately held. Accordingly, the Special Committee determined that it would be prudent for the Company to issue a press release so notifying the public. The release, dated February 1, 1996, stated that the Company had been advised that it would be receiving a management buyout proposal from Messrs. Samans and Carcioppolo based on the $3.60 price, subject to the ability of the Management Group to finalize financing arrangements with Mellon, receipt of a fairness opinion, and approval by the Special Committee and the Board of a formal proposal presented by the Management Group and, further, subject to stockholder approval. Mr. Samans' amendment to his Schedule 13D filed with the Commission on February 9, 1996, reflected this information as well.

                  The Board met again on February 12, 1996 to consider the proposal submitted on February 9, 1996 by Messrs. Samans and Carcioppolo (the "Proposal") based on the proposed Mellon financing terms. At this meeting, Mr. Jacks asked Messrs. Samans and Carcioppolo, and their counsel, to provide full details and explanations with respect to their proposal. Extensive discussion ensued concerning the proposed financing by Mellon, the likelihood of the transaction closing, the amount of stock that Messrs. Samans and Carcioppolo intended to sell for cash in connection with the transaction, the possibility of the payment by the Company of break-up fees in the event of a more attractive offer, the Company's willingness to pay or reimburse expenses incurred by or on behalf of the Management Group or SCFM in connection with the transaction and the terms of the Proposal. The proposed merger agreement was reviewed in detail. After discussion, Mr. Jacks advised that he was opposed to a break-up fee but agreeable to having the Company facilitate a transaction which is in the best interests of the stockholders by paying the bank commitment fee of $85,000, as well as the legal fees of Mellon and the Management Group and other professional fees which it might be necessary for the Management Group to incur. Mr. Jacks stated that the absence of a break-up or topping fee provision in the merger agreement beyond such an expense reimbursement provision would create an atmosphere which he felt would encourage other parties who desired to submit bids to acquire the Company during the entire period leading up to the proposed merger.

                  Mr. Jacks next requested Janney to make a presentation on the fairness of the proposal. Janney, consistent with its written report delivered at the meeting, advised that the range of fairness, in their view, was between $3.40 and $4.50. Janney noted that the fact that the $3.60 price was at the lower end of that range was countered by (a) the Company's projected dependence on a single customer, (b) the Company's modest projected growth in earnings, (c) significant capital expenditures required to expand the Company's production capability, and (d) the Company's relatively small size in the printing industry. Moreover, Janney noted that $3.60 was more than a 15.2% increase over the high price of $3.13 on two days of the 52 week period preceding the Company's announcement on February 1, 1996 of the $3.60 price which Messrs. Samans and Carcioppolo had intended to propose. Janney also stated that it was significant that the Company had publicly announced its plans to consider its strategic options, including a potential sale of the Company; that Janney

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had solicited proposals to merge or acquire the Company from 20 companies; and
that the Management Group's proposal was announced to the public with no superior offer having emerged.

                  Continuing to explore the fairness of the $3.60 price at the February 12, 1996 meeting, Mr. Jacks stated his concern that, while it was basically Mr. Samans' decision as to which entity (Mellon or Company C) he chose to join with in making a proposal, Mr. Jacks wanted to be sure that those parties possessed similar information, including information concerning the proposed increase in 1996 orders from a substantial customer. Accordingly, the meeting was continued to February 15, 1996.

                  The adjourned Board meeting resumed on February 15, 1996. The Board was advised that Company C had been fully informed of recent information concerning the Company. Messrs. Samans and Carcioppolo reiterated their desire to proceed with the Proposal to be financed by Mellon. Messrs. Samans and Carcioppolo also advised that the proposal contemplated that outstanding options to purchase an aggregate of 205,000 Shares under the Stock Option Plan would be cancelled in exchange for payment of the excess of the Merger Consideration over the exercise prices of the options. Messrs. Samans and Carcioppolo further advised that the funds to be provided by Mellon in a proposed transaction were sufficient for that purpose. Mr. Jacks advised that, as a result of additional negotiations between counsel for the Special Committee and counsel for Messrs. Samans and Carcioppolo, the termination provisions of the proposed merger agreement had been revised to provide that the Company may terminate the proposed merger agreement under specified conditions where a superior offer is received. Mr. Jacks then requested that Messrs. Samans and Carcioppolo increase their offer. Messrs. Samans and Carcioppolo responded that they were unwilling and unable to do so because the financing provided by Mellon would not so permit, the price was the highest offered to date and represented fair value to the stockholders and the absence of a break-up or topping fee beyond the limited expense reimbursement provision in the proposed merger agreement would permit the Board to consider superior proposals. Thereafter, Janney advised the Special Committee that it remained of the view that the range of fairness was between $3.40 and $4.50 and that $3.60 was a fair price and that Janney's written opinion would be delivered promptly. Mr. Jacks then advised the Board of the factors on which the Special Committee had based its determination to recommend the Proposal (see "SPECIAL FACTORS --Recommendations of the Special Committee, the Board and the Management Group; Fairness of the Merger"). At that point, the Board, upon the recommendation of the Special Committee, accepted the Proposal of Messrs. Samans and Carcioppolo dated February 9, 1996, as amended at the meeting of February 15, 1996, and authorized the execution of the Merger Agreement. On February 16, 1996, a press release was issued to the effect that a merger agreement had been entered into with a management group consisting of Messrs. Samans and Carcioppolo which would provide $3.60 per share to the public stockholders, with financing to be provided by Mellon.

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                  At a meeting of the Board on February 21, 1996, Janney
reported that, in the previous week, two additional companies had indicated a potential interest in acquiring the Company on a friendly basis. One of those companies ("Company D"), was a privately held company which had been discussed previously at the February 15, 1996 meeting of the Board. The other company ("Company E") also was a privately-held company. Janney advised that both companies were interested only in a transaction on a friendly basis in combination with Mr. Samans. Mr. Jacks concluded that, under such circumstances, those companies should deal directly with Mr. Samans (and perhaps Mr. Carcioppolo), before coming to the Special Committee if they intend to proceed further.

                  On Friday, March 22, 1996, Mr. Morris Weissman, Chairman of the Board and Chief Executive Officer of American Banknote Corporation ("ABN") sent a letter to Mr. Samans advising him that ABN was filing a Schedule 13D with the Commission (the "ABN Schedule 13D") announcing that it had acquired approximately 5.32% of the outstanding Shares and describing ABN's potential interest in the Company, including the possibility of ABN making a proposal relating to a merger transaction between ABN and the Company. The letter further stated that based upon ABN's preliminary valuation of the Company, stockholders of the Company would receive greater value in a transaction with ABN than they would pursuant to the Merger. ABN requested that the Company supply ABN with the same financial and other information made available by the Management Group and the Company to the Management Group's potential lending sources. The letter to Mr. Samans acknowledged that ABN would agree to execute a customary confidentiality agreement with respect to the confidential information supplied to ABN. On Monday, April 8, 1996, a confidentiality agreement was agreed to by the Company and ABN and certain proprietary information of the Company has been delivered to ABN under the terms of that agreement.

Recommendations of the Special Committee, the Board and the Management Group; Fairness of the Merger

                  The Special Committee. At a Board meeting held on February 15, 1996 (as a continuation of the February 12, 1996 Board meeting), the Special Committee, which at that time consisted solely of Mr. Jacks, approved the Merger and the Merger Consideration as fair from a financial point of view to, and in the best interests of, the stockholders of the Company (other than to members of the Management Group) and recommended to the Board of Directors that it approve the Merger Agreement based upon the following factors:

                         (i) the opinion of the Special Committee's financial
advisor, Janney, to the effect that the merger is fair, from a financial point of view, to the stockholders of the Company (other than to members of the Management Group);

                         (ii) the existing assets, financial condition and
operations of the Company, including its relatively small size and market capitalization, and the Company's relatively narrow market niche, coupled

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with the Special Committee's judgment that, in light of these factors and the historical and projected levels of corporate overhead, the future growth prospects of the Company's business were limited;

                         (iii) the trading history of the Shares, with
particular emphasis on the relationship between the price to be paid pursuant to the Merger and the trading history of the Shares, including the fact that the consideration to be received pursuant to the Merger represents (a) a premium of approximately 22.9% over the $2.93 average closing prices on the Nasdaq Small Cap Market for the ten days preceding the February 1, 1996 public announcement that a proposal to acquire the Company was to be received from the Management Group at a cash price of $3.60, and (b) a premium of approximately 41.7% over the $2.54 average closing price for the fifty-two week period preceding the February 1, 1996 press release;

                         (iv) the fact that the terms of the Merger Agreement
and the price to be paid were determined through arms' length negotiations between representatives of the Management Group on the one hand, and Janney and the Special Committee, on the other; and that as a result of these negotiations, and those that preceded them from the beginning of the process in February 1995, the price to be received by the public stockholders was increased from $3.00 per Share (in stock) to $3.60 in cash;

                         (v) the terms and conditions of the Proposal and the
Merger Agreement, and the Special Committee's judgment that the transaction was highly likely to be consummated;

                         (vi) the fact that the Special Committee had negotiated
in the Merger Agreement (a) the ability to respond to and negotiate with third parties, whether or not they had previously expressed an interest in acquiring the Company, or might thereafter express such an interest, and, if appropriate, to terminate the Merger Agreement if a superior offer is received and not matched, (b) the right to terminate the Merger Agreement if the Board (acting upon the recommendation of the Special Committee in its sole discretion) determines that it is unable, consistent with its fiduciary duties, to recommend that the stockholders of the Company approve the Merger, and (c) the absence of break-up fees or topping fees (terms of which might deter third parties from making an offer to acquire the Company) beyond the limited expense reimbursement provisions in the event the Merger Agreement is terminated;

                         (vii) the fact that Mr. Samans' continued employment
with the Company was a condition of every indication of interest that had been brought to the attention of the Special Committee from the beginning of the process in February of 1995 until the execution of the Merger Agreement;

                         (viii) the risk that the value of the Shares of the
Company could be severely affected by the possible loss or disability of only one person, Mr. Samans;

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                         (ix) the significant, open and publicly announced
solicitation, as evidenced by numerous press releases, references in the Company's Quarterly Reports on Form 10-Q and other filings, for proposals for an acquisition or merger of the Company;

                         (x) the fact that the Merger Consideration consists of
cash, on an immediate basis, and not stock of another company which may have liquidity or volatility problems; and

                         (xi) the speed with which the Merger could be
consummated, especially in light of the availability of financing from Mellon.

                  In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the Merger and the Merger Consideration, the Special Committee did not find it practicable to quantify or otherwise attempt to assign relative weights to specific factors considered in making its determination, nor did it evaluate whether such factors were of equal weight. As a general matter, the Special Committee believes that the factors discussed in Paragraphs (i) through (xi) above supported its determination that the Merger Agreement is fair to the stockholders of the Company not affiliated with the Management Group and its decision to approve the Merger.

                  As described more fully under "SPECIAL FACTORS -- Background of the Merger," above, the Management Group made its Proposal of $3.60 per Share on February 9, 1996 after a process which began with discussions throughout 1995 with a company that was originally interested in offering $3.00 per Share value of its common stock, and, thereafter, following negotiations with another prospective party which was interested in doing a management leveraged buy out originally at $3.25 per Share and ultimately at $3.60 per Share. On several occasions, the Special Committee attempted to obtain an increase in the $3.60 per Share price but was not successful as the Management Group was unwilling to pay a higher price and lacked sufficient financing to do so. On February 15, 1996, the Special Committee determined that the Proposal was fair and adequate, after its own deliberations and upon review of the findings and opinion of Janney, and recommended the Proposal to the full Board of Directors. The full Board of Directors then unanimously approved the Proposal and the Merger Agreement and a press release was issued shortly thereafter.

                  As noted above, the Special Committee considered as an important element in its analysis, among the other factors described above, the analysis of its financial advisor, Janney, as to the fairness of the Merger from a financial point of view. The Special Committee reviewed the report submitted by Janney and relied upon the fairness opinion rendered by Janney. In its presentation to the Special Committee, Janney discussed the financial analysis that it had conducted (described under "SPECIAL FACTORS -- Opinion of the Special Committee's Financial Advisor") and indicated that such analysis supported its conclusion that the Merger is fair, from a financial point of view, to the holders of the Shares unaffiliated with the Management Group. The Special Committee relied on the analysis performed by Janney, which

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evaluated the Proposal using several different financial analyses. In its review of the analyses performed by Janney, the Special Committee did not study each of the separate analyses individually, but rather relied upon the summary and conclusions of Janney that the analyses, taken as a whole, supported the conclusion that the Merger is fair to the stockholders of the Company not affiliated with the Management Group. The Special Committee did not consider it necessary to study each analysis individually, but felt it was appropriate, given the expertise and reputation of Janney, to rely upon Janney's conclusions. See "SPECIAL FACTORS -- Opinion of Special Committee's Financial Advisor". The Special Committee did not establish a range of fair values for the Company as a whole; however, Janney advised at the February 15, 1996 continuation of the February 12, 1996 Board meeting that the range of fairness was between $3.40 and $4.50 per share and that $3.60 under the circumstances is a fair price from a financial point of view. Janney noted at that meeting that the Merger Consideration was in the lower 50% of such a range; however, they noted that this concern was countered by the fact that the Company's stock is relatively illiquid and that the low multiples in the industry may tend to suppress the price. Moreover, Janney noted that $3.60 per Share was a 22.9% increase over the average closing prices on the Nasdaq Small Cap Market for the ten days preceding the Company's announcement on February 1, 1996 of the $3.60 price that Messrs. Samans and Carcioppolo intended to propose. Janney also noted that there had been an open and publicized attempt, for over a year, to ascertain whether there were any willing purchasers or merger partners for the Company in the marketplace.

                  The Special Committee determined that the factors discussed above indicated that the Merger Consideration of $3.60 per Share was a fair price. Accordingly, the Special Committee believed that the factors described in Paragraphs (i) through (xi) above were supportive of its determination that the Merger is fair to the stockholders of the Company unaffiliated with the Management Group. The Special Committee also concluded that there could be no assurance that the Company's public stockholders would be able to realize any greater value per Share in an alternative transaction or otherwise in the near future.

                  Noting that the members of the Management Group beneficially owned in the aggregate approximately 43.9% of the outstanding Shares and that the Merger must be approved by the holders of a majority of the Company's outstanding Shares, the Special Committee recognized that it would be necessary to obtain approval of the Merger by holders of approximately 11% of the Shares held by stockholders not affiliated with the Management Group. The Special Committee determined that, in addition to the approval of the Merger Agreement by holders of a majority of the outstanding Shares, it was not necessary to impose a requirement that the Merger Agreement be approved by a majority of Shares held by stockholders not affiliated with the Management Group. This determination was based on the fact that (a) the Company had publicly disclosed since March of 1995 its willingness to consider indications of interest by others who may desire to acquire or merge with the Company, (b) the Company had conducted a market test through Janney to attempt to identify interested parties, (c) the Special Committee had negotiated in the Merger Agreement (i) the ability to respond to and negotiate with third parties, whether or not

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they had previously expressed an interest in acquiring the Company, or might thereafter express such an interest, and, if appropriate, to terminate the Merger Agreement if a superior offer is received and not matched, (ii) the right to terminate the Merger Agreement if the Board (acting upon the recommendation of the Special Committee in its sole discretion) determines that it is unable, consistent with its fiduciary duties, to recommend that the stockholders of the Company approve the Merger, and (iii) that there would be no break-up fees or topping fees (which might deter third parties from making an offer to acquire the Company) beyond a limited expense reimbursement provision in the event the Merger Agreement is terminated and (d) the Management Group was not willing to accept such a provision in the Merger Agreement unless it was accompanied by a break-up fee or topping fee in addition to expense reimbursement and strict no solicitation covenants. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger; Certain Relationships," "-- Opinion of the Special Committee's Financial Advisor," and "--Market Price for the Common Shares."

                  The Special Committee also took note that, throughout approximately twelve months of publicity concerning a potential transaction involving the Company prior to the execution of the Merger Agreement on February 15, 1996, only a limited number of parties expressed an interest in acquiring the entire Company, principally those discussed under "SPECIAL FACTORS -- Background of the Merger." Further, despite the Company's press releases throughout that period and other public announcements of the proposed Merger, no parties, other than those described in this Proxy Statement, had come forth with a serious expression of interest with respect to a possible transaction involving the Company. All indications of interest brought to the Special Committee's attention were traced back to parties which had indicated that they would only consider a transaction on the basis that Mr. Samans would be willing, as a pre-condition, to enter into arrangements to stay on to manage the Company's operations after the transaction.

                  The right of the Special Committee to continue to respond on behalf of the Company to offers and expressions of interest by third parties was, to the Special Committee, an important aspect of the Merger Agreement. As a result of the Special Committee's insistence on this point, the Special Committee, in its negotiations with the Management Group, retained the ability to respond to interested third parties even after the Merger Agreement was entered into by the Company. The Special Committee also obtained the right of the Company, acting through the Special Committee, to terminate the Merger Agreement if the Board of Directors or the Special Committee were to recommend a superior transaction, as defined in the Merger Agreement, or withdraw its recommendation of the Merger. See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver." The repeated public announcements of these provisions relating to receipt of a superior offer, and the filing of Schedule 13D amendments by Mr. Samans concerning the transaction, one which included a copy of the Merger Agreement, have permitted the Special Committee to keep the process open so that any person having any interest in acquiring the Company could communicate with the Special Committee or its financial advisor. The Special Committee believed that it was not necessary to conduct any further

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active solicitations of proposals from third parties in light of the publicity from press releases and Commission filings referred to above, and the market test that was conducted by the Special Committee and Janney.

                  The Special Committee, in conclusion, believed that its arms' length negotiations with the Management Group, as described above, the matters discussed in factors (i) through (xii), above, and its reliance on the analyses and opinion of Janney were the principal factors upon which the Special Committee based its conclusion that the Merger and Merger Consideration are fair to, and in the best interests of, the stockholders of the Company not affiliated with the Management Group. The Special Committee also believed that the possibility of realizing greater value for stockholders through an alternative transaction with a third party was, and continues to be, protected by the Special Committee's ongoing contractual power to negotiate with any third parties interested in pursuing a transaction which qualifies as a superior offer. See "THE MERGER AGREEMENT --Termination, Amendment and Waiver."

                  The Board. The Board of Directors of the Company consists of only three members, two of whom constitute the Management Group and the third of whom is the Special Committee member. Accordingly, while the Board of Directors considered and approved the findings and recommendations of the Special Committee, and deliberated with respect thereto, the actions of the Board of Directors were subsumed by the Special Committee's actions regardless of whether those actions occurred during meetings of the Special Committee or of the Board of Directors. The Board of Directors in every respect responded to, cooperated with and followed the advice of the Special Committee in its approach to the process of considering and approving the Merger.

                  The Management Group. The Management Group has concluded that the Merger, including the Merger Consideration and the negotiation and structure of the Merger, is fair to the stockholders of the Company (other than members of the Management Group) based upon the following factors: (i) the conclusions and recommendations of the Special Committee and the Board; (ii) the fact that the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arms' length good faith negotiations between the Special Committee and its advisors, on the one hand, and the representatives of the Management Group and its advisors, on the other hand; (iii) the fact that for approximately twelve months prior to the execution of the Merger Agreement there had been, and during the substantial period of time which would elapse between the announcement of the execution of the Merger Agreement and the consummation of the Merger there would be, more than sufficient time and opportunity for other persons to propose alternative transactions to the Merger, (iv) the fact that the terms of the Merger Agreement authorized the Company to furnish information to and negotiate with third parties in response to unsolicited requests by such parties concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division thereof if the Special Committee deemed such action to be appropriate in light of its fiduciary obligations to the Company's stockholders


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after consultation with legal counsel; and (v) the other factors referred to above as having been taken into account by the Special Committee and the Board, which the members of the Management Group adopt as their own. See "SPECIAL FACTORS -- Background of the Merger" and "-- Opinion of the Special Committee's Financial Advisor".

                  The members of the Management Group, in view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Consideration, did not find it practicable to assign relative weights to the factors considered in reaching their decision, and, therefore, they did not quantify or otherwise attach relative weights to the specific factors considered by the Special Committee and the Board. The members of the Management Group recognized that their interests in the Merger are not the same as the interests of the other holders of Shares in the Merger. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger; Certain Relationships."

Opinion of the Special Committee's Financial Advisor

                  The Board retained Janney as its financial advisor to review the Merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders not affiliated with the Management Group in connection with the Merger.

                  At the February 12, 1996 meeting of the Special Committee, Janney rendered its oral opinion and subsequently confirmed to the Board on February 15, 1996 in writing that, as of such date, the consideration to be received by the stockholders of the Company in the Merger was fair to such stockholders from a financial point of view. Janney was not requested to and did not make any recommendations to the Board as to the form or amount of consideration to be received by the Company's stockholders, which was determined by negotiation between the Company and the Management Group. No limitations were imposed on Janney by the Board with respect to the investigations made or the procedures followed by it in rendering its opinion.

                  A copy of Janney's opinion is attached to this Proxy Statement as Annex B. Holders of the Company's Common Stock are urged to read carefully the full text of the opinion for a description of the assumptions made, factors considered and limitations on the review undertaken by Janney. Janney's opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting.

                  In connection with the rendering of its opinion, Janney delivered to the Special Committee a written report, dated February 12, 1996, containing its statistical and financial analyses (the "Janney Report"). A copy of the Janney Report has been filed with the Commission as an Exhibit to the
Schedule 13E-3. Copies will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by

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any interested stockholder of the Company, or the representative of such stockholder who has been designated in writing as such by such stockholder.

                  In rendering its opinion, Janney reviewed, among other things:
(a) the Merger Agreement; (b) publicly available business and historical financial information relating to the Company, including the 1995 Annual Report of the Company and the Company's Form 10-Q for the thirteen weeks ended December 31, 1995; (c) certain financial and other data provided to Janney by the Company that is not publicly available relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (d) the reported historical market prices and trading volume of the common stock of the Company; (e) selected financial and stock market data for certain other publicly traded companies in lines of business comparable to the Company; and (f) the financial terms of certain other recent mergers and acquisitions of direct mail and commercial printing companies. In addition, Janney held discussions with the management of the Company regarding the Company's business, operating results, financial condition, prospects and the Merger, and undertook other analyses, studies and investigations as it considered appropriate.

                  In connection with its review, Janney relied, without independent verification, upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion. Janney also relied upon the assessment by the management of the Company regarding its business, prospects and the Merger and also assumed that the financial projections of the Company were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. Janney did not undertake any independent valuations or appraisals of the real properties or other assets of the Company, nor was it furnished with any such valuations or appraisals. Janney's opinion was necessarily based upon economic, market and other conditions as they existed on, and could have been evaluated, on the date of its opinion.

                  The following summary is a general description of Janney's presentation to the Special Committee on February 12, 1996 and does not purport to be a complete description of the analyses performed or matters considered by Janney in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, Janney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the matters considered, without considering all matters and analyses, could lead to inappropriate conclusions. In its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates of value derived from Janney's analyses are not necessarily indicative of future results or actual values, which may be more or less favorable than such estimates. In addition, estimates relating to the value of businesses do not purport to be appraisals nor necessarily reflect the prices at which such businesses may actually be sold.

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Consequently, since such estimates are inherently subject to uncertainty, neither Janney, the Company nor any other person assumes any responsibility for their accuracy.

                  Analysis of Operating Results and Financial Condition. Janney reviewed with the Board the historical and projected operating performance and financial condition of the Company. The Company's net sales increased from $19.9 million in fiscal 1991 to $24.5 million in fiscal 1995, a 6.1% compounded annual growth rate. Net sales increased $1.1 million, or 14.9%, in the first quarter of fiscal 1996 compared to the same quarter a year ago and were projected to grow almost 30.0% in fiscal year 1996 to $31.7 million due to an increase in business with one customer. This customer was projected to account for approximately one-third of the Company's total net sales in 1996. The Company projected net sales to increase from $31.7 million in fiscal 1996 to $38.2 million in fiscal 2000, or a 4.7% compounded annual growth rate.

                  The Company incurred a net loss of $1.1 million in fiscal 1991 but undertook cost containment measures, analyzed the profitability by customer and instituted total quality management practices to reverse the 1991 loss. Consequently, profits were restored in fiscal 1992 and net income grew from $300,000 to $1.6 million, or 6.5% of net sales, in fiscal year 1995 and $980,000 or 11.4% of net sales in the first quarter of fiscal 1996, traditionally the Company's strongest quarter. Net income increased 42.4% in the first quarter of 1996 from $688,000 in the same quarter a year ago due to the increase in business with one customer (as described above in the discussion of increased revenues for the first quarter of fiscal 1996) and a special order from a different customer. Declining paper prices further contributed to the improvement in net income in fiscal 1995 and the first quarter of fiscal 1996. Net income was projected to increase almost 58.0% to $2.5 million in fiscal 1996, or 7.9% of net sales, as a result of the strong first quarter and expected business from one customer, and was projected to grow to $2.6 million, or 6.9% of net sales, in fiscal 2000.

                  The Company's cash, long-term debt and equity were $4.6 million, $4.5 million and $6.5 million, respectively, as of December 31, 1995. Cash balances were primarily attributable to advanced payments by customers for paper and postage of $4.3 million. Capital expenditures totaled $2.1 million from fiscal 1991 to fiscal 1995 and the Company projected total capital expenditures of $8.4 million from fiscal 1996 to fiscal 2000, of which $4.7 million was projected to be expended in fiscal years 1996 and 1997 to increase production capacity.

                  Analysis of Comparable Publicly Traded Companies. Janney reviewed and analyzed publicly available financial information and stock market data for twelve publicly traded direct mail and commercial printing companies:
Advo, Inc., Banta Corp., Cadmus Communications, Dimac Corp., DiMark Corp., (RR) Donnelley & Sons, Graphic Industries, LCS Industries, Mail-Well Inc., Merrill Corp., Moore Corp. and Standard Register and compared the data to the Company. In Janney's opinion Cadmus, Dimac, DiMark, RR Donnelley and Moore, are not directly comparable to the Company for purposes of this analysis. Cadmus,

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Dimac and DiMark are more vertically integrated, providing creative development and database management services not offered by the Company and are expected to grow faster than the Company in the next five years. Furthermore, on February 6, 1996, DiMark agreed to be acquired in a merger with Harte-Hanks Communications, Inc. Additionally, RR Donnelley and Moore are much larger, diversified printing companies with considerably greater financial and other resources than the Company. Janney considered the remaining publicly traded companies, Advo, Banta, Graphic Industries, LCS Industries, Mail-Well, Merrill and Standard Register to be more directly comparable to the Company and advised the Board to consider these public companies as comparable to the Company for purposes of this analysis. Accordingly, references to the comparable companies refer to these seven public companies.

                  The financial information and stock market data reviewed by Janney included (a) stock price multiples to historical and estimated earnings;
(b) enterprise value (total stock market value adjusted for debt and cash) to latest twelve months revenues, operating cash flow (earnings before interest, taxes, depreciation and amortization) and operating profits (earnings before interest and taxes); (c) profit margins and returns on assets and equity; (d) historical and estimated growth rates; and (e) the capitalization of the comparable companies and the Company. Janney noted that stock price multiples of the comparable companies ranged from 8.7 to 16.4 times 1995 estimated earnings,
6.4 to 16.0 times 1996 estimated earnings and 1.4 to 3.5 times current book value. Enterprise value multiples ranged from 0.4 to 1.0 times latest twelve months revenues, 4.7 to 8.3 times latest twelve months operating cash flow and
6.6 to 10.3 times latest twelve months operating profits. Applying the range of multiples of the comparable companies to the appropriate financial information for the Company results in a range of estimated values per Share of approximately $2.30 to $7.15. Janney noted that the range of estimated values is quite broad and, therefore, subject to interpretation. Janney concluded that the appropriate range of values per Share was between $3.40 and $4.50 based on the Company's historical operating results, projected growth and dependence on a single customer projected to represent as much as one-third of total net sales in fiscal 1996.

                  Discounted Cash Flow Analysis. Janney prepared a discounted cash flow analysis to estimate the present value of the unlevered free cash flows as projected by the management of the Company. Unlevered free cash flows of the Company are projected to average $2.1 million annually for the five year projected period but are expected to fluctuate from a low of $800,000 to a high of $3.2 million as a result of total projected capital expenditures of $8.4 million, of which $4.7 is expected to be expended in fiscal years 1996 and 1997. Janney considered a range of terminal exit values from $28.5 million to $37.9 million, which represented enterprise values of 4.5 to 6.0 times projected operating cash flows in fiscal year 2000. Janney discounted the unlevered free cash flows for the five year period and terminal exit values to present values using a range of discount rates from 19.0% to 22.0% and deducted debt of $4.5 million to arrive at a range of estimated values per Share of between $3.30 and $4.90.

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                  Analysis of Mergers and Acquisitions in the Printing Industry.
Janney identified 28 pending and completed mergers and acquisitions of direct mail advertising and printing companies since January 1991 but advised the Board that there was insufficient information to estimate the value of the Company based on these transactions. Most of the acquired companies were private and, consequently, the business and operating performance of the acquired company or the financial terms of the transaction were not publicly available for 24 of the 28 transactions. The enterprise value to sales multiple was the valuation information most often available but it ranged (excluding the single highest and lowest multiples) from 0.33 to 1.02 times net sales. Furthermore, in Janney's judgment, four of the mergers and acquisitions, the pending acquisition of DiMark, Inc. by Harte-Hanks Communications, the pending acquisition of Dimac Corp. by Heritage Media Corp., the pending acquisition of Wallace Computer Services, Inc. by Moore Corp. Ltd., and the November 1993 acquisition of Dimac Corporation by McCowan De Leeuw & Co. were not comparable to the Merger for purposes of this analysis. DiMark, Dimac and Wallace Computer are more vertically integrated, substantially larger, equally or more profitable and are expected to grow faster in the next five year period than is the Company.

                  Comparison of Merger Consideration to Historical Stock Price. Janney reviewed the reported historical market prices and trading volume of the Common Stock for the 52 weeks and five year period ended February 9, 1996. The Common Stock traded to a then all time high price of $3.38 upon the announcement of the Merger. Janney noted that prior to the announcement of the Merger, the Common Stock traded to a high of $3.13 on two days in the preceding 52-week period and that the average trading price was $2.54. Thus, the Merger Consideration represented a 15.2% premium over the high price of the Common Stock prior to the announcement of the Merger and a 41.7% premium to the average trading price for the preceding 52-week period.

                  Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its trading and brokerage activities, Janney makes a market in the stock of the Company. Janney has not provided investment banking services to the Company prior to this current engagement, which commenced in March 1995.

                  Pursuant to an engagement letter dated March 2, 1995, and amended May 8, 1995, between Janney and the Company, the Company engaged Janney to solicit and evaluate merger and acquisition opportunities and to render a fairness opinion in connection with a merger or acquisition. The Company agreed to pay Janney a financial advisory fee of $130,000 of which $20,000 was paid in March 1995, $40,000 was paid in March 1996 after delivery by Janney of its written opinion dated February 15, 1996, $45,000 is payable upon the filing of this Proxy Statement with the Commission in connection with the Merger and $25,000 is payable on the effective date of the Merger. The Company also

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agreed to pay Janney a contingency fee if the Merger Consideration exceeded
$13,200,000. The Company also agreed to reimburse Janney for the reasonable expenses incurred by it and to indemnify Janney against certain liabilities including liabilities under federal securities law.

Purpose and Structure of the Merger

                  The Management Group proposed the Merger because the Company has not achieved a substantial amount of growth, either through acquisitions or internal expansion, and because of their belief that the Company would be more suitably positioned as a private rather than a public company. The reasons for this are that the Company's sales and capacity are too limited, especially in the context of its limited borrowing capacity and its modest equity market capitalization and market following, for its stock to command the type of attention and multiples in the marketplace that the Management Group felt were warranted. Notwithstanding the Management Group's belief that the Company is a solid competitor in the direct mail advertising business, the Company remains a small player in the direct mail industry, occupying a market niche too narrow for the Company to expand into a significant business without making acquisitions in related fields -- a strategy that the Company would be unable to execute with its limited resources, both in terms of capital and personnel. The Management Group believes that these factors have inhibited both the growth of the Company and the development of any significant interest in the Company's Shares by the investment community. The Management Group is unaware of any securities analysts who have issued research reports on the Company or who otherwise have followed the Company on a recent basis until the market activity related to the Merger. Between March 1, 1995, the date before the first press release announcing the willingness of the Company to entertain other acquisition proposals, and January 31, 1996, the date of the announcement that a $3.60 cash merger proposal was forthcoming, the range of the closing market price was $2.313 to $3.125 per Share. The limitations on size experienced by the Company have affected its ability to gain stronger relationships with Fortune 500-type companies, which are natural customers for the Company's services and products. It is the Management Group's belief that the Company, as a privately held, rather than publicly held, company would be better situated to effect strategic decisions that are in the Company's long-term interest without regard to their temporary effects on earnings and market value, or the particular interests of public stockholders holding a common stock with a limited and volatile market.

                  Throughout the twelve-month period commencing February 1995, various alternatives were considered by the Board of Directors and the Special Committee in addressing these issues, including sale or merger of the Company to or with a public company, merger with a private entity of near or equal size, management-participating leveraged buy-out of the Company's public stockholders or the continuation of the Company as an independent public company. Each of these alternatives was reviewed throughout that period of time in the context of discussions with other parties and Board and Special Committee meetings. The possibility of an outright acquisition by a third party presented itself on

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one occasion and solely within the context of the Company's public stockholders receiving stock of the acquiring company, rather than cash. The confining issue in those discussions, as in all other situations, was the peculiar fact that Mr. Samans' continued availability and service to the resulting or continuing entity was, in all cases, deemed to be a pre-condition both to the continuation or resumption of discussions and the consummation of an overall transaction; the Company, in the view of third parties, could not be acquired independent of Mr. Samans' continued employment and participation. This factor caused the Special Committee to realize that any transaction would have to be suitable to Mr. Samans and the potential acquiring or merging party before a transaction could be effected at the corporate or stockholder level; moreover, this dependency of the Company on the continuation of the services and leadership of Mr. Samans created additional concerns for the Board of Directors and the Special Committee, especially in the context of (a) the heavy reliance of the Company on the managerial skills of one person and (b) Mr. Samans' age (63), since the value of the Company would likely be diminished within a short period of time in the event Mr. Samans were no longer able to perform his duties. The nature of the discussions with third parties, conducted by the Board of Directors or by Janney since February of 1995, did not produce a situation with respect to a third party acquiror which was satisfactory to Mr. Samans.

                  The Board of Directors and the Special Committee determined that a process that allowed the Company to seek indications of interest from third parties, without the strictures or restrictions of a break-up fee or lock-up provisions, would be the most attractive for purposes of maximizing value for the Company's public stockholders. As a result of its open manner in dealing with the issue of the possible sale of the Company and its acknowledgment that any transaction would be likely to require the continued involvement and employment of Mr. Samans, the Board of Directors and the Special Committee attempted to create an atmosphere in which third parties could indicate their interest in becoming involved with the Company. As the activities of the Special Committee proceeded, however, it became more likely that any transaction resulting from the process would involve a financial partner investing in the Company in a manner that would enable the Company to buy out the publicly held stockholders while permitting the continuation of the Company's operations and ownership (at least in part) by Mr. Samans and others. During the last several months leading up to receipt of the Mellon-backed Proposal, the only remaining parties indicating an interest in participating in a significant transaction with the Company were financial investors who realized the importance of Mr. Samans to the Company and who were willing to invest on the basis that the Company would buy out its public stockholders with the invested, or borrowed, funds and no longer be subject to the concerns of satisfying public stockholders having a myriad of objectives. See "SPECIAL FACTORS -- Background of the Merger." Accordingly, the Merger has been structured so as to enable members of the Management Group to acquire the entire equity interest in the Company not already owned by members of the Management Group, while maximizing stockholder value for the Company's public stockholders. The Merger will terminate the equity interests in the Company of its stockholders, other than members of the Management Group, and the Company's public stockholders will neither share in future earnings and growth of the

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Company nor the risks associated with achieving such earnings and growth following the Merger. The Merger will enable the Company's public stockholders to receive a cash payment of $3.60 per Share held, or to seek appraisal rights as described under "Dissenters' Rights," pursuant to a transaction which has been determined by the Special Committee (and, upon the recommendation of the Special Committee, by the Board) to be fair to such stockholders. The Merger Consideration was the result of arms' length bargaining between representatives of the Management Group and the Special Committee and their respective advisors, following a proposal by the Management Group. See "Opinion of the Special Committee's Financial Advisor."

                  Following the Merger, the interest of the Management Group in the Company's net book value (deficit) and net income (loss) will increase to 100%. The members of the Management Group, as the only stockholders of the Company, will thereafter benefit from any future earnings, growth and increases in the value of the Company, will bear the risk of any decreases in the value of the Company's assets or operations, and will have the ability to enter into and benefit from any corporate opportunities that may be pursued by the Company in the future. For a description of the stock purchase warrant to be granted to Mellon in connection with the financing of the Merger, see "FINANCING OF THE MERGER -- Warrant to Purchase Surviving Corporation's Common Stock." See "SPECIAL FACTORS -- Plans for the Company After the Merger."

                  Pursuant to the Merger Agreement, upon consummation of the Merger, SCFM will merge with and into the Company, with the Company being the Surviving Corporation. Each outstanding Share (excluding those Shares held by the Company as treasury stock or held by SCFM and Shares held by stockholders who properly exercise their appraisal rights under the DGCL), including 138,889 Shares beneficially owned by each of Messrs. Samans and Carcioppolo, will be converted into the right to receive $3.60 in cash, without interest. Each outstanding Share held in the treasury of the Company (or by any subsidiary of the Company) and each outstanding Share beneficially owned by SCFM will be canceled without consideration. Each outstanding share of common stock of SCFM will be converted into one share of common stock of the Surviving Corporation.

                  The holders of options to purchase Shares under the Stock Option Plan will receive a cash payment from the Company equal to the excess, if any, of the Merger Consideration over the per Share exercise price of each option, subject to applicable federal, state and local tax withholdings, multiplied by the number of Shares covered by the option. As of March 31, 1996, options to purchase an aggregate of 205,000 Shares (including an aggregate of 125,000 Shares held by certain of the executive officers of the Company) were outstanding under the Stock Option Plan at exercise prices ranging between $.30 and $1.69 per Share. Holders of such options will receive an aggregate of $509,700 (of which amount an aggregate of $315,200 will be paid to executive officers) in the Merger upon cancellation of such options, based on a Merger Consideration of $3.60 per Share. See "SPECIAL FACTORS -- Interests of Certain

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Persons in the Merger; Conflicts of Interest", "OWNERSHIP OF SHARES --
General," "OWNERSHIP OF SHARES -- Beneficial Ownership of Shares and Transactions in Shares by Certain Persons," "TREATMENT OF EMPLOYEE STOCK OPTIONS."

                  Members of the Management Group beneficially own an aggregate of approximately 1,556,888 Shares (representing approximately 43.9% of the Shares outstanding). Messrs. Samans and Carcioppolo have agreed to contribute, or cause to be contributed, to SCFM such number of outstanding Shares which, together with any cash contributed by them to SCFM, will result in SCFM having contributed equity of not less than $4,604,796, if their Shares are valued at $3.60 per Share.

                  The Special Committee has negotiated a Merger Agreement with SCFM which does not provide for a break-up fee or topping fee in the event of the receipt of a superior offer, as defined therein.

                  Under Section 251 of the DGCL, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares. The DGCL does not require the affirmative vote of a majority of the outstanding Shares held by stockholders not affiliated with SCFM or the Management Group. In accordance with the terms of the Merger Agreement, SCFM has agreed to vote all its Shares in favor of approval and adoption of the Merger Agreement, and Messrs. Samans and Carcioppolo have advised the Board of Directors of their intention to do so as well. Members of the Management Group discussed with their financial and legal advisors alternative methods for a transaction in which the Management Group could acquire the publicly held Shares including: (a) a cash merger and (b) a cash tender offer followed by a cash merger. The Management Group sought to acquire the outstanding common shares not already owned by members of the Management Group in the simplest possible transaction and determined that the Merger offered the most efficient and effective means of documenting and executing the transaction. This determination was based upon the timing, procedures and financing required to complete the transaction.

                  Holders of Shares have the right to demand appraisal of, and obtain payment for, the "fair value" of their Shares by following the procedures prescribed in Section 262 of the DGCL, a copy of which is attached as Annex C to this Proxy Statement, and is summarized under "DISSENTERS' RIGHTS" in this Proxy Statement. Failure to take any of the steps required under Section 262 on a timely basis could result in a loss of appraisal rights.

Plans for the Company After the Merger

                  The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Company shall remain as the Certificate of Incorporation and By-Laws of the Company after the Merger. Moreover, the Directors of SCFM at the Effective Time of the Merger shall be the Directors of the Company after the Merger and the officers of the Company at the Effective

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Time shall be the officers of the Company after the Merger. See "THE MERGER
AGREEMENT -- Surviving Corporation."

                  The Company will be highly leveraged after the Merger, primarily as a result of the significant borrowings required in order to finance the acquisition of the Shares held by the public stockholders. Accordingly, it is not contemplated that the Company will make material acquisitions pending substantial reduction of its indebtedness unless it obtains additional equity financing or permitted debt financing under the Mellon loan agreements. The Company will, however, continue to explore strategic agreements with businesses providing ancillary services or opportunities to the Company in order to permit the Company to enhance its profitability and expand its capabilities so as to enable it to service and continue to service more and larger customers. At the present time, the Company has no agreements, arrangements or understandings and, except as otherwise described in this Proxy Statement, is not currently engaged in any negotiations regarding the possible sale of any of its assets or acquisitions of any businesses or assets, or any strategic transactions although the Company intends to pursue any business opportunities which may be presented, including, without limitation, the acquisition of businesses or assets, which are in the best interests of the Company and its stockholders. The Company is presently negotiating the terms of an agreement with a company to serve as the Company's primary vendor for the Company's inserting and mailing services. In connection therewith, the Company is negotiating the terms of a loan from the Company to the vendor in the approximate amount of $200,000 to enable the vendor to obtain sufficient space to service the Company's orders. In addition, the Company is investigating the possibility of the purchase of a direct mail manufacturing plant in the Midwest.

                  Except as otherwise described in this Proxy Statement, the Management Group advises that it has developed no plans or proposals regarding activities or transactions which are to occur after the Merger that would relate to or would result in an extraordinary transaction such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, or a change in any material aspect of the Company's corporate structure or business. The Management Group, however, reserves the right to take such actions relating to the Company following the Merger as it deems appropriate and in its best interests, including activities and transactions of the nature discussed under this heading.

                  The Company, moreover, has formulated no specific plans in the event the Merger is not consummated because of reasons other than the receipt of a superior proposal and the consummation of a transaction to effect such superior proposal. In such event, it is currently contemplated that the Company will continue as a public company and continue with its current strategy, including seeking to make appropriate acquisitions to utilize the Company's available cash or authorized common stock.

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Certain Effects of the Merger

                  As a result of the Merger, the Management Group will own the entire equity interest in the Company and will thereby be entitled to 100% of the Company's net assets and earnings. For a description of the stock purchase warrant to be granted to Mellon in connection with the financing for the Merger, see "FINANCING OF THE MERGER - Warrant to Purchase Surviving Corporation's Common Stock." Therefore, following the Merger, the present holders of Shares (other than the members of the Management Group) will no longer have an equity interest in the Company and will no longer share in future earnings and growth of the Company, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their Shares through corporate opportunities that may be pursued by the Company in the future. See "SPECIAL FACTORS -- Purpose and Structure of the Merger" which describes certain other effects of the Merger. Instead, each such holder of Shares will have only the right to receive the Merger Consideration for each Share held or to seek appraisal rights as described under the caption "DISSENTERS' RIGHTS." If the Merger is consummated, the Management Group intends to cause the Company to terminate the registration of the Shares under the Exchange Act and its obligation to file reports, proxy statements and other information with the Commission.

                  The Merger will be a taxable transaction to the holders of the Shares (other than SCFM) for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes. See "SPECIAL FACTORS -- Certain Federal Income Tax Consequences of the Merger."

Interests of Certain Persons in the Merger; Conflicts of Interest

                  SCFM was organized by the Management Group for the purpose of enabling the Management Group to obtain the entire equity interest in the Company. The outstanding shares of capital stock of SCFM are owned by Mr. Samans, who owns a 67.8% interest, and Mr. Carcioppolo, who owns a 32.2% interest. As a result of the Merger, the current stockholders of the Company, other than members of the Management Group, will no longer have any equity interest in the Company. See "SPECIAL FACTORS -- Certain Effects of the Merger."

                  Pursuant to the Merger Agreement, SCFM will merge with and into the Company, with the Company being the Surviving Corporation. Each outstanding Share (including approximately 138,889 Shares held by each of Messrs. Samans and Carcioppolo, and excluding those Shares held by the Company as treasury stock or held by SCFM and Shares held by stockholders who properly exercise their appraisal rights under the DGCL) will be converted into the right to receive $3.60 in cash, without interest. Each Share beneficially owned by SCFM or held by the Company as treasury stock will be canceled without consideration. Each share of common stock of SCFM will be converted into one share of common stock of the Surviving Corporation. It is anticipated that each of Messrs. Samans and Carcioppolo will receive approximately $500,000 in Merger

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Consideration for the 138,889 Shares held beneficially by each of them at the
Effective Time.

                  Certain executive officers of the Company are the holders of options to purchase Shares under the Stock Option Plan. Each such executive officer will receive, along with all other holders of options under the Stock Option Plan, a cash payment from the Company equal to the excess, if any, of the Merger Consideration over the per Share exercise price of each option held by such executive officer, subject to applicable federal, state and local tax withholdings, multiplied by the number of Shares covered by the option. As of March 15, 1996, the executive officers of the Company as a group held options to purchase an aggregate of 125,000 Shares at exercise prices ranging between $0.30 and $1.69. Such executive officers will be entitled to receive an aggregate of approximately $315,200 in the Merger upon cancellation of such options (based on the Merger Consideration of $3.60 per Share). See "OWNERSHIP OF SHARES -- General," "-- Beneficial Ownership of Shares and Transactions in Shares by Certain Persons" and "TREATMENT OF EMPLOYEE STOCK OPTIONS."

                  SCFM and the Company have agreed in the Merger Agreement that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and the Company's subsidiaries as provided in their respective Certificates of Incorporation or bylaws or otherwise in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect after the Effective Time; that any permissive provision therein relating to rights of indemnification will be deemed to be mandatory to the maximum extent permitted by law; and that the Surviving Corporation will maintain for a period of not less than two years from the Effective Time policies of directors' and officers' liability insurance providing the same coverage, or other coverage no less favorable, as the policies currently maintained by the Company for the benefit of the officers and directors of the Company. See "MERGER AGREEMENT-- Agreements and Covenants."

                  Since September 1994, pursuant to an arrangement with the Company, Mr. Carcioppolo has provided consulting advice and assistance to the Company with regard to manufacturing, production and potential acquisitions and sales of businesses and/or product lines. Mr. Carcioppolo is compensated at the rate of $200 per hour for such consulting services. During the fiscal year ended October 1, 1995, the Company paid Mr. Carcioppolo $28,673 for consulting services. It is anticipated that Mr. Carcioppolo will continue to provide consulting services to the Surviving Corporation and be compensated therefor at the rate of $200 per hour.

Certain Federal Income Tax Consequences of the Merger

                  The following discussion summarizes certain United States federal income tax consequences of the Merger to stockholders of the Company other than members of the Management Group (and certain related parties, if any) or SCFM. It is based upon laws, regulations (whether final, temporary, or

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proposed), rulings and judicial decisions now in effect, all of which are subject to change, including changes to a taxpayer's detriment with retroactive effect. It does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of that stockholder's personal circumstances, or to types of taxpayers subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign taxpayers, securities dealers, and persons who have entered into hedging transactions with respect to the Shares), nor does it address any aspect of state, local, or foreign tax laws. The Company has not requested any ruling from the Internal Revenue Service with respect to the Merger. STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL AND APPLICABLE STATE, LOCAL, AND FOREIGN TAX LAWS.

                  The Merger will be treated for federal income tax purposes as a redemption by the Company of the Shares held by stockholders other than members of the Management Group and parties related to them.

                  The receipt of cash for Shares pursuant to the Merger by stockholders (other than members of the Management Group, SCFM and parties related to them) will be treated for federal income tax purposes as a redemption by the Company of the Shares held by such stockholders and as a taxable sale or exchange of such Shares by them. For these purposes, parties related to the members of the Management Group includes the spouses, children, grandchildren, and parents of members of the Management Group, corporations (other than S corporations) 50% or more of which is owned directly or indirectly by any such persons, partnerships and S corporations in which any of such persons is a partner or stockholder, and trusts for the benefit of any such persons. The Merger also may be a taxable transaction under applicable state, local, foreign and other tax laws.

                  In general, stockholders other than members of the Management Group, parties related to them, and SCFM will recognize gain or loss equal to the difference between the cash received by them in the Merger and the adjusted tax basis of their Shares converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of such stockholders, and will be long-term capital gain or loss if their holding period for such Shares is more than one year.

                  Cash payments to stockholders pursuant to the Merger may be subject to a backup withholding tax at a rate of 31% on the gross amount of such payments unless the stockholder has complied with certain reporting and/or certification procedures. The Letter of Transmittal, which will be sent to the former stockholders of the Company following the Effective Time if the Merger is consummated, will include a substitute Form W-9 on which stockholders can provide the information required to avoid the backup withholding provisions of federal income tax law. Any amount withheld from a stockholder under the backup


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withholding rules will be allowed as a credit against such stockholder's federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. Stockholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of an exemption therefrom if the stockholders cannot or do not make the certifications required by the substitute Form W-9.

                  In the case of stockholders who acquired their Shares upon the exercise of qualified incentive stock options granted to employees of the Company ("ISO Shares"), such stockholders will receive the treatment described above only with respect to ISO Shares as to which both of the following conditions apply: (1) the date of transfer of the ISO Shares following exercise of the applicable options was more than one year prior to the Effective Time, and (2) the applicable options were granted to the employee more than two years prior to the Effective Time. As to all other ISO Shares, the receipt of cash for such ISO Shares in the Merger will be a disqualifying disposition of such ISO Shares. Such stockholders will recognize ordinary income equal to the excess, if any, of (a) the lesser of (i) the fair market value of the applicable ISO Shares on the date such ISO Shares were transferred pursuant to the exercise of the options, or (ii) the cash received with respect to such ISO Shares in the Merger, over (b) the exercise price paid to acquire such ISO Shares. The federal income tax withholding applicable to wages will apply to such ordinary income. Such stockholders' adjusted basis in such ISO Shares will include the exercise price paid to acquire such ISO Shares and any ordinary income recognized by reason of the disqualifying disposition, and such stockholders will also recognize capital gain or loss equal to the difference between the cash received for the applicable ISO Shares in the Merger and the adjusted basis of such ISO Shares in their hands. Such gain or loss will be long-term gain or loss if the applicable options were exercised more than one year prior to the Effective Time.

                  Persons who receive cash payments in the Merger in settlement of employee options outstanding under the Stock Option Plan will recognize ordinary income in the amount of such cash payments. The federal income and employment tax withholding applicable to wages will apply to such ordinary income.

Accounting Treatment of the Merger

                  The Merger will be accounted for as a "business combination" as that term is used under generally accepted accounting principles for accounting and financial reporting purposes.

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Risk of Fraudulent Conveyance

                  If a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy, or the Surviving Corporation, as debtor in possession, were to find that, at the Effective Time or at the time the Surviving Corporation distributed the Merger Consideration to the holders of Shares, the Surviving Corporation made such payment with fraudulent intent, or (i) was insolvent, (ii) was rendered insolvent by reason of such distributions, (iii) was engaged in a business or transaction for which the assets remaining with the Surviving Corporation constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could (w) find that the distribution of the Merger Consideration and the financing thereof constituted fraudulent transfers or conveyances; (x) void the Merger and require that the Surviving Corporation return the assets of the Company to a fund for the benefit of the Company's creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation); (y) void the distribution of the Merger Consideration to holders of Shares and require that such holders return the same (or equivalent amounts) to the Surviving Corporation or a fund for the benefit of its creditors (including, under certain circumstances, bank lenders and other holders of debt of Surviving Corporation); and (z) void or modify the rights and obligations relating to the financing of the Merger.

                  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction that is being applied. Generally, however, the Surviving Corporation would be considered insolvent if the sum of its debts is greater than all of its property, at a fair valuation, or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. No assurance can be given as to what method a court would use in order to determine whether the Surviving Corporation was "insolvent" at the Effective Time or that, regardless of the method of valuation, a court would not determine that the Surviving Corporation was insolvent at the Effective Time. The avoidance of the distribution of the Merger Consideration to holders of the Shares as described above could result in such holders being required to return all or a portion of the Merger Consideration.

                  Management of the Company believes that the payments to be made in connection with the Merger will be made for proper purposes and in good faith and that, based on present forecasts and other financial information, the Company is, and the Surviving Corporation will be, solvent, and that the Surviving Corporation will have sufficient capital for carrying on its businesses after the Merger and will be able to pay its debts as they mature. As a condition of Mellon's obligation to provide certain loans to the Company to finance the Merger, the Board has engaged Howard Lawson & Co. to provide to the Board an opinion of solvency attesting to the solvency of the Surviving Corporation after the Merger. See "FINANCING OF THE MERGER" and "SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY."

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Regulatory Approvals

                  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by either party to the Merger Agreement in connection with consummation of the Merger Agreement, except for the requirements of federal securities law, delivery to and filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger.

                              THE MERGER AGREEMENT

General

                  The description of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement which is attached to this Proxy Statement as Annex A and incorporated in its entirety herein by reference.

                  The Merger Agreement provides that, subject to compliance with certain covenants and conditions, some of which are described below, SCFM will be merged with and into the Company in accordance with the laws of the State of Delaware, with the Company being the Surviving Corporation, and the separate existence of SCFM will cease. As a result of the Merger, the Management Group will own all of the Surviving Corporation's common stock. For a description of the stock purchase warrant to be granted to Mellon in connection with the financing of the Merger, see "FINANCING OF THE MERGER - Warrant to Purchase Surviving Corporation's Common Stock." In the Merger, the stockholders of the Company, other than the Management Group, SCFM and stockholders who exercise their appraisal rights under the DGCL, will receive the Merger Consideration described below. See "SPECIAL FACTORS -- Purpose and Structure of the Merger."

Effective Time of the Merger

                  The Effective Time will occur at the time on the date that a properly executed Certificate of Merger is delivered to and filed with the Secretary of State of the State of Delaware, which delivery and filing will be made as soon as practicable after the closing of the transactions contemplated by the Merger Agreement. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement. The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is

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included in this Proxy Statement as Annex A and incorporated herein by reference.

Surviving Corporation

                  The Merger Agreement provides that, at the Effective Time, the persons identified herein under "DIRECTORS AND EXECUTIVE OFFICERS OF SCFM" will be the directors of the Surviving Corporation and the persons identified herein under "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY" as the officers of the Company will be the officers of the Surviving Corporation. The Certificate of Incorporation and bylaws of the Company in effect immediately prior to the Effective Time will be the Certificate of Incorporation and bylaws of the Surviving Corporation.

Consideration to be Received By Stockholders of the Company

                  The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any further action on the part of any holder of Shares, (a) any Shares which are held in the treasury of the Company or by any subsidiary of the Company immediately prior to the Effective Time and any Shares beneficially owned by SCFM will be canceled and cease to exist, without any consideration being payable therefor; (b) each remaining Share (including approximately 138,889 Shares held by each of Messrs. Samans and Carcioppolo), except the Shares held by stockholders who properly exercise their appraisal rights under the DGCL, will be canceled and cease to exist and will represent only the right to receive the Merger Consideration of $3.60 per Share, without interest; and (c) each share of common stock of SCFM outstanding immediately prior to the Effective Time will be converted into one share of common stock, $.01 par value, of the Surviving Corporation, such conversion to be effected by the cancellation of the certificate or certificates representing such shares of capital stock and the issuance to SCFM's stockholders of new certificates representing shares of common stock of the Surviving Corporation.

                  Pursuant to the Merger Agreement, from time to time after the Effective Time, the Surviving Corporation will cause to be delivered to a reputable banking institution selected by the Special Committee (the "Paying Agent") for the benefit of the holders of certificates formerly representing Shares, funds in an aggregate amount equal to the Merger Consideration multiplied by the number of Shares outstanding at the Effective Time other than the Shares held in the treasury of the Company, Shares held by stockholders who properly exercise their appraisal rights under the DGCL, and Shares owned by any subsidiary of the Company or by SCFM. Such funds will be provided to the Paying Agent as needed to make payments for Shares pursuant to the Merger Agreement.

                  As soon as practicable after the Effective Time, the Paying Agent will mail to each holder of record (other than the Company or any subsidiary of the Company and SCFM) of a certificate or certificates which

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immediately prior to the Effective Time represented outstanding Shares (the
"Certificates"): (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. STOCKHOLDERS SHOULD NOT SUBMIT CERTIFICATES TO THE PAYING AGENT OR THE COMPANY UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive promptly the amount of cash into which the Shares represented by the Certificate will have been converted pursuant to the provisions of the Merger Agreement and the Certificate will be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

                  If Certificates are not surrendered prior to one year after the Effective Time, unclaimed funds payable with respect to such Certificates will, to the extent permitted by applicable law, become the property of the Surviving Corporation, subject to any legally enforceable claims or interest of any person entitled thereto.

                  If payment is to be made to any person other than the person in whose name the surrendered Certificate is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment will pay to the Paying Agent any transfer or other taxes required by reason of the payment to any person other than the registered holder of the Certificate surrendered, or otherwise required, or will establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

                  After the Effective Time, there will be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates representing such Shares are presented to the Surviving Corporation (or the registrar or transfer agent of the Company), they will be canceled and exchanged for cash as provided in the Merger Agreement.

Representations and Warranties

                  The Merger Agreement contains various representations and warranties of the Company and SCFM relating to, among other things, the following matters : (a) due organization, corporate existence, good standing and power of and similar corporate matters with respect to each of the Company, subsidiaries of the Company and SCFM; (b) corporate power and authority (subject, in the case of the Company, to approval of the Merger by the stockholders of Company) to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger; (c) validity and enforceability of the Merger Agreement; (d) absence of any conflict with, violation of or default or loss of a benefit, or grounds for acceleration of any obligation, as a result of the party's execution and delivery of the Merger Agreement and consummation of the Merger, under any provision of (i) the


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Certificate of Incorporation or bylaws of the party, (ii) any mortgage, indenture, lease, agreement or other instrument to which the party is party or by which any of their respective properties are bound or (iii) any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the party or their respective properties, except, in the case of clauses (ii) and (iii) above, such conflicts, violations, defaults, losses or accelerations that would not, individually or in the aggregate, have a material adverse effect; (e) the absence, except as disclosed, of any requirement for any consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority in connection with the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby except for such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not, individually or in the aggregate, have a material adverse effect; (f) the accuracy of information supplied by the party included in this Proxy Statement and the Schedule 13E-3; and (g) the absence of any broker's, finder's or financial advisor's fee or similar compensation due in connection with the Merger, except for compensation payable by the Company to Janney pursuant to the letter agreement dated March 2, 1995, as amended May 8, 1995.

                  In the Merger Agreement, the Company has made certain additional representations and warranties to SCFM relating to the following matters (with respect to the Company and, in certain instances, its subsidiaries): (a) capital structure; (b) delivery to SCFM of certain documents filed with the Commission and the accuracy of the information contained in such documents; (c) fair presentation of financial statements included in such Commission filings which were delivered to SCFM; (d) absence, as of January 31, 1996, of any material liabilities not specifically disclosed or provided for in the Company's financial statements, except for liabilities incurred in connection with the Merger; (e) absence, since December 31, 1995, of any incurrence of material liabilities (after taking into account applicable insurance coverage) except liabilities incurred in the ordinary course of business consistent with past practice and for the liabilities referred to in the preceding clause; (f) the conduct of its business, since December 31, 1995, in the ordinary and usual course (except for actions approved by the Company's Board); (g) absence of actions by the Company and any of its subsidiaries which are prohibited by the covenants of the Company set forth in the Merger Agreement and absence of any material adverse effect; (h) absence of agreements providing for severance or termination payments, or payments in connection with any change in control of the Company or employment agreements with any former employee, employee, officer, consultant or director of the Company or any of its subsidiaries; (i) due approval by the Special Committee of the Merger Agreement and the Merger, determination by the Special Committee that the Merger is fair to stockholders other than SCFM or any affiliate of SCFM and resolution of the Special Committee to recommend acceptance of the Merger; (j) advice of Janney to the Special Committee and the Company's Board that the Merger Consideration is fair to the Company's stockholders (other than SCFM and any affiliate of SCFM) from a financial point of view.

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                  In the Merger Agreement, SCFM has represented and warranted to the Company that it has done and will do any and all things necessary to assist in assuring that all funds or appropriate commitments from responsible financial institutions to provide funds to the Company will be available in connection with the Merger sufficient to satisfy the obligation of the Company to pay at the Effective Time to the holders of Shares of the aggregate amount of cash to which such holders will be entitled.

Agreements and Covenants

                  The Company has agreed in the Merger Agreement that, during the period prior to the Effective Time, the Company and each of its subsidiaries will carry on its business in, and only in, the usual, regular and ordinary course and will promptly notify SCFM of any material adverse change to the Company and its subsidiaries, taken as a whole, in its assets, business, operations and financial condition and, among other things, that neither the Company nor (in the case of certain of the actions set forth below) any of its subsidiaries will, without the prior written consent of SCFM, (a) amend its Certificate of Incorporation or bylaws (or other constituent documents); (b) acquire or offer to acquire substantially all of the assets of any business; (c) split, combine or reclassify the outstanding Shares or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem any shares of its capital stock; (d) issue or sell (or agree to issue or sell) any shares of its capital stock or any rights to purchase such shares (other than pursuant to employee stock options under employee stock option plans that were outstanding as of the date of the Merger Agreement); (e) other than in the ordinary course of business consistent with prior practice,
(i) incur any indebtedness for borrowed money or vary the terms of any existing debt securities, (ii) issue or sell any debt securities, (iii) acquire or dispose of any substantial assets or (iv) enter into any other material transaction; (f) mortgage, pledge or subject to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with prior practice; (g) grant to any officer or director any increase in compensation in any form, or any severance or termination pay, or make any loan or enter into any Agreement with any officer or employee (except in accordance with the normal practices of the Company or in accordance with the terms of an existing written agreement previously disclosed to SCFM); or (h) adopt, amend in any material respect or terminate any bonus, profit sharing, stock option, stock appreciation rights, employee stock ownership, pension, retirement, deferred compensation, employment or other plan, agreement or arrangement for the benefit of any of its employees.

                  The Company has agreed that, prior to the Effective Time, the Company will timely file with the Commission (and deliver to SCFM copies of ) all reports required to be filed by the Company under federal securities laws; that, as of their respective dates, none of such reports filed with the Commission will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and that the Company's audited consolidated financial statements

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and unaudited interim financial statements included in such reports will be prepared in accordance with generally accepted accounting principles and will fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                  The Company has agreed in the Merger Agreement that it will furnish information and access, in response to unsolicited requests, to the same extent information and access are to be furnished by the Company to SCFM under the terms of the Merger Agreement, to any person or entity pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such person or entity concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company (any such transaction being referred to herein as a "Competing Transaction") if the Special Committee determines that such action is appropriate after consultation with counsel. The Company will cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company will not solicit, participate in or initiate discussion or negotiations with, or provide any information to, any person or entity (other than SCFM or its affiliates or associates) concerning any Competing Transaction. See "THE MERGER AGREEMENT -- Termination, Amendment and Waiver."

                  SCFM and the Company have agreed in the Merger Agreement that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and the Company's subsidiaries as provided in their respective Certificates of Incorporation or bylaws or otherwise in effect on the date of the Merger Agreement will survive the Merger and will continue in full force and effect after the Effective Time; that any permissive provision therein relating to rights of indemnification will be deemed to be mandatory to the maximum extent permitted by law; and that the Surviving Corporation will maintain for a period of not less than two years from the Effective Time policies of directors' and officers' liability insurance providing the same coverage, or other coverage no less favorable, as the policies currently maintained by the Company for the benefit of the officers and directors of the Company.

Conditions to the Merger

                  The obligation of each party to the Merger Agreement to consummate the Merger is subject to the satisfaction or waiver (if permitted by law and under the terms of the Merger Agreement) of the following conditions:
(a) the absence of an order restraining or prohibiting the Merger; (b) the approval of the Merger Agreement by the holders of a majority of the Shares; (c) the availability to the Company or SCFM of satisfactory financing commitment(s) from (i) Mellon, pursuant to the Mellon Offer and Outline of Terms, each dated February 5, 1996, (ii) any other reputable banking institution satisfactory to the Special Committee on terms not materially different from those under (i), above, or (iii) any other source on terms satisfactory to the Special

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Committee; (d) the perfection of stockholders' appraisal rights by stockholders owning no more than 300,000 Shares; (e) the absence of any injunction or order preventing the consummation of the Merger or any pending governmental proceeding seeking any of the foregoing.

                  The obligations of SCFM to consummate the Merger are also subject to the satisfaction or waiver (if permitted by law and under the terms of the Merger Agreement) of the following conditions: (a) the representations and warranties of the Company contained in the Merger Agreement will be true and correct in all material respects as of the date when made and at and as of the Closing Date; and (b) the Company will have performed and complied in all material respects with the covenants and agreements required by the Merger Agreement to be performed or complied with prior to or on the Closing Date.

                  The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (if permitted by law and under the terms of the Merger Agreement) of the following conditions: (a) the representations and warranties of SCFM contained in the Merger Agreement will be true and correct in all material respects as of the date when made and at and as of the Closing Date; and (b) SCFM will have performed and complied in all material respects with the covenants and agreements required by the Merger Agreement to be performed or complied with by it prior to or on the Closing Date.

Termination, Amendment and Waiver

                  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of the Company: (a) by mutual consent of the Board of Directors of SCFM and the Board (acting upon the recommendation of the Special Committee); or (b) by either SCFM or the Company (acting upon the recommendation of the Special Committee) if the Merger has not been consummated on or before August 31, 1996; or (c) by SCFM or the Company (acting upon the recommendation of the Special Committee) if any court of competent jurisdiction in the United States or any other United States federal, state or local governmental body will have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable and will not have resulted from an action by the party seeking termination; (d) by SCFM or by the Company (acting upon the recommendation of the Special Committee) if any person will have acquired beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder but not including SCFM or its stockholders) will have been formed which beneficially owns 50% or more of the outstanding Shares; (e) by SCFM or by the Company if the Board (acting upon the recommendation of the Special Committee) determines that it is unable, consistent with its fiduciary duties, to recommend in the Proxy Statement and at the Special Meeting that the stockholders of the Company approve the Merger Agreement; (f) by SCFM or by the Company (acting upon the

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recommendation of the Special Committee) if either of them reasonably determines that an Acquisition Proposal (as defined below) constitutes a Superior Proposal (as defined below); provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause (f) unless (i) ten business days will have elapsed after delivery to SCFM of a written notice of such determination and during which period the Company has fully cooperated with SCFM, including, without limitation, informing SCFM of the terms and conditions and the identity of the proponent(s) of such Acquisition Proposal, (ii) at the end of such ten business day period the Special Committee will continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, and (iii) promptly thereafter the Company will enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal.

                  As used in the Merger Agreement and described in clause (f) of the immediately preceding paragraph, the term "Acquisition Proposal" means any proposal or offer for, or any expression by any person (other than SCFM) of its interest in effectuating any of the following: (i) a tender of exchange offer for 20% or more of the equity of the Company, (ii) a merger, consolidation or other business combination involving the Company, (iii) an acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, the Company. As used in the Merger Agreement and described in clause (f) of the immediately preceding paragraph, "Superior Proposal" means a bona fide, written proposal or offer made by any person or group (other than SCFM) to effect any Acquisition Proposal (i) at a per share price higher than $3.60 per Share, (ii) on terms (including price) which the Special Committee determines in its judgment (based on the advice of independent financial advisors), to be more favorable to the Company and its stockholders than the Merger, (iii) for which any required financing is committed or which, in the judgment of the Special Committee (based on the advice of independent financial advisors), is reasonably capable of being financed by such person, and (iv) which is not otherwise subject to material conditions (other than conditions similar to those contained in the Merger Agreement) which, in the judgment of the Special Committee, render recommendation of the Acquisition Proposal undesirable.

                  Any term or provision of the Merger Agreement (other than the requirement for stockholder approval, if required by applicable law, or a term or provision that expressly provides otherwise) may be waived in writing at any time by the party that is entitled to the benefits thereof. The Merger Agreement may be amended, before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment may be made which reduces the amount of cash into which Shares are to be converted as provided in the Merger Agreement without the further approval of such stockholders.

Fees and Expenses

                  Janney is acting as financial advisor to the Special Committee in connection with the proposed going private transaction, including the Merger. Pursuant to an engagement letter dated March 2, 1995 and amended May 8, 1995 between Janney and the Company, the Company engaged Janney to solicit and

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evaluate merger and acquisition opportunities and to render a fairness opinion in connection with a merger or acquisition. The Company agreed to pay Janney a financial advisory fee of $130,000 of which $20,000 was paid in March 1995, $40,000 was paid in March 1996 after delivery of Janney's written opinion dated February 15, 1996, $45,000 is payable upon the filing of this Proxy Statement with the Commission in connection with the Merger and $25,000 is payable at the Effective Time. The Company also agreed to pay Janney a contingency fee if the aggregate Merger Consideration exceeded $13,200,000. The Company also agreed to reimburse Janney for the reasonable expenses incurred by it and to indemnify Janney against certain liabilities including liabilities under federal securities law.

                  It is estimated that the expenses incurred in connection with the process leading up to the Merger as well as the expenses incurred in connection with the Merger will be approximately as set forth below:

   Financial advisor fees and expenses.........................$130,000.00
   Legal fees and expenses ....................................$
   Paying Agent fees and expenses .............................$
   Loan commitment fees .......................................$ 85,000.00
   Accountant's fees and expenses .............................$
   Solvency Opinion............................................$ 40,000.00
   Filing fees ................................................$  1,734.57
   Printing and mailing fees...................................$
   Miscellaneous...............................................$

                  The Company has agreed in the Merger Agreement that all costs and expenses reasonably incurred by or on behalf of the Management Group or SCFM in connection with the Merger Agreement and the Merger (including, without limitation, commitment fees paid to lenders, fees and disbursements of financial advisors, accountants and attorneys), up to $250,000, will be paid by the Company. Such fees are included in/excluded from the estimates set forth above.

                       TREATMENT OF EMPLOYEE STOCK OPTIONS

                  The holders of options to purchase Shares under the Stock Option Plan will receive a cash payment from the Company equal to the excess, if any, of the Merger Consideration over the per Share exercise price of each option, subject to applicable federal, state and local tax withholdings, multiplied by the number of Shares covered by the option. As of March 31, 1996, options to purchase an aggregate of 205,000 Shares (including an aggregate of 125,000 Shares held by certain of the executive officers of the Company) were outstanding under the Stock Option Plan at exercise prices ranging between $.30 and $1.69 per Share. Holders of such options will receive an aggregate of $509,700 (of which amount an aggregate of $315,200 will be paid to executive officers) in the Merger upon cancellation of such options, based on a Merger Consideration of $3.60 per Share. See "OWNERSHIP OF SHARES -- General" and

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"OWNERSHIP OF SHARES -- Beneficial Ownership of Shares and Transactions in
Shares by Certain Persons".

                              REGULATORY APPROVALS

                  No federal or state regulatory approvals are required to be obtained nor any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger, and the requirements of federal securities law.

                               DISSENTERS' RIGHTS

                  Holders of record of Shares who comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

                  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS PROXY STATEMENT. ANY STOCKHOLDER WHO DESIRES TO EXERCISE SUCH STOCKHOLDER'S APPRAISAL RIGHTS SHOULD REVIEW CAREFULLY SECTION 262 AND IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE SUCH RIGHTS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

                  Under the DGCL, holders of Shares who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Chancery Court and to receive payment in cash of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Stockholders who properly perfect such rights will not be entitled to surrender their Shares for the Merger Consideration in the manner otherwise described in this Proxy Statement.

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                  Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262. This Proxy Statement constitutes such notice to the holders of Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

                  A holder of Shares wishing to exercise such holder's appraisal rights (i) must not vote in favor of adoption of the Merger Agreement and (ii) must deliver to the Company prior to the vote on the Merger Agreement at the Special Meeting to be held on May 31, 1996, a written demand for appraisal of such holder's Shares. A holder of Shares wishing to exercise such holder's appraisal rights must be the record holder of such Shares on the date the written demand for appraisal is made and must continue to hold such Shares of record until the Effective Time. Accordingly, a holder of Shares who is the record holder of Shares on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the Effective Time, will lose any right to appraisal in respect of such Shares.

                  Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in the holder's name. A demand of appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

                  All written demands for appraisal should be sent or delivered to the Company at:

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                       181 Rittenhouse Circle
                       Keystone Park
                       Bristol, Pennsylvania 19007-0602
                       Attention: Emma Marie Cocci
                                  Corporate Secretary.

                  The Surviving Corporation shall within 10 days after the Effective Time notify each stockholder who has complied with the statutory requirements summarized above that the Merger has become effective. Within 120 days after the Effective Time, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition with the Court of Chancery demanding a determination of the fair value of the Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

                  Within 120 days after the Effective Time, any stockholder who has complied with the requirements of exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company or 10 days after expiration of the aforementioned 120 day period for delivery of demands for appraisal, whichever is later.

                  If a petition for an appraisal is timely filed, after a hearing on such petition, the Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

                  The Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Common Shares have been appraised. The costs of action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses

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incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

                  Any holder of Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time.)

                  If any stockholder who properly demands appraisal of such stockholder's Shares under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition of reappraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of the Company.

                  Failure to follow the steps required by Section 262 of the DGCL of perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the Merger Consideration with respect to such Shares in accordance with the Merger Agreement).

                  Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be the dissenting stockholders' exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Court of Chancery would be free to fashion any form of appropriate relief.

                             FINANCING OF THE MERGER

                  Based on the Merger Consideration of $3.60 per Share, payable in cash without interest, the total amount of funds required to pay the Merger Consideration following the Effective Time to the holders of all outstanding

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Shares on a fully diluted basis (including Shares beneficially owned by Messrs.
Samans and Carcioppolo but excluding Shares held by the Company, its subsidiaries or SCFM) and to pay related fees and expenses in connection with the Merger is estimated to be approximately $8.5 million. This amount will be provided out of the bank financing described below.

                  General. The Company has entered into a Loan Agreement, dated April 2, 1996, with Mellon (the "Loan Agreement") setting forth an outline of terms relating to a term loan (the "Term Loan"), a reducing revolving line of credit (the "Reducing Revolver") and a continuation of the Company's existing revolving line of credit with Mellon in the reduced amount of $1,000,000 (collectively, the "Loans") proposed to be made by Mellon to the Company. The proceeds of the Term Loan and the Reducing Revolver may be used to repurchase Shares. The following is a summary of the terms set forth in such Loan Agreement.

                  Amortization, Interest Rate and Fees. The Term Loan will be in the amount of $4,500,000 and will be repayable in sixty monthly installments of $75,000 each. Under the Reducing Revolver, loans may be made, repaid and reborrowed during the five year term thereof, subject to the initial maximum availability of $4,000,000 outstanding at any one time, which availability will be reduced by $300,000 per year. All unpaid amounts under the Reducing Revolver must be repaid by the Company at the end of the five-year term thereof. The Company will also be required to make mandatory prepayments of any excess cash flow (as defined) each year, which prepayments will first be applied against the Term Loan and then to reduce the maximum availability under the Reducing Revolver. The loans referred to in this paragraph will bear interest at 1% in excess of the prime rate of Mellon from time to time unless the Company and Mellon mutually agree on a fixed rate for the Term Loan. The Company will pay to Mellon a one time fee of $85,000 and will also pay a fee of 0.5% per annum on the average undrawn amounts under the Reducing Revolver.

                  The expenses incurred by Mellon in the negotiation and preparation of the loan documents and closing thereunder will be paid by the Company.

                  Collateral. The Loans will be secured by a first lien on substantially all of the Company's assets and a pledge of the shares of the Surviving Corporation owned by Mr. Samans and the shares of the Surviving Corporation owned by Mr. Carcioppolo. The Stock Pledge will be released at such time, if any, when Mellon's committed exposure is less than $6,000,000 and the Company's ratio of total liabilities to tangible net worth is reduced to a specified amount.

                  Covenants. The Loan Agreement contains various financial covenants and other affirmative and negative covenants, including limitations on incurrence of debt, granting of liens, acquisitions, dispositions and participation in corporate transactions outside of the ordinary course of business, capital expenditures, loans, advances and payment of dividends.

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                  Warrant to Purchase Surviving Corporation's Common Stock. In
connection with the making of the Loans, an affiliate of Mellon will be granted a ten-year stock purchase warrant for a nominal fee enabling it to purchase, for a price of one cent per share, 7.5% of the Surviving Corporation's outstanding common stock, with anti-dilution protection. After the sixth anniversary of the stock purchase warrant, the holder has the option to sell the stock purchase warrant to the Surviving Corporation at a price equal to the greater of $750,000 or the fair market value of the stock purchase warrant, as determined by an independent third party valuation. In connection with certain transactions the option to sell the stock purchase warrant may be exercised before the sixth anniversary thereof.

                  Conditions. The obligation of Mellon to close under the Loan Agreement will be subject to the satisfaction of certain conditions. These conditions include, among other things: closing of the Loans taking place on or before September 1, 1996, the provision of an opinion of solvency attesting to the solvency of the Company after the purchase of the Shares, satisfaction of Mellon with the Company's contract with a major customer, receipt by the Company from the financial advisor to the Special Committee of an opinion as to the fairness of the price paid for the Shares held by the public stockholders, the Company having obtained interest rate protection satisfactory to Mellon on $3,000,000 of the Loans, the trading price of the Shares not exceeding $3.70 per Share as of the Closing Date and an appraisal of the Company's equipment satisfactory to Mellon.

                  Events of Default. The Loan Agreement contains certain events of default, including, without limitation, failure to pay principal, interest or other amounts due under the loan documents, breach of representations or covenants and, unless Mellon shall have exercised any portion of its warrant, failure of Mr. Samans to maintain of ownership of 51% or more of the stock of the Company. If a default is not cured within any applicable grace period, Mellon may enforce various remedies, including, without limitation, acceleration of the Loans and termination of the revolving loan commitments.

                  The foregoing description of the terms of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement which will be filed as an exhibit to Schedule 13E-3 and is incorporated herein by reference.

                  The Company plans to repay the Loans from its operating income.

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                               OWNERSHIP OF SHARES

General

                  On March 29, 1996, 3,546,648 Shares were outstanding and there were 298 holders of record. The Management Group owns, in the aggregate, 1,556,888 Shares (approximately 43.9% of the outstanding Shares). It is anticipated that, immediately prior to the Effective Time, the members of the Management Group will transfer to SCFM an aggregate of approximately 1,279,110 Shares. Except as set forth in this Proxy Statement, none of SCFM, the Management Group nor, to the best of their knowledge, any of the directors or executive officers of SCFM, nor any associate or majority-owned subsidiary of any of the foregoing persons (other than the Company), beneficially owns or has a right to acquire, directly or indirectly, any equity securities of the Company or has effected any transaction in Shares during the past 60 days. For a description of the stock purchase warrant to be granted to Mellon in connection with the financing of the Merger, see "FINANCING OF THE MERGER -- Warrant to Purchase Surviving Corporation's Stock."

                  Except as set forth in this Proxy Statement, (i) none of SCFM, the Management Group or the Company, nor to the best of their knowledge, any of the directors or executive officers of any of them, has any contract, arrangement or understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations, (ii) since October 3, 1993, there have been no transactions between SCFM, the Management Group or any of their respective subsidiaries or, to the best of their knowledge, any of the directors or executive officers of SCFM, on the one hand, and the Company or any of its executive officers, directors, subsidiaries or affiliates, on the other hand, that would require reporting under the rules and regulations of the Commission and (iii) since October 3, 1993, there have been no contacts, negotiations or transactions between SCFM, the Management Group or, to the best of their knowledge, any of the directors or executive officers of SCFM, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

                  As of April 1, 1996 Mr. Samans was indebted to the Company in the aggregate amount of $406,074 under a $417,760 note, dated as of January 1, 1994, issued by Mr. Samans to the Company. The $417,760 principal amount of the note represents accrued principal and interest on previously outstanding obligations, $200,000 of which was loaned to assist Mr. Samans in the purchase of certain real property and the balance of which principally constitutes accrued interest. The note is being repaid in monthly installments which commenced on January 31, 1994, in accordance with a 30 year amortization schedule with interest on the outstanding principal balance payable at the

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rate of 8% per annum. Full payment of the remaining principal balance will be due on January 1, 1999.

Stock Purchases by the Company, SCFM, the Management Group and Their Affiliates

                  Since October 3, 1993, none of the Company, SCFM, the Management Group nor their affiliates have purchased any Shares.

Beneficial Ownership of Shares and Transactions in Shares By Certain Persons

                  Based upon information contained in the ABN Schedule 13D and information furnished by directors and executive officers of the Company, their respective ownership of Shares as of the Record Date and their rights to acquire such ownership within 60 days of such date are reflected in the following table:

                                        Amount and
                                        Nature of                 Percent
Name (and Address of 5%                 Beneficial                  of
Beneficial Owners)                      Ownership (1)              Class
- -----------------------                 -------------             -------
Robert A. Samans                        1,006,268                  28.4
Scanforms, Inc.
181 Rittenhouse Circle
Bristol, PA  19007-0602

Sebastian A. Carcioppolo                  550,620                  15.5
c/o Scanforms, Inc.
181 Rittenhouse Circle
Bristol, PA  19007-0602

American Banknote Corporation             188,800                   5.3
200 Park Avenue
New York, NY  10166

Robert W. O'Leary                         152,600(2)                4.2

Gary S. Crawford                           35,000(3)                 *

William P. Carey                           25,000(4)                 *

Joel R. Jacks                                   0                    *

Executive Officers and                  1,764,488(5)               48.1
directors of the Company
as a group (6 persons)

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- -----------------
*Less than one percent

(1) Unless otherwise indicated, each person listed holds sole voting and investment power with respect to the shares listed above.

(2) Includes 65,000 shares of Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

(3) Represents 35,000 shares of Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

(4) Represents 25,000 shares of Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

(5) Includes 125,000 shares of Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

                  No pension, profit sharing or similar plan of the Company is the beneficial owner, or has the right to acquire any equity securities of the Company.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

                  Set forth below is the name of each director and executive officer of the Company and the present principal occupation or employment of each such person, the material occupations, positions, offices or employments and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment of each such person was held during the past five years. Unless otherwise indicated, the address of each director and executive officer is that of the Company at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602. Unless otherwise indicated, each person listed below is a citizen of the United States.

                                Present Principal                    Principal Occupations or
                                Occupation or                        Positions During the Past Five
Name                            Employment                           Years.
- ------                          -------------------------            -------------------------------
Robert A. Samans                President and Chairman of            President and member of the Board
                                the Board                            since its formation in January 1969;
                                                                     Chairman of the Board since September
                                                                     1990.





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Robert W. O'Leary               Vice President, Sales and            Vice President, Sales and
                                Marketing; Sales Manager             Marketing, of the Company since
                                                                     January 1987; the Company's
                                                                     Sales Manager since 1983.

Gary Crawford                   Vice President, Operations           Vice President, Operations of the
                                                                     Company since October 1993;
                                                                     Company's Director of Operations
                                                                     from June 1992 to October 1993;
                                                                     General Manager of Champion
                                                                     Envelope Corporation of Union,
                                                                     N.J., an envelope manufacturer,
                                                                     from November 1989 to June 1992.

William P. Carey               Treasurer                             Treasurer of the Company since
                                                                     February 1992; employed by the Company
                                                                     in various capacities since 1984.

Sebastian A. Carcioppolo       Director                              Director of the Company since
                                                                     1977;  independent consultant since
                                                                     September 1994; Vice President of
                                                                     the Company from July 1977 until
                                                                     February 1992; consultant to
                                                                     Standard Forms, Inc., from March
                                                                     1991 to September 1994.

Joel R. Jacks                   Director                             Director of the Company since
                                                                     1994;   managing director of Carl
                                                                     Marks Consulting Group, a
                                                                     management consulting firm,  since
                                                                     May 1992; President and sole
                                                                     stockholder of JLAD Limited, a
                                                                     management consulting company,
                                                                     since January 1991;  associated
                                                                     with OEM Capital, which provided
                                                                     asset recovery management
                                                                     services to the Company, during
                                                                     1991.



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                         DIRECTORS AND OFFICERS OF SCFM

                   Set forth below is the name of each director and executive officer of SCFM and the present principal occupation or employment of each such person, the material occupations, positions, offices or employments and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment of each such person was held during the past five years. Unless otherwise indicated, the address of each director and executive officer is that of the SCFM, c/o Scanforms, Inc., 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602. Unless otherwise indicated, each person listed below is a citizen of the United States.

                                   Present Principal                      Principal Occupation or
                                   Occupation or                          Positions During the Past Five
Name                               Employment                             Years
- ----                               -----------------                      ------------------------------
Robert A. Samans                   See "DIRECTORS AND                     See "DIRECTORS AND
                                   EXECUTIVE OFFICERS                     EXECUTIVE OFFICERS OF
                                   OF THE COMPANY." Also                  THE COMPANY."
                                   President, Treasurer and
                                   Director of SCFM.

Sebastian Carcioppolo              See "DIRECTORS AND                     See "DIRECTORS AND
                                   EXECUTIVE OFFICERS                     EXECUTIVE OFFICERS OF
                                   OF THE COMPANY."                       THE COMPANY."
                                   Also Vice President,
                                   Secretary and Director of
                                   SCFM.

              INFORMATION CONCERNING THE MANAGEMENT GROUP AND SCFM

                  The Management Group is comprised of Mr. Samans, the President and Chairman of the Board, and Mr. Carcioppolo, a director of the Company. See "DIRECTORS AND OFFICERS OF THE COMPANY."

                  SCFM was incorporated in Delaware on February 9, 1996 and to date has engaged in no activities other than those incident to its organization and the Merger. The outstanding shares of capital stock of SCFM are owned by Mr. Samans, who owns a 67.8% interest, and Mr. Carcioppolo, who owns a 32.2% interest. The address of the principal executive offices of SCFM is c/o Scanforms, Inc., 181 Rittenhouse Circle, Keystone Park, P.O. Box 602, Bristol, PA 19007, telephone: (800) 523-3936.

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                             BUSINESS OF THE COMPANY

                  The Company is a full-service manufacturer of direct mail advertising with in-house forms manufacturing, laser and impact computer personalization, bindery and mailing services.

                  The Company's special capabilities include up to ten color web heatset four color process printing, hot foil stamping and embossing, die cutting, pressure sensitive labeling, tipped on plastic and paper cards and remoist gluing.

                  The Company's sales staff markets the Company's services and products to advertising agencies for use by the agencies' clients and directly to end user clients.

                  The Company's marketing efforts also include direct mail advertising, attendance at monthly direct mail industry meetings in various cities, attendance at major trade shows and direct telephone contacts.

                  The market for the Company's services and products is located principally on the east coast, although the Company also serves customers in the Midwest and is making efforts to develop markets nationally.

                  The primary raw material used by the Company is paper. The Company also uses ink, film and metal plates. These products are available from numerous sources. Generally, the Company maintains a six week supply of raw materials.

                  Sales to the Company's largest customer, MBNA America, accounted for 22.8% of the Company's revenues during the fiscal year ended October 1, 1995. The loss of this customer would have a material adverse effect on the Company's sales and income.

                  The total amount of the backlog of orders believed to be firm as of October 1, 1995 and October 2, 1994 was approximately $7,497,000 and $7,696,000, respectively. The Company usually fills its backlog within 12 months. The Company's business is not significantly seasonal although the first quarter of the fiscal year is traditionally the Company's strongest quarter.

                  The direct mail production business in which the Company is engaged is intensely competitive. The Company believes that there are at least ten companies with which it competes in its principal market area. Some of these companies have greater financial resources than the Company and larger sales forces and advertising budgets than the Company. The Company attempts to compete with such companies by stressing the quality of its services. The Company believes that it is able to react quickly to customer requirements and to give its customers individualized attention. Further, although its competitors do significant business in the Philadelphia and New York metropolitan areas,

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the Company's principal markets, the Company believes that it has one of the largest plants in the Washington to New York corridor.

                  As of March 19, 1996, the Company had 168 employees, of whom 128 were plant employees, 6 were executive and key administrative employees, 18 were sales and sales service employees and 16 were clerical employees.

Properties

                  The Company owns a 123,489 square foot, one-story office and plant at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602. The property is currently financed through the Company's bank credit facility with Mellon. For further information see Notes 5 and 6 to the Company's Consolidated Financial Statements - Years Ended October 1, 1995, October 2, 1994 and October 3, 1993.

                  The Company believes that its facilities are suitable for its business needs at the present time and for the immediate future.

Legal Proceedings

                  In May 1993, the Company received a notice from the U.S. Environmental Protection Agency ("EPA") that it had been named as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") relative to the Frontier Chemicals Superfund Site in Niagara Falls, New York (the "Site"). The Company joined groups of PRPs that entered into a Consent Order with the EPA addressing drums located at the Site (the "Drum Activities") and an Administrative Order on Consent addressing tanks located at the Site (the "Tank Activities"). As a result of its participation in these Orders, the Company has no further obligations with respect to the Drum and Tank Activities, except as noted below.

                  In October 1994, the Company received a letter from the Drum Activities PRP group stating that the remediation consultant initially retained for those activities and subsequently terminated had filed a civil action in the New York State Supreme Court, Monroe County, for breach of contract against the PRP group and for defamation against certain individuals who may have the right to be indemnified by the PRP group relative to those claims. The total damages sought in the action, excluding punitive damages, which are requested but for which no dollar amounts are specified are approximately $2.8 million, of which approximately $240,000 relate to the breach of contract claim. For the initial phase of this litigation, the Company, as part of the PRP group, paid an assessment of $200.

                  Management has been advised by counsel to the PRP group that five of the six counts of the complaint have been dismissed, leaving only the breach of contract claim, and that the plaintiff did not respond to a

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counterclaim made by the PRP group, so is in default regarding that claim. To date, the plaintiff has not prosecuted the claim and the claim has been removed from the trial calendar.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

                  The following table sets forth selected historical financial information and balance sheet data of the Company for the thirteen weeks ended December 31, 1995 and January 1, 1995 and for each of the five years ended on the dates set forth below. The following financial information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and the consolidated financial statements and related Notes included elsewhere in this Proxy Statement.

                            Thirteen Weeks Ended                                       Year Ended
                          --------------------------     ---------------------------------------------------------------------------
                          December 31,    January 1,     October 1,     October 2,      October 3,     October 4,      September 30,
                             1995            1995           1995           1994            1993           1992             1991
                          ------------    ----------     ----------     ----------      ----------     ----------      -------------

Statement of Operations
Data:

Net sales                 $8,566,130      $7,458,102     $24,518,878    $22,235,890     $22,488,184    $19,302,992     $19,321,779
                          ==========      ==========     ===========    ===========     ===========    ===========     ===========

Income before cumulative
  effect of accounting
  change                  $  979,734      $  688,140     $ 1,570,540    $ 1,424,207     $   774,932    $   303,818     $(1,108,136)
Cumulative effect of
  accounting change            -               -               -        $   260,686a          -              -               -
                          ----------      ----------     -----------    ------------    -----------    -----------     ------------
Net income (loss)         $  979,734      $  688,140     $ 1,570,540    $ 1,163,521     $   774,932    $   303,818     $(1,108,136)
                          ==========      ==========     ===========    ===========     ===========    ===========     ============

Income (Loss) per share
  of common stock before
  cumulative effect of
  accounting change       $      .27      $      .19     $      .43     $      .39      $      .22     $      .10      $     (.36)
Cumulative effect of
  accounting change       $       -       $       -      $       -            (.07)a            -              -               -
                          ----------      ----------     ----------     ------------    ----------     ----------      -----------
Net income (loss) per
  share of common stock   $      .27      $      .19     $      .43     $      .32      $      .22     $      .10      $     (.36)
                          ==========      ==========     ==========     ==========      ==========     ==========      ===========

                          December 31,     January 1,     October 1,     October 2,      October 3,     October 4,     September 29,
                             1995            1995            1995          1994             1993          1992             1991
                          ------------     ----------     ----------     ----------      ----------     ----------     -------------
Balance Sheet Data:

Total assets              $19,304,938     $16,862,497    $16,693,206    $16,334,385     $13,618,380    $13,825,881     $14,942,300
                          ===========     ===========    ===========    ===========     ===========    ===========     ===========

Long-term obligations     $ 3,718,490     $ 3,447,686    $ 3,900,535    $ 3,152,091     $ 3,567,668    $ 6,042,660     $ 7,209,661
                          ===========     ===========    ===========    ===========     ===========    ===========     ===========

Stockholders' equity      $ 6,545,490     $ 4,676,611    $ 5,564,774    $ 3,984,552     $ 2,698,228    $ 1,687,471     $ 1,400,542
                          ===========     ===========    ===========    ===========     ===========    ===========     ===========

Ratio of earnings
   to fixed charges            242.28           14.33           7.46           5.98            3.08           1.56           (0.32)

Book value per share      $      1.85     $      1.32    $      1.57    $      1.13     $      0.89    $      0.56     $      0.46

  a - Cumulative effect of change in accounting for income taxes under FASB 109.

Note:  The Company has not paid cash dividends during the period presented.

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Results of Operations

                  Fiscal 1995 vs. Fiscal 1994. The Company's net sales increased by 10.3% from $22,235,890 in fiscal 1994 to $24,518,878 in fiscal 1995, reflecting an expansion of the customer base. Gross profit increased by 15.1% from $6,061,019 to $6,973,733. The increase in gross profit was primarily the result of increased sales volume and an improvement in product mix, net of a retroactive workmen's compensation insurance premium assessment.

                  Operating expenses were $3,999,945 and $3,450,986 in fiscal 1995 and fiscal 1994, respectively. The increase of 15.9% was primarily due to increased compensation expense, the payment of performance bonuses, consulting fees and additional employees.

                  Interest costs decreased by 8.6% from $436,120 to $398,665, due to the retirement of certain indebtedness and the decreased borrowings needed to provide working capital as a result of increased cash generated from operations.

                  The increase in the Company's effective tax rate in fiscal year 1995 from fiscal 1994 is primarily the result of the reinstatement of the corporate net operating loss deduction by the Commonwealth of Pennsylvania as more fully described in the "Results of Operations 1994 vs. 1993."

                  Competition in the direct mail industry continues to be strong, and some pricing remains depressed. More pressure has been put on the margins due to increases in paper prices. As disclosed under "Liquidity and Capital Resources," the Company has purchased additional production equipment in order to service its expanded customer base and resulting increased volume.

                  Fiscal 1994 vs. Fiscal 1993. The Company's net sales for fiscal 1994 declined by 1.1% from fiscal 1993. Gross profit increased by 3.4% from $5,858,550 to $6,061,019. The increase in gross profit was the result of cost reductions relating to increased production efficiencies.

                  Operating expenses were $3,450,986 and $3,890,250 in fiscal 1994 and fiscal 1993, respectively. The decrease of 11.3% reflects the Company's determination to pass through a larger portion of shipping costs to customers, and also reflects reduction of outside consulting costs and bank service charges. In addition, during fiscal 1993, operating expenses were increased as a result of a $288,199 write-off of a note receivable from the former Chairman of the Company, after the Company concluded that he would not be able to make


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additional payments under the note. Moreover, the reduction in operating expenses gives effect to the reversal of $67,083 of the amount previously written off in connection with the note receivable from the Company's former Chairman of the Board. A court order garnishing consulting fees payable to the former Chairman was reversed on appeal. As a result, the Company was able to apply those consulting fees to payment of a portion of the amounts due under the note.

                  Interest costs decreased by 31.7% from $638,942 to $436,120, due to the retirement of certain indebtedness and the decreased borrowings needed to provide working capital as a result of increased cash generated from operations.

                  As more fully described in Note 8 to the Company's Consolidated Financial Statements - Years Ended October 1, 1995, October 2, 1994 and October 3, 1995, the Company adopted FASB Statement No. 109 in the first thirteen weeks of 1994. The cumulative effect of the change in the method of accounting for income taxes resulting from the Company's adoption of FASB Statement No. 109 was to decrease the Company's net income by $260,686, or $0.07 per share, for fiscal 1994. The $260,686 decrease constitutes a non-cash item and is a one time charge. The deferred tax assets and expenses will be recognized when the temporary differences as described in Note 8 to the Company's Consolidated Financial Statements - Years Ended October 1, 1995, October 2, 1994 and October 3, 1995 are reversed.

                  The reduction in the Company's effective tax rate in fiscal 1994 is primarily the result of the reinstatement of the corporate net operating loss deduction by the Commonwealth of Pennsylvania effective for the fiscal years beginning in 1995. The Company had losses, for Pennsylvania income tax purpose, in fiscal 1989 and 1991 of $654,637 and $361,854, respectively. Because applicable regulations limit to $500,000 the amount of loss in any single fiscal year that may be utilized, the Company will not realize a benefit with respect to $154,637 of the $654,637 operating loss of 1989. Management estimates that the available loss carry forward will be utilized to offset the taxes otherwise due on $861,854 in income during the 1995, 1996 and 1997 fiscal years, and therefore, the Company has recorded a deferred state income tax asset of $93,849 in fiscal 1994.

                  Thirteen Weeks Ended December 31,1995 vs. Thirteen Weeks Ended January 1, 1995. The Company's net sales increased from $7,458,102 during the thirteen weeks ended January 1,1995 to $8,566,130 during the thirteen weeks ended December 31,1995, a 14.9% increase, principally reflecting an increase in customer demand. Gross profit increased by 20.8% from $2,338,071 to $2,825,212. The increase in gross profit was primarily the result of the higher sales volume which contributed to more efficient productivity. In addition declining paper prices during this period plus a special order from one of the Company's larger customers contributed to the high margin.

                  Operating expense was $1,192,978 and $1,086,369 for the first thirteen weeks of fiscal 1996 and fiscal 1995, respectively. The increase of 9.8% was primarily due to increased compensation expense, the payment of

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performance bonuses, consulting fees and an increase in costs related to acquisition and Merger considerations and the preparation of the annual report.

                  Interest cost decreased from $87,366 to $6,737 during the first thirteen weeks of fiscal 1996 as compared to the same period in fiscal 1995. The decrease was due primarily to the additional interest income earned as a result of higher cash balances, and the reduction of interest rates under new loan agreements with Mellon which occurred in July of 1995.

                  The FASB issued a new standard, SFAS No. 11, "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of this new statement is not expected to have a material impact on the Company's financial position or results of operations. The Company is required to adopt this new standard for its year ended October 5, 1997.

Liquidity and Capital Resources

                  On June 21, 1995, the Company received a revolving line of credit with Mellon in the amount of $2.5 million which is limited to 80% of eligible accounts receivable less 80% of customer advances plus 50% of raw material inventories up to $500,000. Borrowings under this line are collateralized by all accounts receivable, inventories and other personal property and bear interest at the bank's prime lending rate plus an annual commitment fee of 0.125% on the unused portion. The agreement with Mellon also provides for mortgage note financing in the amount of $2.5 million with a principal payment of $13,889 per month plus interest at 0.25% above the bank's prime lending rate and a final payment of the unpaid principal and accrued interest then due, payable at the maturity of the note. The proceeds of the mortgage note were used to retire the existing mortgage note of the Company's former lending institution in the amount of $2,375,000 and the remainder was used for working capital and deferred finance fees. The revolving line of credit and the mortgage note are due on June 21, 2000 and July 1, 2000 respectively. Under the terms of the revolving line of credit and mortgage note agreement with Mellon, the Company's ability to pay dividends is limited to 50% of the Company's net income during the year. The Company is also subject to certain covenants and restrictions related to increased debt, granting liens, tangible net worth, earnings before interest and taxes and the ratio of liabilities to tangible net worth and other items. The agreement prohibits the Company from making capital expenditures in excess of $500,000 in the aggregate in any one fiscal year which are not financed with permitted indebtedness.

                  The Company has entered into the Loan Agreement, dated April 2, 1996, with Mellon setting forth an outline of terms relating to the Term Loan, the Reducing Revolver and a continuation of the Company's existing revolving line of credit with Mellon in the reduced amount of $1,000,000 (collectively, the "Loans") proposed to be made by Mellon to the Company.

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The proceeds of the Term Loan and the Reducing Revolver may be used to repurchase Shares. See "FINANCING OF THE MERGER" for a summary of the terms set forth in such Loan Agreement.

                  The Company's working capital increased to $2,571,511 as of October 1, 1995, an increase of $1,946,131 or 311.2% from $625,380 on October 2, 1994. The increase was the result of net income for fiscal year 1995, the refinancing of the mortgage note with the new primary lending institution and the refinancing of the balloon payment of a press as described below. The Company's working capital increased further to $3,574,595 as of December 31, 1995, an increase of $1,003,084 or 30.0% from $2,571,511 on October 1, 1995. The increase was the result of an increase in net income for the thirteen week period.

                  Equipment purchased during October 1994 for an aggregate purchase price of $795,114, was financed with five year term loans in the amount of $794,310. A new water system for one of the presses was purchased for $209,999. This system is being financed over three years along with the remainder of a note which was due on the press in the amount of $346,428. The new note is in the amount of $556,427. Additionally, a $91,791 camera monitoring system and additional folding equipment for the finishing department have been purchased and financed over five years in the aggregate amount of $255,300.

                  The Company is in the process of purchasing additional production equipment for product personalization in the amount of $972,800, which is anticipated to be financed by five year term purchase money debt and for the press area in the amount of $98,000, which will be financed by working capital. These acquisitions are necessary to service the Company's existing customer base and remain competitive.

                  Certain significant balance sheet changes during the fifty two weeks ended October 1, 1995 included decreases in customer advances of $1,063,810 accounts receivable net of allowance of $125,611 and income taxes payable of $240,060 and increases in accounts payable of $262,192 and inventories of $831,016. The reduction in customer advances resulted from the utilization of customer deposits to cover postage costs as the Company delivered direct mail materials to the post office for shipment. The decrease in accounts receivable reflects the timing of customer invoices and the reduction in income taxes payable is the result of the payment of current year taxes based on requirements of the federal and state agencies. The increase in accounts payable reflects the timing of vendors invoices as a result of purchases relating to the fourth quarter production. The increase in inventories is the result of the build-up of paper inventory in anticipation of paper price increases and spot shortages.

                  Certain other significant balance sheet changes during the thirteen weeks ended December 31, 1995 included an increase in customer advances of $1,268,214, an increase in accounts receivable of $1,469,311, a decrease in inventories of $407,323, and an increase in income taxes payable of $423,375. The increase in customer advances represents customer payments to cover postage

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costs, as the Company delivers direct mail materials to the post office for shipment over the near future. Accounts receivable were higher due to increased billings in the first quarter of fiscal 1996, reflecting increased sales. The decrease in inventories is the result of the consumption of built up paper inventory during the 13 week period and the higher billings of work-in-process as of the end of the period. The increase in the income taxes payable is the result of the higher profits in the first quarter of fiscal 1996 versus the first quarter of 1995 and the timing differences between the accrual and the payment of income taxes.

                  During the fifty two weeks of fiscal 1995 and the thirteen weeks ended December 31, 1995, the Company did not utilize its working capital line of credit with its principal lending banks. The Company believes that the cash flow generated from operations and the amount available under its working capital line of credit ($1,246,446 as of December 31, 1995) will enable the Company to meet its currently anticipated operating requirements during the fiscal year 1996.

                           MARKET PRICE FOR THE SHARES

                  The Company's Common Stock is included in the Nasdaq Small Cap Market. The following table sets forth, for the calendar quarters indicated, the high and low bid quotations for the Common Stock as reported on Nasdaq. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

Calendar Year                                          Sales Quotation
- -------------                                          ---------------
                                                 High                  Low
                                                 ----                  ---
1994
     First Quarter                              2 7/16                1 9/16
     Second Quarter                             2 3/16                1 3/4
     Third Quarter                              1 13/16               1 1/2
     Fourth Quarter                             2                     1 1/2
1995
     First Quarter                              2 7/8                 1 11/16
     Second Quarter                             2 3/4                 2 3/16
     Third Quarter                              2 5/8                 2
     Fourth Quarter                             3 1/16                2 1/8
1996
     First Quarter                              3                     2 3/16
     Second Quarter (through April 10, 1996)    3 3/4                 2 3/4

                                PRELIMINARY COPY

                  On January 31, 1996, the last full trading day prior to the first public announcement of the Management Group's notification to the Company of the Management Group's intention to present to the Company a proposal that would pay $3.60 cash per Share to the Company's public stockholders and would result in the Company becoming privately held by the Management Group, the closing bid price per Share was $2.94 according to published sources. On February 15, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported closing bid price per Share was $3.43 according to published sources. On ____________, 1996, the last full trading day for which such information was available prior to the printing of this Proxy Statement, the reported closing bid price was $_____ per Share according to published sources.

                                    DIVIDENDS

                  The Board has not declared any dividends during the past two years. Under the terms of the Company's present loan agreement with Mellon, its principal lending bank, the maximum dividend the Company is permitted to pay is 50% of the net income of the Company during the year. The Company is prohibited from redeeming any of its outstanding capital stock for so long as the Company has any existing obligations to Mellon under the loan agreement or any documents ancillary to the agreement. The Loan Agreement contains a total prohibition on the payment of dividends unless the Surviving Corporation becomes a Subchapter S Corporation under the Code in which event the Company would be permitted to pay dividends to stockholders in an amount equal to such stockholders' tax liability, if any, resulting from the allocation of income of the Company. SEE "FINANCING OF THE MERGER -- Covenants."

                              INDEPENDENT AUDITORS

                  The consolidated balance sheets of the Company as of October 1, 1995 and October 2, 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 1, 1995, included herein, have been audited by Grant Thornton LLP, independent auditors for the Company. Representatives of Grant Thornton LLP are expected to be present at the Special Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                          TRANSACTION OF OTHER BUSINESS

                  The Board knows of no other matters to be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, Shares represented by proxies will be voted in accordance with the judgment of the person exercising the authority conferred by the proxies.

                                PRELIMINARY COPY

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  This Proxy Statement incorporates documents by reference that are not presented in or delivered with this Proxy Statement. Copies of these documents are available without charge upon request from Scanforms, Inc., 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602, Attention:
Emma Marie Cocci, Corporate Secretary, and will be provided by first class mail or other equally prompt means within one business day of receipt of such request.

                  The following documents are hereby incorporated by reference into this Proxy Statement:

                  o The Company's Annual Report, pursuant to Section 13 of the Exchange Act, filed on Form 10-K for the fiscal year ended October 1, 1995.

                  o The Company's Quarterly Report, pursuant to Section 13 of the Exchange Act, filed on Form 10-Q for the thirteen weeks ended December 31, 1995.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement but before the Special Meeting shall be deemed incorporated by reference into this Proxy Statement.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                  Page
                                                                                                 Number
                                                                                                 ------

Unaudited Financial Statements:

    Consolidated Balance Sheets - December 31, 1995
      and October 1, 1995....................................................................      F-2

    Consolidated Statements of Operations and Retained Earnings - Thirteen
      Weeks Ended December 31, 1995 and January 1, 1995......................................      F-3

    Consolidated Statements of Cash Flows - Thirteen Weeks
      Ended December 31, 1995................................................................      F-4

    Notes to Financial Statements............................................................      F-6

Audited Financial Statements:

    Report of Independent Certified Public Accountants.......................................      F-8

    Consolidated Balance Sheets - October 1, 1995 and October 2, 1994........................      F-9

    Consolidated Statements of Income - Years Ended October 1, 1995,
      October 2, 1994 and October 3, 1993....................................................      F-10

    Consolidated Statement of Stockholders' Equity - Years Ended
      October 1, 1995, October 2, 1994 and October 3, 1993...................................      F-11

    Consolidated Statements of Cash Flows -- Years Ended
      October 1, 1995, October 2, 1994 and October 3, 1993...................................      F-12

    Notes to Consolidated Financial Statements - Years Ended
      October 1, 1995, October 2, 1994 and October 3, 1993...................................      F-14


                         SCANFORMS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)


            ASSETS                                                               DECEMBER 31,                 OCTOBER 1,
                                                                                     1995                        1995
                                                                                 ------------                 ----------

Current assets:
  Cash and cash equivalents                                                        $ 4,574,476                $ 2,910,264
  Note receivable - current portion                                                      7,449                      7,747
  Accounts receivable, net of allowance for
     doubtful accounts of $427,502 - December 31,
     1995 and $410,000 - October 1, 1995                                             5,127,932                  3,673,623
  Inventories (Note 2)                                                               1,257,990                  1,665,313
  Other current assets                                                                 498,856                    316,012
  Deferred income taxes                                                                249,452                    266,030
                                                                                 -------------               ------------
         Total current assets                                                       11,716,155                  8,838,989
                                                                                   -----------                -----------
Property, plant and equipment - at cost, net of accumulated depreciation of
  $12,115,000 - December 31, 1995 and $11,824,356 - October 1,
  1995                                                                               7,484,474                  7,768,880
                                                                                   -----------                -----------
Other assets:
  Note receivable - long-term portion                                                   10,363                     12,201
  Other                                                                                 93,946                     73,136
                                                                                   -----------                -----------
      Total other assets                                                               104,309                     85,337
                                                                                   -----------                -----------
                                                                                   $19,304,938                $16,693,206
                                                                                   ===========                ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt                                             $   735,390               $   730,692
  Accounts payable                                                                   1,803,195                 1,738,699
  Customer advances                                                                  4,313,556                 3,045,342
  Income taxes payable                                                                 612,924                   189,549
  Other current liabilities                                                            676,495                   563,196
                                                                                   -----------               -----------
       Total current liabilities                                                     8,141,560                 6,267,478
                                                                                   -----------               -----------
Long-term debt, net of current maturities                                            3,718,490                 3,900,535
                                                                                   -----------               -----------
Deferred income taxes                                                                  899,398                   960,419
                                                                                   -----------               -----------
Stockholders' equity:
  Preferred stock, $1 par;                                                               -                         -
     500,000 shares authorized; none issued
  Common stock, $0.01 par;
     6,000,000 shares authorized; issued and
     outstanding 3,546,648                                                              35,467                    35,407
Capital in excess of par                                                             1,388,461                 1,388,461
Retained earnings                                                                    5,528,561                 4,548,827
Less: Note receivable from stockholder                                                (406,999)                 (407,981)
                                                                                   ------------              -----------
    Total stockholders' equity                                                       6,545,490                 5,564,774
                                                                                   ------------              -----------

                                                                                   $19,304,938               $16,693,206
                                                                                   ===========               ===========

See accompanying notes to financial statements.

                                                                       Unaudited
                                                                       ---------

                         SCANFORMS, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                                                     Thirteen Weeks Ended
                                                                         December 31,                          January 1,
                                                                             1995                                1995
                                                                         ------------                          ----------
Net sales                                                                  $8,566,130                          $7,458,102

Cost of sales                                                               5,740,918                           5,120,031
                                                                           ----------                          ----------
Gross profit on sales                                                       2,825,212                           2,338,071

Operating expense                                                           1,192,978                           1,086,369
                                                                           ----------                          ----------
Income from operations                                                      1,632,234                           1,251,702

Other expenses:
   Interest cost                                                                6,737                              87,366
                                                                           ----------                          ----------

Income before income taxes                                                  1,625,497                           1,164,336

Income taxes                                                                  645,763                             476,196
                                                                           ----------                          ----------
Net income                                                                    979,734                             688,140

Retained earnings-beginning                                                 4,548,827                           2,978,287
                                                                           ----------                          ----------
Retained earnings-ending                                                   $5,528,561                          $3,666,427
                                                                           ==========                          ==========
Weighted average number of shares
   fully diluted                                                            3,668,296                           3,617,262
                                                                           ==========                          ==========

Net earnings per common share
   fully diluted                                                           $     0.27                          $     0.19
                                                                           ==========                          ==========



See accompanying notes to financial statements.

                                                                       Unaudited
                                                                       ---------

                         SCANFORMS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Thirteen Weeks Ended
                                                    December 31          January 1
                                                       1995                1995
                                                    -----------          ---------
Cash flows from operating activities:
   Cash received from customers                      $ 8,396,406         $ 5,041,918
   Cash paid to suppliers and employees               (6,269,637)         (5,602,742)
   Interest received                                      96,887              46,404
   Interest paid                                        (111,241)           (136,940)
   Income taxes paid                                    (266,831)           (612,650)
                                                     -----------        ------------
Net cash from (used in) operating
   activities                                          1,845,584          (1,264,010)
                                                     -----------        ------------

Cash flows from investing activities:
   Purchases of plant and equipment                       (6,238)           (788,186)
   Additional CSV on life insurance                         (905)                -
   Payment of vendor note receivable                       2,136                 -
   Payment of note from stockholder                          982                 920
                                                     -----------        ------------

   Net cash (used in) investing
     activities                                           (4,025)           (787,266)
                                                     -----------        ------------

Cash flows from financing activities:
   Issuance of common shares of
     capital stock                                          -                    100
   Paid in surplus on issuance of
     common shares of capital stock                         -                  2,900
   Proceeds from long-term debt                             -                603,000
   Repayment of long-term debt
                                                        (177,347)           (304,950)
                                                     -----------        ------------
                                                        (177,347)            301,050
   Principle payments under capital
     lease obligations                                      -                 (6,061)
                                                     -----------        ------------

   Net cash from (used in) financing
     activities                                         (177,347)            294,989
                                                     -----------        ------------

  Net increase (decrease) in cash                      1,664,212          (1,756,287)

  Cash:
   Beginning                                           2,910,264           3,522,546
                                                     -----------         -----------
   Ending                                            $ 4,574,476         $ 1,766,259
                                                     ===========         ===========


See accompanying notes to financial statements.

                                                                       Unaudited
                                                                       ---------

                         SCANFORMS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               Reconciliation of Net Income to Net Cash Flows From
                              Operating Activities

                                                      Thirteen Weeks Ended
                                                   December 31       January 1
                                                       1995            1995
                                                  -------------    -----------

Net Income                                       $   979,734        $  688,140

Adjustments to reconcile net income
   to net cash from (used in) operating
   activities:
     Depreciation and amortization                   290,644           265,035
     Deferred finance charges                          2,199             5,947
     Increase in allowance for doubtful
     accounts                                         15,002            15,002

        Decrease (Increase) in assets:
           Accounts receivable                    (1,469,311)       (1,401,095)
           Inventories                               407,323          (471,526)
           Other current assets                     (182,844)          138,428
           Deferred income taxes                      16,578              (333)
           Other assets                              (22,104)          (47,671)

        Increase (decrease) in liabilities:
           Accounts payable                           64,496           708,367
           Customer advances                       1,268,214        (1,128,413)
           Other current liabilities                 113,299           100,229
           Income taxes payable                      423,375           (95,338)
           Deferred income taxes                     (61,021)          (40,782)
                                                 -----------      ------------

Net cash from (used in) operating activities     $ 1,845,584       $(1,264,010)
                                                 ===========       ===========





See accompanying notes to financial statements.

                                                                       Unaudited
                                                                       ---------

                                 SCANFORMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Basis of Presentation:

Accounting Period:

                  The registrant employs a fifty-two, fifty-three week year for financial accounting purposes. Accordingly, these quarterly financial statements are for the thirteen week periods ended December 31, 1995 and January 1, 1995. The fiscal year ending September 30, 1996 will consist of fifty-two weeks.

                  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of the Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen weeks ended December 31, 1995 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1996. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the fiscal year ended October 1, 1995.

Note 2 - Inventories:

Inventories consisted of the following:

                                       December 31               October 1
                                          1995                     1995
                                       -----------              ----------

          Raw materials                $  968,579               $1,288,936
          Work in process                 289,411                  376,377
                                       ----------               ----------
                                       $1,257,990               $1,665,313
                                       ==========               ==========

Note 3 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of:

                  The FASB issued a new standard, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of this new statement is not expected to have a material impact on the Company's financial position or results of operations. The Company is required to adopt this new standard for its year ended October 5, 1997.

Note 4 - Subsequent Events:

                  The Company reported on February 1, 1996 that a management group, consisting of its President and one of its Directors, has advised that it intends to present to the Company's Board of Directors a proposal which will pay $3.60 cash per share to the Company's public shareholders and would result in the Company becoming privately held by the management group. The proposal resulted from a process commenced with a public announcement in March 1995 of the Company's willingness to consider proposals for a significant transaction. Any such proposal would be contingent upon the negotiation and completion of bank financing by the management group and of final documentation relating to the transaction, the receipt of a fairness opinion and the approval of the Board of Directors, including its independent Director, and of the shareholders at a special meeting.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Scanforms, Inc.
Bristol, Pennsylvania

We have audited the accompanying consolidated balance sheets of Scanforms, Inc. and subsidiary as of October 1, 1995 and October 2, 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended October 1, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Scanforms, Inc. and subsidiary as of October 1, 1995 and October 2, 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 1, 1995, in conformity with generally accepted accounting principles.

We have also audited Schedule II of Scanforms, Inc. and subsidiary for each of the three years in the period ended October 1, 1995. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.


/s/ Grant Thornton LLP
- --------------------------
GRANT THORNTON LLP

Philadelphia, Pennsylvania
November 24, 1995

                         SCANFORMS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                       OCTOBER 1, 1995 and OCTOBER 2, 1994

                  ASSETS

                                                                                    1995                   1994
                                                                                ------------           -----------
Current assets:
   Cash and cash equivalents                                                     $ 2,910,264           $ 3,522,546
   Note receivable - current portion                                                   7,747                -
   Accounts receivable, net of allowance for
     doubtful accounts of $410,000 - 1995;
     $390,000 - 1994 (Notes 5 and 6)                                               3,673,623             3,819,234
   Inventories (Notes 2, 5 and 6)                                                  1,665,313               834,297
   Other current assets                                                              316,012               250,100
   Deferred income taxes (Note 8)                                                    266,030               268,138
                                                                                 -----------           -----------
         Total current assets                                                      8,838,989             8,694,315
                                                                                 -----------           -----------
Property, plant and equipment - at cost, net of
   accumulated depreciation and amortization
   (Notes 4 and 6)                                                                 7,768,880             7,568,548
                                                                                 -----------           -----------

Other assets:
   Note receivable - long-term portion                                                12,201                 -
   Other                                                                              73,136                71,522
                                                                                 -----------           -----------
         Total other assets                                                           85,337                71,522
                                                                                 -----------           -----------
                                                                                 $16,693,206           $16,334,385
                                                                                 ===========           ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt (Note 6)                                 $   730,692           $ 1,492,524
   Accounts payable                                                                1,738,699             1,476,507
   Customer advances                                                               3,045,342             4,109,152
   Income taxes payable (Note 8)                                                     189,549               429,609
   Other current liabilities                                                         563,196               561,143
                                                                                 -----------           -----------
         Total current liabilities                                                 6,267,478             8,068,935
                                                                                 -----------           -----------
Long-term debt, net of current maturities (Note 6)                                 3,900,535             3,152,091
                                                                                 -----------           -----------
Deferred income taxes (Note 8)                                                       960,419             1,128,807
                                                                                 -----------           -----------
Commitments and contingencies (Note 9)

Stockholders' equity (Notes 3 and 7):
   Preferred stock, $1 par;
     500,000 shares authorized; none issued
   Common stock, $0.01 par;                                                            -                    -
     6,000,000 shares authorized; issued and
     outstanding 3,546,648 in 1995 and
     3,663,460 in 1994                                                                35,467                36,635
Capital in excess of par                                                           1,388,461             1,509,471
Retained earnings                                                                  4,548,827             2,978,287
Less:
   Note receivable from stockholder                                                 (407,981)             (411,663)
   Treasury stock - 136,812 shares, at cost                                            -                  (128,178)
                                                                                 -----------           -----------
         Total stockholders' equity                                                5,564,774             3,984,552
                                                                                 -----------           -----------

                                                                                 $16,693,206           $16,334,385
                                                                                 ===========           ===========

The accompanying notes are an integral part of these statements.

                         SCANFORMS, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

                                                                   1995             1994            1993
                                                               -----------      -----------     -----------
Net sales                                                      $24,518,878      $22,235,890      $22,488,184

Cost of sales                                                   17,545,145       16,174,871       16,629,634
                                                               -----------      -----------      -----------

Gross profit                                                     6,973,733        6,061,019        5,858,550
                                                               -----------      -----------      -----------

Operating expenses:
   Selling, general and administrative                           3,979,945        3,459,836        3,535,944
   Provision for losses on accounts
     receivable                                                     20,000           58,233           66,107
   Write-off of stockholder's note
     receivable (Notes 3 and 7)                                    -                -                288,199
   Other                                                           -                (67,083)          -
                                                               -----------      -----------      -----------
                                                                 3,999,945        3,450,986        3,890,250
                                                               -----------      -----------      -----------
Income from operations                                           2,973,788        2,610,033        1,968,300

Other expense:
   Interest cost                                                   398,665          436,120          638,942
                                                               -----------      -----------      -----------
Income before income taxes and cumulative
   effect of accounting change                                   2,575,123        2,173,913        1,329,358

Income taxes (Note 8)                                            1,004,583          749,706          554,426
                                                               -----------      -----------      -----------
Income before cumulative effect
   of accounting change                                          1,570,540        1,424,207          774,932

Cumulative effect of accounting
   change (Note 8)                                                  -               260,686              -
                                                               -----------      -----------      -----------
Net income                                                     $ 1,570,540      $ 1,163,521      $   774,932
                                                               ===========     ============      ===========


Earnings per common share:

   Primary
     Income before cumulative effect of
       accounting change                                       $       .43      $       .39      $       .23
     Cumulative effect of accounting change                         -                  (.07)             -
                                                               -----------      -----------      -----------
     Net primary                                               $       .43      $       .32      $       .23
                                                               ===========      ===========      ===========
   Fully diluted
     Income before cumulative effect of
       accounting change                                       $       .43      $       .39      $       .22
     Cumulative effect of accounting change                         -                  (.07)              -
                                                               -----------      -----------      -----------
     Net fully diluted                                         $       .43      $       .32      $       .22
                                                               ===========      ===========      ===========

Weighted average number of shares:
   Primary                                                       3,644,187        3,613,651        3,302,352
                                                               ===========      ===========      ===========
   Fully diluted                                                 3,652,069        3,614,249        3,479,047
                                                               ===========      ===========      ===========



The accompanying notes are an integral part of these statements.

                         SCANFORMS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993



                                                    Common Stock
                                                    ------------         Capital                    Stockholders'
                                                   Shares               in excess    Retained         notes       Treasury
                                                   issued    Amount       of par     earnings       receivable      stock
                                                   ------    ------       ------     --------       ----------      -----

Balance, October 4, 1992                        3,163,460    $31,635   $1,389,471   $1,039,834     $(645,291)    $(128,178)

   Decrease in notes from
     stockholders (Note 7)                                                                           235,825

   Net income for the year                                                             774,932
                                                ---------    -------   ----------   ----------     ---------     ---------
Balance, October 3, 1993                        3,163,460     31,635    1,389,471    1,814,766      (409,466)     (128,178)

   Issuance of warrants
     from the subordinated
     debtholders (Note 7)                         500,000      5,000      120,000

   Increase in notes from
     stockholder (Note 7)                                                                             (2,197)

   Net income for the year                                                           1,163,521
                                                ---------    -------   ----------   ----------     ---------     ---------

Balance, October 2, 1994                        3,663,460     36,635    1,509,471    2,978,287      (411,663)     (128,178)

   Issuance of stock under
     the incentive stock option plan (Note 7)      20,000        200        5,800

   Retirement of
     treasury stock                              (136,812)    (1,368)    (126,810)                                 128,178

   Decrease in notes from
     stockholder (Note 7)                                                                              3,682

   Net income for the year                                                           1,570,540
                                                ---------    -------   ----------   ----------     ---------     ---------
Balance, October 1, 1995                        3,546,648    $35,467   $1,388,461   $4,548,827     $(407,981)    $   -
                                                =========    =======   ==========   ==========     =========     =========







The accompanying notes are an integral part of this statement.

                         SCANFORMS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

                                                                    1995              1994             1993
                                                               -----------      ------------     ------------

Cash flows from operating activities:
   Cash received from customers                                $24,020,668       $24,189,043      $23,043,930
   Cash paid to suppliers and
     employees                                                 (21,581,397)      (18,971,641)     (19,299,049)
   Interest received                                               184,411            66,865            4,252
   Interest paid                                                  (526,901)         (583,979)        (765,131)
   Income taxes paid                                            (1,410,924)         (435,961)        (255,180)
                                                               -----------       -----------      -----------

     Net cash provided by
       operating activities                                        685,857         4,264,327        2,728,822
                                                               -----------       -----------      -----------

Cash flows from investing activities:
   Proceeds from sale of equipment                                   1,552             1,030            -
   Purchase of plant and equipment                              (1,295,985)         (672,524)        (200,863)
   Repayment of stockholder loans                                    3,682             2,644           11,955
                                                               -----------       -----------      -----------

     Net cash used in investing
       activities                                               (1,290,751)         (668,850)        (188,908)
                                                               -----------       -----------      -----------

Cash flows from financing activities:
   Issuance of common shares                                           200             5,000            -
   Paid-in surplus on issuance of
     common shares of capital stock                                  5,800           120,000            -
   Net repayments under revolving
     credit facility                                                 -                 -             (537,105)
   Proceeds from long-term debt                                  4,106,038         1,070,952          123,591
   Repayment of long-term debt                                  (4,100,249)       (2,039,173)      (1,179,485)
   Principal payments under capital
     lease obligations                                             (19,177)          (59,956)        (118,542)
                                                               -----------       -----------      -----------
     Net cash used in financing
       activities                                                   (7,388)         (903,177)      (1,711,541)
                                                               -----------       -----------      -----------
Net increase (decrease) in cash and
   cash equivalents                                               (612,282)        2,692,300          828,373

Cash and cash equivalents -
   beginning of year                                             3,522,546           830,246            1,873
                                                               -----------       -----------      -----------

Cash and cash equivalents -
   end of year                                                 $ 2,910,264       $ 3,522,546      $   830,246
                                                               ===========       ===========      ===========






The accompanying notes are an integral part of these statements.

                         SCANFORMS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

              RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
                              OPERATING ACTIVITIES

                                                                   1995             1994             1993
                                                              ------------      ------------     ------------
Net income                                                    $  1,570,540      $  1,163,521     $    774,932
                                                              ------------      ------------     ------------
Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization                              1,093,962           961,667          994,023
      Loss on sale and abandonment
        of equipment                                               (19,809)           39,574            7,234
      Accrued interest - officers                                     -               (4,841)         (29,329)
       Allowance for doubtful accounts                              20,000            58,233           66,107
      Write-off of note receivable                                    -              (67,083)         288,199
      Amortization of finance charges                               53,066            23,846           24,013
      Amortization of warrants interest                               -                  -              7,421
      Decrease (increase) in assets:
       Accounts receivable                                         125,611          (186,805)        (357,664)
       Inventories                                                (831,016)          112,184          580,639
       Other current assets                                        (65,912)           18,968          (73,087)
       Deferred income taxes                                         2,108          (268,138)            -
       Other assets                                                (54,680)          (44,657)          (4,528)
      Increase (decrease) in
         liabilities:
       Accounts payable                                            262,192             4,964         (832,526)
       Customer advances                                        (1,063,810)        1,956,926          799,932
       Other current liabilities                                     2,053          (346,602)         184,210
       Income taxes payable                                       (240,060)          220,070           58,394
       Deferred income taxes                                      (168,388)          622,500          240,852
                                                              ------------      ------------     ------------
         Total adjustments                                        (884,683)        3,100,806        1,953,890
                                                              ------------      ------------     ------------
       Net cash provided by
         operating activities                                 $    685,857      $  4,264,327     $  2,728,822
                                                              ============      ============     ============


  SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Retirement of treasury stock                                  $    128,178            -               -
Reduction in common stock                                     $     (1,368)           -
Reduction in paid-in surplus                                  $   (126,810)           -               -
Sale of fixed asset for a note
   receivable                                                 $    (21,500)           -               -
Increase in notes receivable from
   stockholders from interest income                                  -         $      2,197     $    29,329
Increase in subordinated debt from
   amortization of warrants                                           -               -          $     7,421

The accompanying notes are an integral part of these statements.

                         SCANFORMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

1. Summary of significant accounting policies

   Scanforms, Inc. and subsidiary (the "Company") consist of one operating segment, a full-service direct mail organization. A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

   Basis of presentation
   ---------------------
   The consolidated financial statements include the accounts of Scanforms, Inc. and its wholly-owned inactive subsidiary which was dissolved as of June 29, 1995. All intercompany balances and transactions have been eliminated.

   Fiscal year
   -----------
   The Company's fiscal year ends on the Sunday after the Friday closest to September 30. The fiscal years 1995, 1994 and 1993 ended October 1, 1995, October 2, 1994 and October 3, 1993, respectively. The fiscal years 1995, 1994 and 1993 are comprised of 52 weeks.

   Cash equivalents
   ----------------
   Cash equivalents are short-term, highly liquid investments purchased with maturities of three months or less.

   Concentration of credit risk
   ----------------------------
   The Company provides direct mail advertising materials to customers primarily in the direct mail marketing industry. Customers are primarily on the East Coast. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

   The Company maintains cash balances in financial institutions located in Rhode Island, Massachusetts and Pennsylvania. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At October 1, 1995, the uninsured amount held at these financial institutions totalled $3,660,261. Although these amounts were uninsured at year-end, the Company reinvests the excess cash on a daily basis to maximize yield and is able to monitor current trends to minimize investment risk.

   Inventories
   -----------
   Inventories are stated at the lower of cost (first-in, first-out) or market.

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

1. Summary of significant accounting policies (continued)

   Depreciation and amortization
   -----------------------------
   Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. The estimated useful lives of depreciable assets range from 3 to 50 years. Capitalized leased assets are amortized over the estimated useful life of the asset. Amortization periods range from 5 to 12 years. Depreciation and amortization expense was $1,093,962, $961,667 and $994,023 for 1995, 1994 and 1993,
   respectively.

   Income taxes
   ------------
   The Company adopted, effective October 4, 1993, Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," issued in February 1992. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when the differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation, state net operating loss carryovers, investment tax credits, allowance for doubtful accounts and capitalization of certain inventory costs.

   The deferred method, used in the years prior to 1994, required the Company to provide for deferred tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax returns as measured by the tax rate in effect for the year the differences occurred.

   The cumulative effect of the change in accounting for income taxes resulted in a decrease in net earnings for 1994 of $260,686 or $0.07 per share. Years prior to 1994 were not restated. This decrease primarily occurred because of the method under Accounting Principles Board Opinion No. 11 of accounting for investment tax credit carryforwards and tax rates.

   Earnings per common share
   -------------------------
   Primary and fully dilutive earnings per common share are based on the weighted average number of common shares outstanding, including common stock equivalents (stock options and warrants).

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

1. Summary of significant accounting policies (continued)

   Deferred financing costs
   ------------------------
   Financing costs, included in other assets, incurred in connection with the refinancing of debt, have been capitalized and are being amortized over the life of the related debt.

   Financial instruments
   ---------------------
   In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their financial instrument assets and liabilities. The Company will be required to implement this standard in its 1996 fiscal year.

2. Inventories

   Inventories consist of the following:

                                       1995                        1994
                                    ----------                   --------
     Raw materials                  $1,288,936                   $464,377
     Work-in-process                   376,377                    369,920
                                    ----------                   --------
                                    $1,665,313                   $834,297
                                    ==========                   ========


   The Company wrote off $175,553, $95,000 and $175,000 for obsolete paper and carton inventory in 1995, 1994 and 1993, respectively.

3. Note receivable from stockholder

   The unsecured balance of a note due from Robert A. Samans, Chairman and President, plus accrued interest as of October 3, 1993 (Note 7) was amended, effective January 1, 1994, to provide that the principal and accrued interest as of that date be repaid monthly, commencing on January 31, 1994, in accordance with a 30-year amortization schedule. Interest is payable at 8% per annum. On January 1, 1999, any outstanding principal and interest is payable in full.

   Interest income on the notes was $32,798, $24,716 and $29,330 in 1995, 1994 and 1993, respectively.

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

4. Property, plant and equipment

   Property, plant and equipment consists of the following:

                                                 1995               1994
                                             ------------       ------------
      Land                                   $    208,837       $    208,837
      Buildings and improvements                5,239,966          5,239,966
      Production equipment                     13,709,333         12,436,845
      Office furniture and equipment              413,900            398,720
      Automobiles                                  21,200             21,200
                                             ------------       ------------
                                               19,593,236         18,305,568

      Less accumulated depreciation
        and amortization                       11,824,356         10,737,020
                                             ------------       ------------
                                             $  7,768,880       $  7,568,548
                                             ============       ============

   Production equipment includes capitalized leased assets of $0 in 1995 and $95,460 in 1994 before accumulated amortization of $40,780 in 1994.

5. Bank revolving credit facility

   On June 21, 1995, the Company received a revolving line of credit with a new lending institution in the amount of $2.5 million which is limited to 80% of eligible accounts receivable less 80% of customer advances plus 50% of raw material inventories up to $500,000. Borrowings under this line are collateralized by all accounts receivable, inventories and other personal property and bear interest at the bank's prime lending rate plus an annual commitment fee of 1/8% on the unused portion. The agreement with the lender also provides for mortgage note financing in the amount of $2.5 million with a principal payment of $13,889 per month plus interest at 1/4% above the bank's prime lending rate (effective rate was 9-1/4% at October 1, 1995) and a final payment of the unpaid principal then due, payable at the maturity of the note. The proceeds of the mortgage note were used to retire the existing mortgage note of the former lending institution in the amount of $2,375,000 and the remainder was used for working capital and deferred finance fees. The revolving line of credit and the mortgage note are due on June 21, 2000 and July 1, 2000, respectively.

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

5. Bank revolving credit facility (continued)

   Under the terms of the revolving line of credit and mortgage note agreement with the bank, the Company is limited on payment of dividends to 50% of the Company's net income during the year. The Company is also subject to certain covenants and restrictions related to increased debt, granting liens, tangible net worth, earnings before interest and taxes, and the ratio of liabilities to tangible net worth and other items. The agreement prohibits the Company in making capital expenditures in excess of $500,000 in the aggregate in any one fiscal year which are not financed with permitted indebtedness.

   At October 1, 1995, there were no borrowings against the revolving credit facility and approximately $1,174,000 of borrowing under the revolving credit facility of $2,500,000 was available for use by the Company. The line of credit expires on June 21, 2000.

6. Long-term debt

   Long-term debt consists of the following:

                                                    1995              1994
                                                -------------     ------------
     Mortgage notes:

       Payable in monthly installments of
        $13,889 plus interest of 1/4% over
        prime effective June 1995 with a
        final payment of $1,680,556 due on
        July 1, 2000 (effective rate at
        year-end 9%)                            $2,472,222        $      -

       Payable in monthly installments of
        $23,750 plus interest at 2-1/4%
        over prime effective November 1993
        with a final payment of $1,448,750
        due October 1998                              -             2,588,750

     Installment notes payable in monthly
      installments of:
         $6,423 including interest at
           10.1% through November 2000             261,158              -
         $6,423 including interest at
           10.1% through November 2000             265,375              -
         $4,075 including interest at
           10.1% through December 2000             170,942              -

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

6. Long-term debt (continued)

                                                      1995              1994
                                                  ------------      --------
     $17,790 including interest at
       9.4% through April 1998                    $ 488,271      $      -
     $5,156 including interest at
       7.8% through September 2000                  255,301             -
     $3,530 including interest at
       9.0% through April 1999                      130,910           160,053
     $5,232 including interest at
       9.9% through July 1999                       199,635           240,485
     $7,138 including interest at
       10.0% through July 1999                      280,986           335,968
     $17,675 including interest at
       14.195% through June 1995
       with final payment of $375,000                17,675           489,254
     $9,255 including interest at
       14.26% through September 1995                  9,255           104,073
     $353 including interest at 9.75%
       through May 1998                               9,937            13,048
     $2,215 including interest at
       8.95% through August 1998                     69,560            89,098
     $9,290 including interest at
       13.38% through May 1995                        -                71,446
     $2,810 including interest at
       12.5% through November 1994                    -                 8,263
     $29,762 plus interest at 1%
       over prime                                     -               525,000
                                                 ----------       -----------
                                                  4,631,227         4,625,438
                                                 ----------       -----------
     Capitalized lease obligations
       Payable in monthly installments of
       $1,520 including interest at
       12.75% through July 1995                       -                15,200
     Other                                            -                 5,800
                                                 ----------        ----------
                                                      -                21,000
     Less amounts representing interest               -                 1,823
                                                 ----------        ----------
     Present value of capitalized lease
       obligations                                    -                19,177
                                                 ----------        ----------
                                                  4,631,227         4,644,615
     Less current maturities                        730,692         1,492,524
                                                 ----------        ----------

     Long-term debt                              $3,900,535        $3,152,091
                                                 ==========        ==========

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

6. Long-term debt (continued)

   Long-term debt, excluding capitalized lease obligations and the bank revolving credit facility, matures as follows:

                1996                      $   730,692
                1997                          739,651
                1998                          704,381
                1999                          554,058
                2000                        1,902,445
                                          -----------
                                          $ 4,631,227
                                          ===========

   Long-term debt is collateralized by substantially all assets of the Company. The Company is subject to certain covenants and restrictions relating to working capital, minimum capital base and certain other matters with its lender (Note 5).

7. Stockholders' equity

   Warrants
   --------

   On October 8, 1993, the warrants to purchase the 500,000 shares were exercised at $.25 per share. The exercise amount of $125,000 was satisfied by reduction in the amount due on the subordinated notes.

   Stock Options
   -------------

   In December 1992, the Company authorized a 1992 Stock Option Plan. The plan authorizes the granting of both incentive stock options and non-qualified stock options to employees, consultants and advisors of the Company to purchase up to a total of 300,000 shares of the Company's common stock. The exercise price of incentive stock options may not be less than 100% of the fair market value on the date of the grant. Non-qualified options may be granted at less than the fair market value of the Company's common stock. For those individuals who own more than 10% of the total combined voting power of all classes of stock of the Company, options must be granted at an exercise price per share of not less than 110% of the fair market value of a share of the Company's common stock on the date of the grant and expire in five years. All options outstanding under the plan are currently exercisable. The plan will terminate on December 22, 2002.

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

7. Stockholders' equity (continued)

   Stock option transactions for the years ended October 1, 1995, October 2, 1994 and October 3, 1993 are summarized below:

                                             1995             1994              1993
                                         -----------       --------------    -----------

     Outstanding - beginning of year         225,000           115,000           36,000
     Granted                                  -                120,000          105,000
     Exercised                               (20,000)          -                     -
     Canceled                                -                 (10,000)         (26,000)
                                         -----------       -----------       ----------
     Outstanding - end of year               205,000           225,000          115,000
                                         ===========       ===========       ==========
     Exercise price                      $  .30-1.69       $  .30-1.69       $ .30-2.50
                                         ===========       ===========       ==========


   Activity in notes receivable from stockholders for the fiscal years ended 1995, 1994 and 1993 is as follows:

                                                                                  Robert              J. Roy             Sebastian
                                                               Total              Samans              Morris            Carcioppolo
                                                               -----              ------              ------            -----------
Balance, October 4, 1992                                   $ 645,291            $ 390,460            $ 243,349            $  11,482

   Accrued interest                                           29,330               19,006                9,850                  474
   Return of payment due to
     cancellation of contract                                 35,000                 --                 35,000
   Write-off to bad debts                                   (288,199)                --               (288,199)                --
   Payments by stockholder                                   (11,956)                --                   --                (11,956)
                                                           ---------            ---------            ---------            ---------

Balance, October 3, 1993                                     409,466              409,466                 --                   --

   Accrued interest                                           29,556               29,556                 --                   --
   Payments by stockholder                                   (27,359)             (27,359)                --                   --
                                                           ---------            ---------            ---------            ---------

Balance, October 2, 1994                                     411,663              411,663                 --                   --

   Accrued interest                                           32,798               32,798                 --                   --
   Payments by stockholder                                   (36,480)             (36,480)                --                   --
                                                           ---------            ---------            ---------            ---------

Balance, October 1, 1995                                   $ 407,981            $ 407,981            $    --              $    --
                                                           =========            =========            =========            =========


                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

7. Stockholders' equity (continued)

   During 1993, a note due from the former Chairman of the Board was deemed uncollectible. The Company was applying amounts due to the former Chairman under a consulting agreement (which provided for payments of $35,000 annually through October 1992) towards payment of the note; however, a bank that held a personal note of the former Chairman obtained a court order, garnishing the consulting fees. In March 1994, the court order was reversed and the bank's appeal was denied. Accordingly, the Company reversed the 1993 accrual of the $67,083 that remained payable under the consulting agreement.

8. Income taxes

   Effective October 4, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method (Note 1). The income tax provision for 1993 has not been restated. The Company's pretax income for fiscal years 1995, 1994 and 1993 was $2,575,123, $2,173,913 and
   $1,329,358, respectively. The components of income tax expense were as follows:

                           Liability      Liability      Deferred
                            Method         Method         Method
                             1995           1994           1993
                         -----------     -----------    ----------
Current:
      Federal            $   903,964    $   424,939    $   168,925
      State                  266,899        231,092        144,649
                         -----------    -----------    -----------
         Total current     1,170,863        656,031        313,574
                         -----------    -----------    -----------
Deferred:
     Federal                 (97,914)       212,135        248,943
     State                   (68,366)      (118,460)        (8,091)
                         -----------    -----------    -----------
       Total deferred       (166,280)        93,675        240,852
                         -----------    -----------    -----------
       Total             $ 1,004,583    $   749,706    $   554,426
                         ===========    ===========    ===========


   The differences between the Company's effective tax rate and the U.S. federal statutory tax rates for fiscal years 1995, 1994 and 1993 are as follows:

                                  1995    1994     1993
                                 -----   ------   -----

Statutory federal income
    tax rate                      34.0%    34.0%    34.0%
State income tax, net of
    federal income tax effect      5.1      3.4     10.3
Other                              (.1)    (3.0)    (2.6)
                                  ----     ----     ----
Effective tax rate                39.0%    34.4%    41.7%
                                  ====     ====     ====

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

8. Income taxes (continued)

   Pennsylvania Act 48 of 1994 was signed into law on June 16, 1994, effective on July 1, 1994. Pursuant to Pennsylvania Act 48 of 1994, for taxable years beginning in 1995 and thereafter, a net operating loss deduction of up to $500,000 is allowable for each taxable year. Losses from previous taxable years can be carried forward and utilized, earliest year first, beginning with 1988 under a predetermined schedule. The amount of deferred state income tax credit as a result of the provisions of the act is $91,099.

   The components of deferred income tax expense for 1993 includes:

                                                                 1993
                                                              ---------
              Net operating loss carryover                     $345,217
              Depreciation                                      (99,064)
              Alternative minimum tax credit                       -
              Allowance for doubtful accounts not
                 deductible until written off                   (22,440)
              Investment tax credit                              19,598
              Capitalized inventory costs                        (2,124)
              Miscellaneous                                        (335)
                                                               --------
                   Total                                       $240,852
                                                               ========

   Deferred tax assets and liability at October 1, 1995 and October 2, 1994 consist of the following:

                                                        1995           1994
                                                     ----------     -----------
         Deferred tax assets:
           Allowance for doubtful accounts not
              deductible until written off             $172,364     $   171,288
           State of Pennsylvania net operating
              loss benefit                               91,099          93,849
           Capitalized inventory costs                    2,567           3,001
                                                       --------     -----------
              Total deferred tax assets                $266,030     $   268,138
                                                       ========     ===========
         Deferred tax liability:
           Depreciation                                $960,419     $ 1,128,807
                                                       ========     ===========

   The net deferred tax liability in the balance sheets at October 1, 1995 and October 2, 1994 includes the following:

                                                        1995           1994
                                                      --------      ----------
         Deferred tax liability                       $960,419      $1,128,807
         Deferred tax asset                            266,030         268,138
                                                      --------      ----------
           Net deferred tax liability                 $694,389      $  860,669
                                                      ========      ==========

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

9. Commitments and contingencies

   The Company leases automotive, data processing and office equipment under operating leases.

   Total minimum rentals under noncancellable operating leases as of October 1, 1995 are as follows:

                           1996                     $233,803
                           1997                      181,181
                           1998                      124,467
                                                    --------
                             Total                  $539,451
                                                    ========

   Rent expense incurred under these lease agreements was $299,997, $140,581 and $134,412 in 1995, 1994 and 1993, respectively.

   In May 1993, the Company received a notice from the U.S. Environmental Protection Agency ("EPA") that it had been named as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") relative to the Frontier Chemicals Superfund Site in Niagara Falls, New York (the "Site"). The Company joined groups of PRPs that entered into a Consent Order with the EPA addressing drums located at the Site (the "Drum Activities") and an Administrative Order on Consent addressing tanks located at the Site (the "Tank Activities"). As a result of its participation in these Orders, the Company has no further obligations with respect to the Drum and Tank Activities, except as noted below.

   In October 1994, the Company received a letter from the Drum Activities PRP group stating that the remediation consultant initially retained for those activities and subsequently terminated had filed a civil action in the New York State Supreme Court, Monroe County, for breach of contract against the PRP group and for defamation against certain individuals who may have the right to be indemnified by the PRP group relative to those claims. The total damages sought in the action, excluding punitive damages, which are requested but for which no dollar amounts are specified are approximately $2.8 million, of which approximately $240,000 relate to the breach of contract claim. For the initial phase of this litigation, the Company, as part of the PRP group, paid an assessment of $200.

                         SCANFORMS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        YEARS ENDED OCTOBER 1, 1995, OCTOBER 2, 1994 AND OCTOBER 3, 1993

9.  Commitments and contingencies (continued)

    Management has been advised by counsel to the PRP group that five of the six counts of the complaint have been dismissed, leaving only the breach of contract claim, and that the plaintiff did not respond to a counterclaim made by the PRP group, so is in default regarding that claim. To date, the plaintiff has not prosecuted the claim and it has been removed from the trial calendar.

10. Employee benefit plan

    The Company has a qualified profit-sharing plan with a 401(k) feature covering substantially all of its full-time employees. Company contributions for the profit-sharing portion are discretionary and are determined by the Company's Board of Directors.

    Eligible employees may contribute up to 15% of their compensation and the Company matches the lesser of $500 or 25% of those voluntary contributions.

    Total expense under this plan was $79,390 in 1995, $77,945 in 1994 and $70,437 in 1993.

11. Major customers

    In 1995, one customer accounted for 22.8% of the Company's sales. Two customers accounted for 11.5% and 10.4% of the Company's sales in 1994 and no customer accounted for 10% of sales during 1993.

                         SCANFORMS, INC. AND SUBSIDIARY

          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

            Column A                    Column B           Column C               Column D           Column E           Column F
- ----------------------------          ------------        ----------              ---------          ---------         ----------
                                                                      Additions
                                                          ----------------------------------
                                       Balance at         Charged to
                                        beginning          costs and           Charged to                            Balance at
Description                             of period          expenses          other accounts       Deductions        end of period
- -----------                            -----------        ----------         --------------       ----------        -------------
Year ended October 1, 1995:                                                                           (a)
   Allowance for doubtful
      accounts                          $390,000           $20,000                                $      -            $410,000
                                        ========           ========                               ===========         ========
Year ended October 2, 1994:
   Allowance for doubtful
      accounts                          $458,000           $(8,850)                                 $59,150           $390,000
                                        ========           ========                                 =======           ========
Year ended October 3, 1993:
   Allowance for doubtful
      accounts                          $392,000           $66,107                                 $     107          $458,000
                                        ========           ========                                =========          ========




(a)  Write-offs of accounts receivable, net of recoveries.

                                     ANNEX A




                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                                   SCFM CORP.

                                       AND

                                 SCANFORMS, INC.

                                  April 4, 1996

                                TABLE OF CONTENTS

I.  THE MERGER....................................................................................................2
         1.01.    The Merger......................................................................................2
         1.02.    Conversion or Cancellation of Stock.............................................................3
         1.03.    Surrender of Share Certificates; Payment for Shares.............................................5

II.  REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY...........................................................................................8
         2.01.    Due Organization, Etc...........................................................................8
         2.02.    Execution and Delivery of Agreement............................................................10
         2.03.    Capital Stock..................................................................................12
         2.04.    Periodic Filings...............................................................................12
         2.05.    Proxy Statement................................................................................15
         2.06.    No Brokers.....................................................................................16
         2.07.    Employment, Severance and Termination Agreements, Etc..........................................16
         2.08.    Company Actions................................................................................16

III. REPRESENTATIONS AND WARRANTIES
         OF NEWCO................................................................................................17
         3.01.    Due Organization, Etc..........................................................................17
         3.02.    Execution and Delivery of Agreement............................................................17
         3.03.    Financing......................................................................................19
         3.04.    Proxy Statement................................................................................19
         3.05.    No Brokers.....................................................................................20

IV.  COVENANTS OF THE COMPANY....................................................................................20
         4.01.    Ordinary Course of Business....................................................................20
         4.02.    Subsequent Financial Statements................................................................24
         4.03     Other Potential Bidders........................................................................25

V.  ADDITIONAL AGREEMENTS........................................................................................26
         5.01.    Access and Information.........................................................................26
         5.02.    Shareholder Approvals; Proxy Statement.........................................................27
         5.03.    Expenses.......................................................................................28
         5.04.    Miscellaneous Agreements.......................................................................29
         5.05.    Filings........................................................................................30


         5.06.    Certain Notifications..........................................................................31
         5.07.    Indemnification................................................................................31


VI.  CONDITIONS..................................................................................................32
        6.01.     Conditions to the Obligations of All Parties...................................................32
        6.02.     Conditions to the Obligations of Newco.........................................................33
        6.03.     Conditions to the Obligations of the Company...................................................34

VII.  TERMINATION, AMENDMENT AND WAIVER..........................................................................35
        7.01.     Termination....................................................................................35
        7.02.     Effect of Termination..........................................................................38
        7.03.     Amendment......................................................................................39
        7.04.     Waiver.........................................................................................39

VIII.  GENERAL PROVISIONS........................................................................................40
        8.01.     Non-Survival of Representations, Warranties and Agreements.....................................40
        8.02.     Closing........................................................................................40
        8.03.     Notices........................................................................................41
        8.04.     Publicity......................................................................................42
        8.05.     Miscellaneous..................................................................................42
        8.06.     Definitions....................................................................................43

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 15, 1996, as amended and restated as of April 4, 1996, by and between SCFM CORP., a Delaware corporation ("Newco"), SCANFORMS, INC., a Delaware corporation (the "Company").

                  WHEREAS, the Boards of Directors of Newco and of the Company (upon the recommendation of its Special Committee, as defined in Section 2.08) have approved the acquisition of Newco by the Company; and

                  WHEREAS, in furtherance of such acquisition, the Boards of Directors of Newco and of the Company (upon the recommendation of its Special Committee, as defined in Section 2.08) have, approved a merger (the "Merger") of Newco with and into the Company in accordance with the laws of the State of Delaware upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and subject to the satisfaction or waiver of the conditions contained herein, the parties agree as follows:

                                  I. THE MERGER

              1.01. The Merger. (a) As promptly as practicable following the date hereof, upon the terms and subject to the conditions of this Agreement, Newco shall be merged with and into the Company in accordance with the laws of the State of Delaware, with the Company being the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the separate existence of Newco shall cease. The Merger shall be effective when a properly executed Certificate of Merger (together with any other documents required by law to effectuate the Merger) shall be delivered to and filed with the Secretary of State of the State of Delaware (the "Secretary of State"), which delivery and filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement as provided in Section 8.02 hereof. When used in this Agreement, the term "Effective Time" shall mean the time on the date when the Certificate of Merger is filed with the Secretary of State.

                            (b) The Surviving Corporation shall have the name
"Scanforms, Inc.", and, pursuant to Section 259 of the Delaware General Corporation Law (the "DGCL"), shall, among other things, possess all the rights, privileges, powers and franchises of Newco and the Company and shall be subject to all the restrictions, disabilities and duties of each of such corporations.

                            (c) The Certificate of Incorporation and Bylaws of
Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                            (d) The directors of Newco shall be the directors of
the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case to serve until such time as their successors have been elected and have qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law unless sooner removed, retired, disqualified or deceased.

              1.02. Conversion or Cancellation of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") or any holder of common stock, par value $.01 per share, of Newco ("Newco Common Stock"):

                           (a) Each share of Company Common Stock then owned by
                  SCFM or any Subsidiary (as hereinafter defined) of the Company and each share of Company Common Stock then held in the treasury of the Company shall be canceled and cease to exist, without any consideration being payable therefor. As used in this Agreement, the term "Subsidiary" shall have the meaning set forth for the term "majority-owned subsidiary" in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                           (b) Each then remaining share of Company Common Stock
                  (other than Dissenting Shares, as hereinafter defined) shall be converted into the right to receive $3.60 in cash, without interest thereon (the "Merger Consideration"), upon the due surrender of the certificate for such share of Company Common Stock, together with an appropriate letter of transmittal and any other documents required thereby, to a reputable banking institution selected by the Special Committee, acting as Paying Agent (the "Paying Agent").

                           (c) Each then outstanding share of Newco Common Stock
                  shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

                           (d) All then outstanding shares of Company Common
                  Stock held by stockholders who shall have properly exercised appraisal rights with respect thereto under Section 262 of the

                  DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262, except that any Dissenting Shares held by a stockholder who shall thereafter withdraw his or her demand for appraisal of such shares or lose his or her right to such payment, in both cases as provided in such
                  Section 262, shall be deemed converted, as of the Effective Time, into the right to receive the Merger Consideration such holder otherwise would have been entitled to receive as a result of the Merger.

              1.03. Surrender of Share Certificates; Payment for Shares.

                            (a) From time to time after the Effective Time, the
Surviving Corporation shall cause to be delivered to the Paying Agent for the benefit of the holders of shares of Company Common Stock, funds in an aggregate amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock outstanding at the Effective Time other than the shares of Company Common Stock to be canceled or converted pursuant to Sections 1.02(a) or 1.02(c) hereto. Such funds shall be provided to the Paying Agent as needed to make payments for shares of Company Common Stock surrendered pursuant to Section 1.02(b), hereto.

                            (b) As soon as practicable after the Effective Time,
the Paying Agent shall mail to each holder of record (other than (i) the Company or any Subsidiary of the Company and (ii) Newco or the shareholders of Newco) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in payment therefor the amount of cash into which the shares of Company Common Stock theretofore represented by the Certificate so surrendered shall have been converted pursuant to the provisions of this Article I and the Certificate so surrendered shall be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

                            (c) The appointment of the Paying Agent may be
terminated by the Surviving Corporation at any time after six (6) months following the Effective Time. Upon termination of such appointment, all unclaimed cash held by the Paying Agent shall be returned to the Surviving Corporation and thereafter all Certificates shall be surrendered to, and payment therefor delivered by, the Surviving Corporation (subject to abandoned property, escheat or other similar laws). Notwithstanding the foregoing, the Surviving Corporation shall not be liable to a holder of a Certificate for amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. If Certificates are not surrendered prior to one year after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, subject to any legally enforceable claims or interest of any person entitled thereto.

                            (d) If, in respect of a Certificate surrendered in
exchange for payment, such payment is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to any person other than the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

                            (e) After the Effective Time, there shall be no
further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation (or the registrar or transfer agent of the Company) they shall be canceled and exchanged for cash as provided in this Article I.

                       II. REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

              The Company represents and warrants to Newco that:

              2.01. Due Organization, Etc. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are being conducted on the date of this Agreement. The Company and each of its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable and all of such shares owned by the Company or another Subsidiary of the Company are owned free and clear of all liens, claims or encumbrances. The Company does not, directly or indirectly, own any material interest in any other corporation, partnership, joint venture or other business association or entity, except as set forth in the Company's Annual Report on Form 10-K for the year ended October 1, 1995 (the "1995 Annual Report") or as set forth on
Schedule 2.01.

              2.02. Execution and Delivery of Agreement.

                            (a) The Company has all requisite corporate power to
enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and, subject to the approval of the Merger by the shareholders of the Company, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                            (b) Except as set forth in Schedule 2.02, the
execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (ii) any mortgage, indenture, lease, Agreement or other instrument to which the Company or any such Subsidiary is party or by which any of their respective properties are bound or
(iii) any permit, concession, grant, franchise, license, judgment, order, decrees, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties, except, in the case of clauses (ii) and (iii) above, such conflicts, violations, defaults, losses or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for (a) compliance by the Company with the Exchange Act (and the rules and regulations thereunder), (b) the delivery to and filing of the Certificate of Merger with respect to the Merger with the Secretary of State,
(c) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), if applicable, and (d) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not, individually or in the aggregate, have a Material Adverse Effect.

              2.03. Capital Stock. The authorized capital stock of the Company consists of (i) 500,000 shares of preferred stock, par value $1.00 per share, of which, as of the date of this Agreement, no shares are issued and outstanding and (ii) 6,000,000 shares of Company Common Stock of which, as of the date of this Agreement, 3,546,648 shares are issued and outstanding, no shares are held in Treasury, and 205,000 shares are subject to issuance upon exercise of outstanding options under the Option Plan. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for options under the Option Plan outstanding on the date hereof to purchase 205,000 shares of Company Common Stock at exercise prices ranging from $.30 to $1.69 per share, there are not outstanding any subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.

              2.04. Periodic Filings.

                            (a) The Company has heretofore delivered to Newco
true and complete copies of all of its Annual Reports on Form 10-K, Quarterly

Reports on Forms 10-Q, Current Reports on 8-K, proxy statements, and registration statements filed by the Company with the SEC since October 1, 1994. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such Annual Report and Quarterly Report (collectively, the ("Company Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except that the unaudited interim consolidated financial statements do not contain footnotes and are subject to normal year-end adjustments) and fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                            (b) As of January 31, 1996, neither the Company nor
any of its Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether or not to become due

("Liabilities"), material to the Company and its Subsidiaries taken as a whole, which were not specifically disclosed or provided for in the audited consolidated balance sheet of the Company for the year ended October 1, 1995 or the unaudited interim balance sheet of the Company for the quarter ended December 31, 1995, respectively, or the notes thereto, except for Liabilities incurred in connection with the transactions contemplated hereby. Since December 31, 1995, neither the Company nor any of its Subsidiaries has incurred any Liabilities material to the Company and its Subsidiaries taken as a whole after taking into account applicable insurance coverage except Liabilities incurred in the ordinary course of business consistent with past practice and for the Liabilities referred to in the preceding sentence.

                            (c) Since December 31, 1995 and except for actions
approved by the company's Board of Directors, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and neither the Company nor any of its Subsidiaries (A) has taken any of the actions described in paragraphs (d) through (k) (in the case of the Company) or paragraphs (e) and (g) through (k) (in the case of the Company's Subsidiaries) of Section 4.01 hereof or (B) has undergone or suffered any Material Adverse Effect.

              2.05. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in (i) the Statement on
Schedule 13E-3 with respect to the Merger (the "Schedule 13E-3") or (ii) the proxy statement of the Company with respect to the Merger, as from time to time supplemented or amended (collectively, including any schedules thereto, as well as the related letter to shareholders, form of proxy, notice of meeting and any other proxy materials to be distributed to shareholders, the "Proxy Statement"), will, at the time the Schedule 13E-3 or any amendments or supplements thereto is filed with the SEC, at the time the Proxy Statement is mailed to shareholders of the Company, at the time of the meeting of shareholders of the Company referred to in Section 5.02 hereof, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the meeting in connection with which the Proxy Statement shall be mailed. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

              2.06. No Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Company in such manner as to give rise to any valid claim against the Company, Newco, or any of their respective Subsidiaries or the Surviving Corporation for any broker's, finder's or financial advisor's fee or similar compensation in connection with the Merger, except for compensation payable by the Company to Janney Montgomery Scott Inc. ("Janney") pursuant to the letter agreement dated March 2, 1995, as amended May 8, 1995.

              2.07. Employment, Severance and Termination Agreements, Etc. Neither the Company nor any of its Subsidiaries is a party to (i) any agreements providing for severance or termination payments, or payments in connection with any change in control of the Company or (ii) any employment agreement with any former employee, employee, officer, consultant or director of the Company or any of its Subsidiaries.

              2.08. Company Actions. The Board of Directors of the Company, upon recommendation of the Independent Director Committee thereof (the "Special Committee"), has (i) duly approved this Agreement and the Merger, (ii) determined that the Merger is fair to shareholders of the Company other than

Newco or any affiliate of Newco and (iii) resolved to recommend acceptance of the Merger; and Janney, has advised the Special Committee and the Company's Board of Directors that the Merger Consideration is fair to the Company's shareholders (other than Newco and any affiliate of Newco) from a financial point of view.

                       III. REPRESENTATIONS AND WARRANTIES
                                    OF NEWCO

              Newco represents and warrants to the Company that:

              3.01. Due Organization, Etc. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is wholly owned by Robert A. Samans (51%) and Sebastian Carcioppolo (49%) in the percentages set forth beside their respective names. Newco has not conducted any business prior to the date hereof other than in connection with the transactions contemplated hereby.

              3.02. Execution and Delivery of Agreement.

                            (a) Newco has all requisite corporate power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and constitutes a legal, valid and binding obligation of Newco in accordance with its terms.

                            (b) The execution and delivery of this Agreement and
the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any provision of (i) the Certificate of Incorporation or Bylaws of Newco or (ii) any mortgage, indenture, lease, agreement or other instrument to which Newco is a party or by which any of its respective property is bound or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Newco or its respective properties, other than any such conflict, violation, default, loss or acceleration which would not have a material adverse effect on the ability of Newco to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Newco in connection with the execution and delivery of this Agreement by Newco or the transactions contemplated hereby except for (a) compliance by Newco with the Exchange Act (and the rules and regulations thereunder), (b) the delivery to and filing of the Certificate of Merger with respect to the Merger with the Secretary of State, (c) compliance with the Hart-Scott-Rodino Act, if applicable, and (d) consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Newco to consummate the transactions contemplated hereby.

              3.03. Financing. Newco has and will do any and all things necessary to assist in assuring that all funds or appropriate commitments from responsible financial institutions to provide funds to Company will be available in connection with the Merger sufficient to satisfy the obligation of Company to pay at the Effective Time to the holders of shares of Company Common Stock the aggregate amount of cash to which such holders will be entitled.

              3.04. Proxy Statement. None of the information supplied by Newco for inclusion in the Schedule 13E-3 or the Proxy Statement, will, at the respective times the Schedule 13E-3 or any amendments or supplements thereto is filed with the SEC, at the time the Proxy Statement is mailed to shareholders of the Company, at the time of the meeting of shareholders of Company referred to in Section 5.02 hereof, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the meeting in connection with which the Proxy Statement shall be mailed. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

              3.05. No Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Newco or any of its affiliates in such manner as to give rise to any valid claim against the Company or any of its Subsidiaries for any broker's, finder's or financial advisor's fee or similar compensation in connection with the Merger.

                          IV. COVENANTS OF THE COMPANY

              4.01. Ordinary Course of Business. During the period from the date of this Agreement to the Effective Time, except (i) as otherwise consented to in writing by Newco, (ii) as otherwise approved by the Board of Directors of the Company, (iii) as otherwise approved in writing or caused by an officer, director or employee of the Company who is a present or former officer, director or employee of Newco or any of its affiliates, or the Company will, and with respect to matters identified in clauses (a), (c), (e) and (g) through (l) will cause each of its Subsidiaries to:

                            (a) carry on its business in, and only in, the
usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve, intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with clients, customers, distributors and others having business dealings with it so that its good will and ongoing business shall be unimpaired at the Effective Time;

                            (b) promptly advise Newco in writing of any change
in its business, operations, assets or financial condition or in that of its Subsidiaries which is or may reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole;

                            (c) use its best efforts to obtain (and to cooperate
with Newco in obtaining) any consent, authorization or approval of, or exemption by, any governmental or regulatory authority or agency required to be obtained or made by it (or by its Subsidiaries), in connection with the Merger or the taking of any action in connection with the consummation thereof and promptly comply with all filing requirements which federal or state law may impose on the Company or any of its Subsidiaries with respect to the Merger (including the solicitation of proxies in connection with the Merger) and cooperate with and promptly furnish information to Newco in connection with any such filing imposed upon it or on any of its Subsidiaries in connection with the Merger;

                            (d) not amend its Certificate of Incorporation or
Bylaws (or other constituent documents);

                            (e) neither acquire nor offer to acquire by merging
or consolidating with, or purchase substantially all of the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof;

                            (f) not split, combine or reclassify its outstanding
capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock;

                            (g) not issue or sell (or agree to issue or sell)
any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, other than pursuant to employee stock options under the Option Plan that are outstanding on the date hereof;

                            (h) not, other than in the ordinary course of
business consistent with prior practice, (i) incur any indebtedness for borrowed money or vary the terms of any existing debt securities, (ii) issue or sell any debt securities, (iii) acquire or dispose of any substantial assets or (iv) enter into any other material transaction;

                            (i) not mortgage, pledge or subject to any lien,
lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with prior practice;

                            (j) not grant to any officer or member of the board
of directors of the Company any increase in compensation in any form, or any severance or termination pay, or grant to any employee any increase in compensation or any severance or termination pay, except in accordance with the terms of an existing written Agreement disclosed to Newco pursuant to Section
2.07 or with the normal practices of the Company and its Subsidiaries consistent with past practice, or make any loan (except in accordance with the normal practices of the Company) to or enter into any employment, severance, consultancy or other agreement with any officer, director or employee;

                            (k) not adopt, amend in any material respect or
terminate, any bonus, profit sharing, stock option, stock appreciation rights, employee stock ownership, pension, retirement, deferred compensation, employment or other plan, Agreement or arrangement for the benefit of employees of the Company or its Subsidiaries; or

                            (l) not agree to take any of the actions set forth
in the foregoing subparagraphs (d)-(k).

              4.02. Subsequent Financial Statements. Prior to the Effective Time, the Company will timely file with the SEC each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by the Company under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Newco copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

              4.03 Other Potential Bidders. The Company shall, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, received prior to or after the date of this Agreement, to the same extent permitted by Section 5.01 hereof, to any person or entity pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with any such person or entity concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee determines that such action is appropriate in light of its fiduciary obligations to the Company's stockholders after consultation with counsel. In addition, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group. Except as set forth above, the Company shall not solicit, participate in or initiate discussion or negotiations with, or provide any information to, any person or entity (other than Newco or its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company.

                            V. ADDITIONAL AGREEMENTS

              5.01. Access and Information. The Company shall afford to Newco, and to its accountants, counsel and other representatives, full access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and, during such period, shall furnish promptly to Newco
(a) a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of federal or state securities laws, and (b) all other information concerning its business, properties and personnel as Newco may reasonably request; provided, however, that no investigation pursuant to this Section 5.01 shall affect any representations or warranties or the conditions to the obligations of the parties hereto to consummate the Merger. Newco shall hold confidential all information obtained hereunder with respect to the Company, shall utilize such information only for purposes of evaluating the transaction contemplated hereby and preparing for a transition from and after the Effective Time and shall, upon any termination hereof (i) return to the Company all copies of information obtained hereunder from the Company or its representatives and (ii) destroy any analyses, memoranda or other documents prepared utilizing such information.

              5.02. Shareholder Approvals; Proxy Statement. The Company (i) shall promptly call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of considering and voting upon the Merger and related matters (the "Special Meeting"), (ii) shall, through the Board of Directors upon recommendation of the Special Committee and subject to their fiduciary duties, recommend in the Proxy Statement and at the Special Meeting that its shareholders approve the Merger and (iii) subject to the Board of Directors' fiduciary duty, shall use its best efforts to solicit the requisite vote of approval at the Special Meeting in accordance with the applicable laws of the State of Delaware and the Exchange Act. In connection with the Special Meeting, each of the Company and Newco shall cooperate in preparing and filing with the SEC, the Schedule 13E-3 and a preliminary proxy statement relating to the Merger and shall use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Shareholders of the Company as soon as reasonably practicable. The Company shall notify Newco of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to, the Schedule 13E-3, the preliminary proxy statement or the Proxy Statement and shall supply Newco with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto. If at any time prior to the Special Meeting, any event should occur relating to the Company and its Subsidiaries or Newco and its Subsidiaries or their respective officers and directors which should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform each other and shall cooperate in promptly preparing, filing and clearing with the SEC and mailing to the Company's shareholders such amendment or supplement.

              5.03. Expenses. Whether or not the Merger is consummated, all costs and expenses reasonably incurred by or on behalf of Newco or the stockholders of Newco in connection with this Agreement and the transactions contemplated hereby (including, without limitation, commitment fees paid to lenders, and any fees and disbursements of Newco's or its stockholders' financial advisors, accountants and attorneys) shall be paid by the Company; provided, however, that, notwithstanding the foregoing, the Company shall have no obligation to pay any such costs and expenses in excess of $250,000; provided, further, however, that nothing in this Section 5.03 shall limit the rights of any person to indemnification or advancement of expenses under the applicable provisions of the DGCL, the Company's Certificate of Incorporation or its Bylaws.

              5.04. Miscellaneous Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement (it being understood that this Section 5.04 shall not require the Board of Directors or the Special Committee to recommend approval of the Merger to the Company's shareholders if such recommendation is not required by Section 5.02). At the Special Meeting, Newco will vote, or cause to be voted, all shares of Company Common Stock which it is then entitled to vote in favor of the Merger, it being understood that such favorable vote shall not in any way limit the rights of Newco under Article VI hereof. The Company and Newco will, and will cause each of their respective Subsidiaries to, use their best efforts to obtain consents of all third parties and governmental bodies necessary or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Company or Newco, as the case may be, shall take all such necessary action.

              5.05. Filings. If applicable, the Company and Newco shall, as soon as practicable, file Notification and Report Forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the Merger and shall use their best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission and the Antitrust Division for additional information or documentation. The Company and Newco will take all such action as may be necessary under the federal and state securities laws applicable to or necessary for, and will file and, if appropriate, use their reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies which they deem necessary or appropriate for, the consummation of the Merger and the transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its Subsidiaries and affiliates reasonably necessary to enable such other party to take such actions. The Company and Newco shall file in a timely manner all reports and documents required to be so filed by or under the Exchange Act and other applicable laws.

              5.06. Certain Notifications. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event of which any of its executive officers has knowledge which will or may result in the failure to satisfy the conditions contained in Article VI hereof.

              5.07. Indemnification. Newco and Company agree that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and the Company's Subsidiaries as provided in their respective Certificates of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect after the Effective Time. Any permissive provision therein relating to rights of indemnification shall be deemed to be mandatory to the maximum extent permitted by law. To the extent necessary to provide the same insurance coverage as currently exists, or other coverage no less favorable, Surviving Corporation shall maintain for a period of not less than two years from the Effective Time policies of directors' and officers' liability insurance providing the same coverage, or other coverage no less favorable, as the policies currently maintained by the Company for the benefit of the officers and directors of the Company.

                                 VI. CONDITIONS

              6.01. Conditions to the Obligations of All Parties. The obligations of each party hereto to consummate the Merger are subject to the satisfaction or waiver (in writing) of the following conditions:

                            (a) Absence of Injunctions. There shall be no order
of any court or governmental, administrative or regulatory agency or authority in effect which restrains or prohibits the consummation of the Merger.

                            (b) Shareholder Approval. The holders of a majority
of the shares of Company Common Stock shall have approved the Merger at the Special Meeting.

                            (c) HSR. All applicable waiting periods under the
Hart-Scott-Rodino Act, if applicable, with respect to the Merger shall have expired or been terminated.

                            (d) Financing. The Company (or Newco) shall have
available to it satisfactory financing commitment(s) from (a) Mellon Bank, N.A. pursuant to its offer and Outline of Terms, each dated February 5, 1996, (b) any other reputable banking institution satisfactory to the Special Committee on terms not materially different from those under (a), above, or (c) any other source which is satisfactory to the Special Committee and the terms of which financing are satisfactory to the Special Committee.

                            (e) Appraisal Rights. Dissenting shareholders'
appraisal rights pursuant to Section 262 of the DGCL shall have been perfected by shareholders owning no more than 300,000 shares of Company Common Stock.

                            (f) No Legal Action. No temporary restraining
injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, nor shall any proceeding initiated by the U.S. or any state government or any agency thereof seeking any of the foregoing be pending.

              6.02. Conditions to the Obligations of Newco. The obligations of Newco to consummate the Merger are subject to the satisfaction or waiver (in writing) of the following conditions:

                            (a) Representation and Warranties True. The
representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date (as hereinafter defined) as if made on the Closing Date.

                            (b) Performance of Covenants. The Company shall have
performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it hereunder prior to or on the Closing Date.

                            (c) Certificate. Newco shall have received from the
Company a certificate, signed in the name and on behalf of the Company by the appropriate officers of the Company, as to compliance with the conditions set forth in Section 6.01(b) and in Sections 6.02 (a) and (b).

              6.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (in writing) of the following conditions:

                            (a) Representations and Warranties True. The
representations and warranties of Newco contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as if made on the Closing Date.

                            (b) Performance of Covenants. Newco shall have
performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it hereunder prior to or on the Closing Date.

                            (c) Certificate. The Company shall have received
from Newco a certificate as to compliance with the conditions set forth in Sections 6.03(a) and (b).

                            (d) Opinion of Financial Advisor. The opinion of
Janney referred to in Section 2.08, shall not have been withdrawn prior to the mailing of the Proxy Statement to the Company's shareholders.

                     VII. TERMINATION, AMENDMENT AND WAIVER

              7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the Company:

                            (a) by mutual consent of the Board of Directors of
Newco and the Board of Directors of the Company (acting upon the recommendation of the Special Committee in its sole discretion); or

                            (b) by either Newco or the Company (acting upon the
recommendation of the Special Committee in its sole discretion) if the Merger shall not have been consummated on or before August 31, 1996 (other than as a result of a breach of this Agreement by the party seeking termination); or

                            (c) by Newco or the Company (acting upon the
recommendation of the Special Committee in its sole discretion) if any court of competent jurisdiction in the United States or any other United States federal, state or local governmental body shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable and shall not have resulted from an action by the party seeking termination;

                            (d) by Newco or by the Company (acting upon the
recommendation of the Special Committee in its sole discretion) if either of them shall reasonably determine that an Acquisition Proposal (as defined below) constitutes a Superior Proposal (as defined below); provided, however, that the Company may not terminate this Agreement pursuant to this clause (d) unless (i) ten business days shall have elapsed after delivery to Newco of a written notice of such determination and during such ten business day period the Company shall have fully cooperated with Newco, including, without limitation, informing Newco of the terms and conditions of such Acquisition Proposal and the identity of the person or group making such Acquisition Proposal, (ii) at the end of such ten business day period the Special Committee shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, and (iii) promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal. As used in this clause (d), the term "Acquisition Proposal" means any proposal or offer for, or any expression (by public announcement of otherwise) by any person (other than Newco) of its interest in effectuating any of the following: (i) a tender of exchange offer of 20% or more of the equity of the Company, (ii) a merger, consolidation or other business combination involving the Company, (iii) an acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, the Company. As used in this clause (d), the term "Superior Proposal" means a bona fide, written proposal or offer made by any person or group (other than Newco) to effect any Acquisition Proposal (I) at a per share price higher than $3.60 per share, (II) on terms (including price) which the Special Committee determines in its judgment (based on the advice of independent financial advisors), to be more favorable to the Company and its shareholders than the transactions contemplated hereby, (III) for which any required financing is committed or which, in the judgment of the Special Committee (based on the advice of independent financial advisors), is reasonably capable of being financed by such person, and (IV) which is not otherwise subject to material conditions (other than conditions similar to those contained in Article VI hereof) which, in the judgment of the Special Committee, render recommendation of the Acquisition Proposal undesirable.

                            (e) by Newco or by the Company (acting upon the
recommendation of the Special Committee in its sole discretion) if any person shall have acquired beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder but not including Newco or its shareholders) shall have been formed which beneficially owns, 50% or more of the Common Stock.

                            (f) by Newco or by the Company if the Board of
Directors (acting upon the recommendation of the Special Committee in its sole discretion) determines that it is unable, consistent with its fiduciary duties, to recommend in the Proxy Statement and at the Special Meeting that the shareholders of the Company approve the Merger, in accordance with the provisions of 5.02 hereof.

              7.02. Effect of Termination. In the event of termination of this Agreement by either Newco or the Company as provided above, the Merger shall be deemed abandoned and this Agreement shall forthwith become void and there shall be no liability on the part of any of Newco, Newco or the Company or any of their respective officers or directors, except as set forth in the last sentence of Section 5.01 and in Section 5.03 hereof and except for liability arising from a material breach of this Agreement.

              7.03. Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee in its sole discretion), at any time before or after approval of the Merger by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which reduces the amount of cash into which shares of Company Common Stock are to be converted as provided in this Agreement without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

              7.04. Waiver. Any term or provision of this Agreement (other than the requirement for shareholder approval, or a term or provision that expressly provides otherwise) may be waived in writing at any time by the party which is entitled to the benefits thereof. Any such waiver by the Company must be authorized by the Board of Directors upon the recommendation of the Special

Committee. Any such waiver must be by an instrument in writing signed by the party against whom enforcement is sought.

                            VIII. GENERAL PROVISIONS

              8.01. Non-Survival of Representations, Warranties and Agreements. No representation, warranty or Agreement of Newco or the Company in this Agreement or in any instrument delivered by Newco or the Company pursuant to this Agreement shall survive the Merger, except the agreements set forth in
Article I and in Sections 5.03, 5.04 and 5.07 hereof.

              8.02. Closing. Unless this Agreement shall have been terminated in accordance with the provisions of Article VII hereof and the Merger herein contemplated shall have been abandoned, a closing (the "Closing") will be held as soon as practicable after the Special Meeting, and the obtaining of all consents and approvals and expiration of all waiting periods referred to in
Article VI, at the offices of Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania. At such time (the "Closing Date") and place the documents referred to in Article VI will be exchanged by the parties and, immediately thereafter, the Certificate of Merger will be delivered to the Secretary of State for filing; provided, however, that if any of the conditions provided for in Article VI shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, Subject to Section 7.01 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such modifying party will seek to cause to happen at the earliest practicable date) or waived.

              8.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by telex or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Newco, to:

                                    Robert A. Samans
                                    Scanforms, Inc.
                                    181 Rittenhouse Circle
                                    Keystone Park
                                    P. O. Box 602
                                    Bristol, PA 19007
                                    Facsimile:  215-785-1501

                                    With a copy to:

                                    Stephen P. Lamb, Esquire
                                    Law Offices of Stephen P. Lamb
                                    One Rodney Square
                                    Fifth Floor
                                    Wilmington, DE 19801
                                    Facsimile:  302-984-2497

                           (b)      If to the Company, to:

                                    Scanforms, Inc.
                                    181 Rittenhouse Circle
                                    Keystone Park
                                    P. O. Box 602
                                    Bristol, PA 19007
                                    Attn.:  Emma M. Cocci, Secretary
                                    Facsimile:  215-785-1501

                                    with a copy to:

                                    Wolf, Block, Schorr and Solis-Cohen
                                    Packard Building
                                    12th Floor
                                    Philadelphia, PA  19102
                                    Attn.:  Mark K. Kessler, Esquire
                                    Facsimile:  215-977-2776

              8.04. Publicity. So long as this Agreement is in effect, neither the Company nor Newco shall, or permit any off its Subsidiaries or representatives to, issue or cause the publication or dissemination of any press release or other announcement with respect to the Merger or this Agreement except after consultation with the other party or except as may be required to comply on a timely basis with public disclosure obligations under applicable laws.

              8.05. Miscellaneous. This Agreement, (including the documents and instruments referred to or incorporated herein) (a) constitutes the entire Agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise (except that Newco may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of Subsidiary); and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware without regard to principles of conflicts of law. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.

              8.06. Definitions. The following terms shall have the respective meanings specified in the indicated Sections off the Agreement:

           Term                                            Agreement Section
           ----                                            -----------------
       Acquisition                                          Recitals
       Certificates                                         1.03(b)
       Closing                                              8.02
       Closing Date                                         8.02
       Company                                              Recitals
       Company Common Stock                                 1.02
       Company Financial Statements                         2.04(a)
       Effective Time                                       1.01(a)
       Exchange Act                                         1.02(a)
       Hart-Scott-Rodino Act                                2.02(b)
       Liabilities                                          2.04(b)
       Material Adverse Effect                              2.01
       Merger                                               Recitals
       Merger Consideration                                 1.02(b)
       1995 Annual Report                                   2.01

           Term                                            Agreement Section
           ----                                            -----------------
       DGCL                                                 1.01(b)
       Option Plans                                         1.04
       Paying Agent                                         1.02(b)
       Proxy Statement                                      2.05
       Schedule 13E-3                                       2.05
       SEC                                                  2.04
       Secretary of State                                   1.01(a)
       Special Committee                                    2.08
       Special Meeting                                      5.02
       Subsidiary                                           1.02(a)
       Surviving Corporation                                1.01(a)


                  IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   SCANFORMS, INC.

                                   By: /s/ Joel Jacks
                                      ---------------------------------------
                                      Joel Jacks, Chairman, Special
                                      Committee

                                   SCFM CORP.

                                   By: /s/ Robert A. Samans
                                      ---------------------------------------
                                      Robert A. Samans, President

                                  Schedule 2.02

                                     ANNEX B

                                                              February 15, 1996

Board of Directors
Attention: Independent Director Committee
Scanforms, Inc.
181 Rittenhouse Circle
Bristol, PA 19007

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Scanforms, Inc. (the "Company") in connection with the merger of SCFM Corp., a Delaware corporation formed by the President and a Director of the Company, with and into the Company (the "Merger"). Upon the consummation of the Merger, holders of approximately 2.27 million shares of the Company's common stock will receive cash in the amount of $3.60 per share (the "Merger Consideration") pursuant to the Agreement and Plan of Merger Among SCFM Corp. and Scanforms, Inc. dated February 15, 1996 (the "Merger Agreement"). The President and a Director of SCFM Corp. (the "Management Group") will become the sole stockholders of the Company by virtue of the Merger.

         In rendering our opinion, we have reviewed, among other things: (a) the Merger Agreement; (b) publicly available business and historical financial information relating to the Company, including the 1995 Annual Report of the Company and 10-Q for the quarter ended December 31, 1995; (c) certain financial information and other data provided to us by the Company, that is not publicly available, relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (d) the reported historical market prices and trading volume of the common stock of the Company; (e) selected financial and stock market data for certain other publicly traded companies in lines of business comparable to the Company; and (f) the financial terms of certain other recent mergers and acquisitions of direct mail and commercial printing companies. In addition we held discussions with the management of the Company regarding its business, operating results, financial condition, prospects and the Merger, and undertook other analyses, studies and investigations as we considered appropriate.

         In connection with our review, we have relied, without independent verification, upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion. We have also relied upon the assessment of the management of the Company regarding its business, prospects and the Merger and also assumed that the financial projections of the Company were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We did not undertake any independent valuations or appraisals of the real properties or other assets of the Company, nor were we furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as they exist on, and can be reasonably evaluated as of, the date of this letter.

                                                              Board of Directors
                                                               February 15, 1996
                                                                          Page 2


         Janney Montgomery Scott is acting as the financial advisor to the Company in connection with soliciting and evaluating merger and acquisition opportunities and will receive customary fees upon the completion of the Merger. In addition, in the ordinary course of our securities business we trade the equity securities of the Company for our own account and the accounts of our customers and, therefore, we may from time to time hold a long or short position in such securities.

         We are of the opinion, as of the date of this letter and subject to the foregoing, that the Merger Consideration to be received by the Company's stockholders (other than the Management Group) in connection with the Merger is fair, from a financial point of view, to such stockholders.


                                            Very truly yours,


                                            /s/ Janney Montgomery Scott Inc.
                                            ----------------------------------
                                            Janney Montgomery Scott Inc.

                                     ANNEX C

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

Section 262.  Appraisal rights

              (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

              (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, Section 252, Section 254,
Section 257, Section 258, Section 263 or Section 264 of this title:

                 (l) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

              (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

              (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to Sections 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

              (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

              (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

              (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

              (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

              (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

              (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

              (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

              (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.